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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of New Frontier Media, Inc.:

        We hereby notify you that the annual meeting of shareholders of New Frontier Media, Inc., a Colorado corporation (the "Company"), will be held on August 25, 2008 at 9:00 a.m. (Pacific Daylight Time), at the Viceroy Santa Monica, 1819 Ocean Avenue, Santa Monica, California 90401 for the following purposes:

  •
  to elect six directors to the board of directors to hold office until our next annual meeting of shareholders and until their successors are elected;

  •
  to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for our fiscal year ending March 31, 2009; and

  •
  to transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. The board of directors has fixed the close of business on July 10, 2008 as the record date for determining those shareholders who are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. You or your agent may after proper written demand examine a list of the shareholders of record as of the close of business on July 10, 2008 for any proper purpose beginning two business days after the date hereof at the offices of the Company located at 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. The list will also be made available for inspection at the meeting.

YOUR VOTE IS IMPORTANT

        Even if you plan to attend the meeting, please sign, date, and return the enclosed proxy card in the envelope provided so that your vote will be counted if you later decide not to attend the meeting. No postage is required if the proxy card is mailed in the United States.

By order of the board of directors,

Michael Weiner Chief Executive Officer and Secretary

Boulder, Colorado
July 28, 2008

 7007 WINCHESTER CIRCLE, SUITE 200
BOULDER, COLORADO 80301
(303) 444-0900

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT PROXY SOLICITATION

        This proxy statement is being furnished to holders of shares of common stock, $.0001 par value per share, of New Frontier Media, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies on behalf of the board of directors of the Company for use at the annual meeting of shareholders to be held on August 25, 2008 at 9:00 a.m. (Pacific Daylight Time), at the Viceroy Santa Monica, 1819 Ocean Avenue, Santa Monica, California 90401, and at any adjournment or postponement of the meeting. The purpose of the meeting and the matters to be acted on are stated in the accompanying notice of annual meeting of shareholders. The board of directors knows of no other business that will come before the meeting.

        The notice of annual meeting, proxy statement, and proxy card are being mailed to shareholders on or about July 28, 2008. The Company will bear the cost of its solicitation of proxies. The original solicitation of proxies by mail may be supplemented by personal interview, telephone, or facsimile by the directors, officers, or employees of the Company, who will receive no additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and the Company will reimburse those custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

        The board of directors is soliciting votes FOR each of the Company's nominees for election to the board of directors, and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm.

INFORMATION ABOUT VOTING

Q:	Why am I receiving these materials?
A:	The board of directors is providing these proxy materials for you in connection with the Company's annual meeting of shareholders, which is scheduled to take place on August 25, 2008. As a shareholder of record as of July 10, 2008, you are invited to attend the annual meeting and to vote on the items of business described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and executive officers, and other required information, including the Company's summary annual report attached as Appendix A.
Q:	What matters will be considered and voted on at the annual meeting?
A:	The items scheduled to be voted on at the annual meeting are the (1) election of directors; and (2) ratification of the audit committee's selection of the independent auditors for our fiscal year ending March 31, 2009. We will also consider any other business that properly comes before the annual meeting.

Q:	How does the board of directors recommend that I vote?
A:	The board of directors recommends that you vote your shares FOR each of the nominees to the board on the proxy card included with this proxy statement, and FOR ratification of the audit committee's selection of the independent auditors.
Q:	What shares can I vote?
A:	You may vote or cause to be voted all shares of common stock owned by you as of the close of business on July 10, 2008, the record date. These shares include (1) shares held directly in your name as a shareholder of record; and (2) shares held for you, as the beneficial owner, through a broker or other nominee, such as a bank.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A:	Most shareholders of the Company hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those beneficially owned.

If your shares are registered directly in your name with the Company's transfer agent, Corporate Stock Transfer, Inc., you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly as described herein or to vote in person at the meeting. The board of directors has enclosed a proxy card for you to use to grant a voting proxy to the named proxies.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain from the broker or nominee that holds your shares a valid proxy giving you the right to vote the shares. Your broker or nominee should have enclosed or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.
Q:	May I attend the annual meeting?
A:	You are entitled to attend the annual meeting only if you were a shareholder of the Company as of the close of business on July 10, 2008, or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a record holder but hold shares beneficially through a broker or nominee (that is, in "street name"), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to July 10, 2008, a copy of the voting instruction card provided by your broker or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting. The annual meeting will begin promptly at 9:00 a.m. (Pacific Daylight Time). Check-in will begin at 8:00 a.m. You should allow ample time for the check-in procedures.
Q:	How can I vote my shares in person at the annual meeting?
A:	You may vote by ballot in person at the annual meeting any shares that you hold as the shareholder of record. You may only vote in person shares held in street name if you obtain from the broker or nominee that holds your shares of record a valid proxy giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?
A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may, without attending the meeting, direct how your shares are to be voted. If you are a shareholder of record, you may cause your shares to be voted as you instruct by granting a proxy to the proxies named herein. If you hold shares in street name, you may cause your shares to be voted as you instruct by submitting voting instructions to your broker or nominee. Each record holder of the Company's common stock may appoint a proxy by completing, signing, and dating a proxy card and mailing it in the accompanying pre-addressed envelope. Each shareholder who holds shares in street name may vote by mail by completing, signing, and dating a voting instruction card provided by the broker or nominee and following the other instructions of your broker or nominee.
Q:	Can I change my vote?
A:	You may change your vote at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold beneficially, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. You may also change your vote by sending a written notice of revocation to Mr. Michael Weiner, Chief Executive Officer and Secretary, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.
Q:	Can I revoke my proxy?
A:	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, notify our corporate secretary in writing, or deliver to our corporate secretary a duly executed proxy bearing a later date. You may also revoke your proxy by appearing at the meeting in person and voting your shares. Attendance at the meeting will not, by itself, revoke a proxy.
Q:	Who can help answer my questions?
A:	If you have any questions about the annual meeting or how to vote or revoke your proxy, or if you need additional copies of this proxy statement or voting materials, you should contact Mr. Marc Callipari, General Counsel, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, (303) 444-0900; mcallipari@noof.com.
Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the six nominees or you may direct your vote to be WITHHELD with respect to one or more of the six nominees. With respect to ratification of the selection of our independent auditors, you may vote FOR or AGAINST or ABSTAIN from voting. If you ABSTAIN, it has the same effect as a vote AGAINST Proposal two. If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (FOR all of the nominees, FOR ratification of the selection of our independent auditors, and in the discretion of the proxy holders on any other matters that properly come before the meeting). If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

Q:	What is a quorum and why is it necessary?
A:	Conducting business at the meeting requires a quorum. The presence, either in person or by proxy, of the holders of one-third of the Company's shares of common stock outstanding on July 10, 2008 is necessary to constitute a quorum. Abstentions are treated as present for purposes of determining whether a quorum exists. Broker non-votes (which would result when your shares are held in "street name" and you do not instruct the nominee how to vote your shares on non-discretionary matters, none of which are expected to be considered at the meeting) are not relevant in determining whether a quorum is present at the meeting.
Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, the six nominees receiving the highest number of FOR votes at the annual meeting will be elected. Accordingly, withheld votes and broker non-votes have no effect on the election of any nominee. You do not have the right to cumulate your votes.

Ratification of the selection of the independent auditors requires the affirmative FOR vote of a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. Accordingly, abstentions on this proposal will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive.
Q:	Where can I find the voting results of the annual meeting?
A:	We expect to announce preliminary voting results at the annual meeting and will publish final results in our Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2008.
Q:	What happens if additional matters are presented at the annual meeting?
A:	Other than the items to be considered at the meeting as described in this proxy statement, we are not aware of any other item to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Weiner, Chief Executive Officer and Secretary, and Marc Callipari, General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director at the meeting, the persons named as proxy holders will vote your proxy for any one or more other candidates nominated by the board of directors to replace such candidate or candidates.
Q:	How many shares are outstanding and how many votes is each share entitled?
A:	Each share of the Company's common stock issued and outstanding as of the close of business on July 10, 2008, the record date, is entitled to one vote on all items being voted at the annual meeting. On the record date, 23,391,778 shares of common stock were issued and outstanding.
Q:	Who will count the votes?
A:	One or more inspectors of election will tabulate the votes. We expect that each inspector of election will be a representative of the Company's transfer agent, Corporate Stock Transfer, Inc.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to anyone else, except (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; or (3) to facilitate a successful proxy solicitation.
Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:	The board of directors is making this solicitation on behalf of the Company, which will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. Certain of our directors, officers, and employees, without any additional compensation, may also solicit your vote in person, by telephone, or by electronic communication. On request, we will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.
Q:	May I propose actions for consideration at next year's annual meeting of shareholders?
A:	You may submit proposals for consideration at future shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for the annual meeting next year, however, the written proposal must be received by the Company no later than March 30, 2009. Such proposals also will need to comply with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Any shareholder proposals submitted to us for consideration at our 2009 annual meeting but that are not submitted for inclusion in our proxy statement and related form of proxy must be delivered to our corporate secretary at our principal executive offices on or prior to June 13, 2009. Proposals delivered to us after that date will be considered by us to be untimely and not eligible for proper consideration at the 2009 annual meeting of shareholders.

 PROPOSAL ONE
ELECTION OF DIRECTORS

        The board of directors, based on the recommendation of its nominating committee, has nominated for election as director each of the individuals identified below, all of whom are incumbent directors. The board of directors recommends that you vote your shares FOR the election of each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Michael Weiner	67	Chief Executive Officer, Secretary and Chairman	1995
Melissa Hubbard(2)	49	Director	2002
Alan Isaacman(3)	66	Director	1999
David Nicholas(2)	53	Director	2002
Hiram J. Woo(1)(2)	73	Director	2001
Walter Timoshenko(1)(3)	45	Director	2007

(1)
Member of the compensation committee

(2)
Member of the audit committee

(3)
Member of the nominations committee

        It is the intention of the persons named in the accompanying proxy card to vote all shares of common stock for which they have been granted a proxy FOR the election of each of the nominees, each to serve as a director until the next annual meeting of shareholders and until his or her successor shall have been duly elected and qualified. All the nominees have consented to being named in this proxy statement and to serve as a director if elected. At the time of the annual meeting, if any of the nominees named above is not available to serve as director (an event that the board of directors does not currently have any reason to anticipate), all proxies will be voted for any one or more other persons that the board of directors nominates in lieu of the unavailable nominee. The board of directors believes that it is in the best interests of the Company to elect of the above nominees.

INFORMATION ABOUT THE NOMINEES

        Stated below is the principal occupation of each nominee, the business experience of each nominee for at least the past five years, and certain other information relating to the nominees.

         MICHAEL WEINER.    Mr. Weiner was appointed President of New Frontier Media, Inc. in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded the Company in 1995. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of the Company. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the Company's seven television networks. Mr. Weiner's experience in entertainment and educational software began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroad Interactive's award winning releases were titles such as Multimedia Dogs, Multimedia Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages. Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a

UK-based book publishing concern. Prior to this, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the southeast and northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million.

         MELISSA HUBBARD.    Since 2004, Ms. Hubbard has served as outside general counsel to several investment banking and technology-related companies based in Colorado, California and New York, advising them on corporate, securities, licensing, compliance, employment, real estate, and franchise issues. In addition, since the early 1990's she has served as either an arbitrator or mediator in over 200 cases administered by the American Arbitration Association and the Financial Industry Regulatory Authority (FINRA). Ms. Hubbard has also been appointed to numerous special arbitration panels set up by the Federal Trade Commission, the Federal Communications Commission, and the Securities and Exchange Commission. From 2001 until 2004, Ms. Hubbard served as a partner in the business law group of Berenbaum, Weinshienk & Eason, LLC, in Denver, Colorado and as Senior Vice President and General Counsel of Keating Investments, LLC, a broker-dealer firm in Denver, Colorado, specializing in reverse merger transactions. From 1992 through June 2001, Ms. Hubbard served as Senior Vice President and General Counsel of Daniels & Associates, L.P., and an advisor to its executive committee. Located in Denver, Colorado, Daniels & Associates, L.P. is a leader in mergers-and-acquisitions and financial services to the cable, telecommunications, media, and internet industries worldwide. Prior to that, she was a partner in the corporate/securities group of Holland & Hart, L.L.P., one of the largest Denver, Colorado based law firms in the Rocky Mountain region. She is currently the chair of the Colorado Bar Association Communications Law Section. She received her A.B. with high honors from Stanford University in 1980 and attended Georgetown Law School and the University of Colorado Law School, from which she received her J.D. in 1983.

         ALAN ISAACMAN.    Since 1993, Mr. Isaacman has been a senior member of Isaacman, Kaufman & Painter, P.C., a Los Angeles, California law firm. Mr. Isaacman is a renowned litigation attorney representing general corporate clients as well as clients from the media and entertainment industries. He is considered an expert on First Amendment rights and has experience in areas of copyright, antitrust, securities, right to privacy, and general entertainment law. Mr. Isaacman has successfully defended clients on First Amendment cases throughout the judicial system up to and including the Supreme Court of the United States. Mr. Isaacman received his undergraduate degree at Penn State University and received his law degree from Harvard University Law School. He is a Fellow of the American College of Trial Lawyers and is included in the Best Lawyers in America.

         DAVID NICHOLAS.    Since April 2008, Mr. Nicholas has served as Vice President of Sales for the CATV Division of Symmetricom, Inc. (Nasdaq: SYMM), a supplier of timing and synchronization hardware, software and services for the telecommunications, government and enterprise markets. From November 2006 to April 2008, Mr. Nicholas served as Vice President/General Manager of BigBand Networks, a privately held company specializing in developing innovative solutions that allow cable television operators to deliver enhanced video. From March 2005 to November 2006, Mr. Nicholas was the Senior Vice President of Strategic Sales for Xtend Networks, a division of Vyyo, Inc., an Atlanta, Georgia based provider of solutions that expands bandwidth of hybrid fiber coax networks. From February 2004 until March 2005, Mr. Nicholas was Vice President of Sales for N2 Broadband, Inc., a provider of open-platform solutions that allow cable network operators and content providers to offer on-demand services like video-on-demand ("VOD"). From January 2000 until February 2004, Mr. Nicholas was Vice President of Worldwide Sales for Concurrent Computer Corporation ("Concurrent"). In that position, he was responsible for creating and implementing VOD business strategies, overseeing sales and support services, and negotiating contracts with Concurrent's major customers, such as Comcast Corporation, Time Warner, Inc., and Charter Communications, Inc. Prior to joining Concurrent, Mr. Nicholas was Executive Vice President of the Industrial Systems Division of

Pioneer Electronics Corporation from 1995 to 1999, where he played a lead role in securing a major contract with Time Warner, Inc. to supply its digital set top boxes.

        On July 15, 2008, the Company's board of directors removed Mr. Nicholas from its compensation committee and fined him $10,000 after Mr. Nicholas informed the Company that he had purchased in the open market shares of the Company's common stock inadvertently outside of an open trading window under the Company's Corporate Trading Policy, a violation of that policy and, therefore, the Company's Code of Business Conduct and Ethics. Mr. Nicholas informed the Company that he did not realize the trading window was closed when he purchased the shares. Mr. Nicholas, a non-employee director, further informed the Company that he acquired the shares, which decreased in value after the purchase, in order to satisfy the Company's requirement that each non-employee director purchase in quarterly installments in the open market (subject to the Company's Corporate Trading Policies and general securities laws) an aggregate of $40,000 of common stock each year.

         HIRAM J. WOO.    Since February 2004, Mr. Woo's major emphasis has been the resumption of his position as President of Regal Financial & Development Corporation, a real estate development and planning firm. However, during the period of February 2004 through April 2005, Mr. Woo also served part-time as the Chief Executive Officer, President, and director of Consolidated Food Service Corporation, an owner and operator of a small chain of steakhouse restaurants in northern California. From 1997 through 2002, Mr. Woo was President and director of Steakhouse Partners, Inc., an operator of 65 full-service steakhouse restaurants located in 11 states. From 1985 through 1996, Mr. Woo was President of Regal Financial & Development Corporation. While at Regal Financial & Development Corporation, Mr. Woo was responsible for acquisitions, feasibility analyses, financing, and the overall coordination of all development and construction projects with an emphasis on residential single-family homes and multiple residential units. Mr. Woo managed over $300 million of real estate development projects in the western United States under this entity. Mr. Woo has wide experience in accounting, taxes, and management advisory services, actively practicing in his mid-size CPA firm for a period of ten years. Mr. Woo graduated from the University of California, Berkeley, with a Bachelor of Science Degree in Accounting and Finance and is a licensed Certified Public Accountant in California.

         WALTER TIMOSHENKO.    Since May 2002, Mr. Timoshenko has served as the Chief Marketing Officer at Weiser LLP, a national accounting firm, overseeing the marketing, communications, and research departments and serving as an advisor on strategic marketing issues. Mr. Timoshenko also is an associate of the American Bar Association, teaching courses and holding seminars and training sessions on strategic marketing, negotiating, and networking. In 2002, Mr. Timoshenko developed the Annual Firm Marketing Forum for the American Institute of Certified Public Accountants and has since its inception served as its chair. Prior to Weiser LLP, Mr. Timoshenko served as Director of Marketing at a leading media and entertainment law firm on the east coast and as a Director of Marketing & Practice Development at a leading regional accounting and consulting firm, and has held management positions with Levine Huntley Vick & Beaver Advertising Agency. Mr. Timoshenko graduated summa cum laude from St. John's University.

DIRECTOR INDEPENDENCE

        No director or executive officer of the Company is related to any other director or executive officer. None of the Company's officers or directors hold any directorships in any other public company. A majority of the Company's board members are independent in compliance with the applicable listing standards of The Nasdaq Stock Market, LLC ("Nasdaq"). The independent directors and nominees are Ms. Hubbard and Messrs. Isaacman, Nicholas, Woo, and Timoshenko.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

        The members of the audit committee are Melissa Hubbard (Chair), David Nicholas, and Hiram Woo. The Company's board of directors has determined that each of the members of its audit committee are independent and that Mr. Woo is an "audit committee financial expert" within the meaning of the regulations of the Securities and Exchange Commission and the applicable rules of Nasdaq.

        The purpose of the audit committee is to assist the board of directors in its oversight of the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company's internal audit function and the independent auditors. The audit committee, in performing its functions, among other things (i) oversees the work and compensation of the independent auditor, (ii) reviews the scope of the independent auditor's audit examination, including its engagement letter, prior to the annual audit, and reviews and approves the audit fees agreed upon and any permitted non-audit services to be provided by the independent auditors, (iii) recommends to the board of directors the retention or replacement of the independent auditors, which reports solely and directly to the audit committee, and (iv) reviews and approves the internal corporate audit staff functions. The formal report of the audit committee for fiscal year 2008 is set forth under the caption "Report of the Audit Committee" in Proposal Two.

        The audit committee has adopted a formal written charter, a current copy of which is available on the Company's web site at www.noof.com, in the Investor Relations portion of the site.

Compensation Committee

        The members of the compensation committee are Hiram Woo and Walter Timoshenko, each of whom is independent under the applicable rules of Nasdaq. This committee determines, approves, and reports to the board of directors on all elements of compensation of our executive officers. To assist the compensation committee with its responsibilities, it retained in 2006 the services of Mercer Human Resource Consulting, which was tasked with providing the compensation committee with an analysis regarding and comparative market data for similarly sized and situated companies for executive officer compensation, as well as internal benchmarks for and a historical analysis of the Company's executive officer compensation. The Company also engaged the services of The Altman Group, a firm providing corporate governance consulting services, to assist the compensation committee with terms to be provided in the Company's 2007 Stock Incentive Plan. A discussion of the role of the consultants in determining executive and director compensation is included under the caption Compensation Discussion and Analysis below. The role of executive officers in the compensation process is described under the caption Compensation Discussion and Analysis below. The compensation committee also has the power to prescribe, amend, and rescind rules relating to the Company's stock incentive plans, to grant options and other awards under the 2007 Stock Incentive Plan, and to interpret and otherwise administer the stock incentive plans. The compensation committee also is responsible for providing its report regarding the Company's Compensation Discussion and Analysis that is to be included in the Company's annual report on Form 10-K and proxy statement, which report is included herein under the caption Compensation Committee Report, for reviewing and monitoring succession plans for the chief executive officer and the Company's other executive officers, and for reviewing appropriate insurance coverage for directors and officers.

        The compensation committee may delegate its authority to one or more subcommittees of the compensation committee, but does not have the authority to delegate any of its authority regarding the consideration and determination of executive officer and director compensation unless the subcommittee is comprised solely of two or more outside directors. There is currently no subcommittee of the compensation committee.

        The compensation committee operates under a formal written charter that governs its duties and standards of performance. A current copy of the charter is available on our website at www.noof.com, in the Investor Relations portion of the site.

Nominations Committee

        The nominations committee members are Alan Isaacman (Chair) and Walter Timoshenko, each of whom is independent under the applicable rules of Nasdaq. This nominations committee performs, among others, the following functions:

  •
  It considers, and recommends to the board of directors, individuals for election as directors;

  •
  It recommends to the board of directors individuals for appointment on committees of the board of directors;

  •
  It makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee; and

  •
  Such other duties or responsibilities expressly delegated to the nominations committee by the board of directors relating to the nomination of board or committee members.

        Candidates for director should have certain minimum qualifications, including the ability to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The committee retains the right to modify these minimum qualifications from time to time.

        In evaluating an incumbent director whose term of office is set to expire, the nominations committee reviews such director's overall service to the Company during such director's term, including the number of meetings attended, level of participation, quality of performance, and any transactions with the Company engaged in by such director during his or her term. In instances where it may be necessary to select a new director nominee, the nominations committee would use its network of contacts to compile a list of potential candidates, engage the assistance of a professional search firm to assist it in the identification of qualified candidates if appropriate under the circumstances, and consider nominees recommended by our shareholders. The nominations committee does not distinguish between nominees recommended by our shareholders and those recommended by other parties. The nominations committee would thereafter determine whether a nominee would be independent for purposes of Nasdaq and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, would qualify as a non-employee director under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, would be deemed an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and would satisfy the applicable criteria for an audit committee financial expert. The nominations committee would then meet to consider the candidates and their respective qualifications, ultimately choosing an appropriate candidate by majority vote.

        Shareholders wishing to recommend candidates for election to the board of directors by the nominations committee at an annual meeting must do so by giving written notice to: Chair of the Nominations Committee, New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. Any such notice must, for any given annual meeting, be delivered to the chair not less than 120 days prior to the date of the preceding year's proxy statement used for the annual meeting. The notice must state (1) the name and address of the shareholder making the recommendation; (2) the name, age, business address, and residence address of each person recommended; (3) the principal occupation or employment of each person recommended; (4) the class and number of shares of the Company's common stock that are beneficially owned by each person recommended and by the recommending shareholder; (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended; and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of the Company if elected.

        In considering any person recommended by one of the Company's shareholders, the nominations committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors. Any shareholder nominee recommended by the nominations committee and proposed by the board of directors for election at the next annual meeting of shareholders will be included in the Company's proxy statement for that annual meeting.

        The nominations committee operates under a formal written charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.noof.com, in the Investor Relations portion of the site.

BOARD AND COMMITTEE MEETINGS

        During the Company's fiscal year ended March 31, 2008, the board of directors held four meetings, the compensation committee held seven meetings, the audit committee held six meetings and the nominations committee held one meeting. In addition, the independent members of the board of the directors held four meetings in executive session. None of the Company's incumbent directors attended less than 75% of the board meetings or meetings of the board committees on which he or she served during the last completed fiscal year.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        The Company's directors are encouraged, but not required, to attend the annual meeting of shareholders. All of our directors attended the 2007 annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Shareholders may direct any communications intended for the board of directors to the Company's general counsel, Marc Callipari, Esq., at mcallipari@noof.com, by facsimile to (303) 444-0848, or by mail to New Frontier Media, Inc., 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

        This centralized process assists the board of directors in reviewing and responding to shareholder communications in an appropriate manner. If a shareholder wishes to direct any communication to a specific board member, the name of that board member should be noted in the communication. The board of directors has instructed the Company's general counsel to forward shareholder correspondence only to the intended recipients, and has also instructed the general counsel to review all shareholder correspondence and, in the general counsel's discretion, refrain from forwarding any items deemed to be of a commercial or frivolous nature or otherwise inappropriate for the board of directors' consideration. Any such items may be forwarded elsewhere in the Company for review and possible response. This process has been approved by a majority of our independent directors.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Name	Fees Earned or Paid in Cash($)(1)	Option Awards ($)(2)	Total ($)
Alan Isaacman	$80,125	$42,651	$122,776
Melissa Hubbard	$77,000	$42,651	$119,651
Walter Timoshenko	$71,250	$—	$71,250
David Nicholas	$89,625	$42,651	$132,276
Hiram Woo	$83,750	$42,651	$126,401

(1)
Company directors who are employees are not compensated for their service as director. For the period from April 1, 2007 until August 24, 2007 of the fiscal year ended March 31, 2008, Company directors who were not also Company employees were reimbursed for reasonable travel expenses related to attendance at board meetings and were paid $7,500 following attendance of each regular meeting of the board of directors, $500 following attendance at each special meeting of the board of directors, and $1,000 following attendance at each meeting of any committee on which they served. In addition, the Company awarded each of the non-employee directors 100,000 non-qualified stock options to purchase shares of the Company's common stock, exercisable at fair market value, for his or her first year of service as a director and 25,000 additional options for each successive term. Commencing immediately after the annual meeting of shareholders held on August 24, 2007, and in lieu of the above-described compensation amounts and option grants, each non-employee director began receiving for general board services, including attendance at regular and special meetings of the board of directors, fixed annual compensation in the amount of $80,000, payable in equal quarterly installments. Within three months of receipt of each monthly installment, each such director is obligated to purchase in the open market, subject to our corporate trading policies and general securities laws, shares of common stock of New Frontier Media, Inc. having a dollar value equal to at least 50% of the amount of each such quarterly installment. The shares of common stock purchased by each such director pursuant to this director compensation arrangement must be retained by such director for so long as he or she remains a member of our board of directors. Each director who serves on a board of directors committee also receives annual compensation in the amount of $7,500 for each committee, and the chairman of each committee receives, on an annual basis, an additional $2,500. The Company also reimburses all reasonable expenses incurred by each of our directors in connection with his or her services as a member of our board of directors.

(2)
Each non-employee director who was elected at our annual shareholder meeting held on August 15, 2006 received a grant of 25,000 options, which vested over one year. The option award amounts included in the table represent the compensation expense the Company recognized for the options in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share Based Payment," and do not represent cash payments made to the individuals or amounts actually realized.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules of the Securities and Exchange Commission require our directors and executive officers and beneficial owners of more than 10% of our common stock to file reports, within specified time periods, indicating their holdings of and transactions in our common stock and derivative securities. Based solely on a review of such reports provided to us and written representations from such persons regarding the necessity to file such reports, we are not aware of any failures to file reports or report transactions in a timely manner during our fiscal year ended March 31, 2008, except that with respect to Mr. Nicholas one Form 4 reporting one transaction was filed late.

CORPORATE GOVERNANCE

        The Company operates according to a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with those responsibilities and standards. The Company regularly monitors developments in the area of corporate governance and will continue to monitor developments and make adjustments from time to time to ensure compliance in this area. Information regarding our corporate governance that is not provided below is described elsewhere in this proxy statement.

Corporate Governance Guidelines

        The Company has adopted Corporate Governance Guidelines that are intended to promote the functioning of the board of directors and its committees and to set forth, among other things, the duties, responsibilities and qualifications of the members of the board of directors. A copy of the Corporate Governance Guidelines is available on our website at www.noof.com, in the Investor Relations portion of the site.

Code of Ethics

        All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of the Company's website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules of The Nasdaq Stock Market, LLC. Violations of either code of ethics may be reported anonymously to the Company's audit committee through a link in the Investor Relations section of our website at www.noof.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain, and motivate superior executive talent and to align their interests with those of our shareholders and support our growth and profitability. Consistent with those purposes, our compensation philosophy embodies the following principles:

  •
  the compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals, and provide for consequences for underperformance;

  •
  compensation should reflect differences in position and responsibility;

  •
  compensation should be comprised of a mix of cash and equity-based compensation that aligns the short- and long-term interests of our executives with those of our shareholders; and

  •
  the compensation program should be understandable and transparent.

        In structuring a compensation program that implements these principles, we have developed, with the assistance of an executive compensation consulting firm, Mercer Human Resource Consulting, the following objectives for our executive compensation program:

  •
  overall compensation levels should be competitive and should be set at levels necessary to attract and retain talented leaders and motivate them to achieve superior results;

  •
  a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals;

  •
  total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating and financial goals and strategic initiatives;

  •
  the number of different elements in our compensation program should be limited, and those elements should be understandable and effectively communicated to executives and shareholders; and

  •
  compensation should be set at levels that promote a sense of equity among all employees and appropriate stewardship of corporate resources, while giving due regard to our industry and any premiums that may be necessary in order to attract top talent at the executive level.

        Our compensation committee engaged Mercer Human Resource Consulting in 2006 to assist it in confirming that the pay-for-performance objectives of our executive compensation program were effective and modifying our compensation program to the extent necessary to promote enhanced implementation of our compensation philosophy and principles. In its report to the committee, Mercer compared the compensation paid to our executive officers to two peer groups, one comprised of 12 publicly-held companies and the other 10 publicly-held companies, to assist us in ascertaining where our historical compensation practices were relative to market levels. Comparisons were made to a primary peer group of similarly sized companies in the entertainment and media industry (excluding book and magazine publishers), and to a secondary peer group of similarly sized, highly profitable companies exhibiting financial performance similar to ours (regardless of industry). The primary peer group was comprised of the following companies: WPT Enterprises Inc.; Private Media Group Inc.; NTN Buzztime Inc.; Outdoor Channel Holdings Inc.; DG FastChannel, Inc.; Regent Communications Inc.; 4Kids Entertainment Inc.; Image Entertainment Inc.; Beasley Broadcast Group Inc.; Tivo Inc.; Crown Media Holdings Inc.; and Lodgenet Interactive Corp. The secondary peer group was comprised of the following companies: Utah Medical Products Inc.; Anika Therapeutics Inc.; Cherokee Inc.; Corillian Corp.; Kensey Nash Corp.; Catapult Communications Corp.; Landauer Inc.; Value Line Inc.; Young Innovations Inc.; and Imergent Inc. Mercer's quantitative benchmarking analyses for these purposes included comparisons of executive base salary compensation, total cash compensation (base salary plus bonus), and total direct compensation (total cash compensation plus long-term incentive awards), as well as short- and long-term incentive targets and relative dilution levels for such awards, during 2005 and 2004. We believe Mercer's analysis as provided in its report supports our conclusion that our historical pay-for-performance objectives were effective, but could be improved.

        Because our financial performance was consistently in the top quartile of the peer groups for all of the measured metrics other than sales (measured metrics were sales, EBITDA, net profit margin (net of extraordinary items), return on equity, and total shareholder return) and because of Mercer's perception that executive officers in our industry would likely require compensation premiums, Mercer anticipated that the total cash compensation for our executives would also be in the top quartile of the peer companies. And, with respect to our executives as a group, aggregate historical total cash compensation was consistent with the 75% level. The aggregate historical base salary compensation and total direct compensation for the group was, however, below the 75% level. In fact, the aggregate compensation for the group in those categories was at or only modestly above the market median.

        Improvements recommended by Mercer in its report included that we adopt formal short- and long-term incentive targets for our executive officers. In that regard, Mercer noted that the historical long-term incentive levels for our president and chief financial officer were above the 75% level in relation to our peer groups, and that their long-term incentive share of total direct compensation was higher than that of the peer groups. Significantly, our chief executive officer had not received in the three years prior to the report any long-term incentive awards, which reduced the total direct compensation percentage level of our executive officers as a group. As a result, our dilution levels relative to long-term incentive compensation awarded to our executives was below our peer median. As discussed below, based in part on Mercer's recommendation, we have adopted objective, long-term incentive targets for our executives to enhance our executive compensation practices.

        All decisions regarding compensation of our executive officers have been made by our compensation committee and ratified by our full board of directors.

Elements of Executive Compensation

        Our executive compensation program is comprised of base salary, performance-based cash bonuses, long-term equity incentive awards, perquisites, and post-employment compensation arrangements. These elements of compensation are supplemented by the opportunity to participate in benefit plans that include employer matching contributions and are generally available to all of our employees, such as our 401(k) plan.

        Prior to our fiscal year ended March 31, 2008, we believed, based upon the Mercer report and other factors, that the amount of equity-based compensation paid by us to our executive officers, and in particular to our chief executive officer, had been low. Under our 2007 Stock Incentive Plan that was adopted at last year's annual meeting of shareholders, the equity-based compensation component of executive compensation increased for our executive officers, making a larger portion of their annual total direct compensation dependent on long-term stock appreciation. We believe that a larger share of executive compensation to be based on equity incentives should further align the executive officers' goals with those of our shareholders and encourage long-term retention and operational and financial success.

Base Salary

        We provide our executive officers with a base salary under negotiated employment agreements to provide them with a fixed amount of compensation for services rendered during a fiscal year. We believe this is consistent with competitive practices and will help assure our retention of, and attract from time to time as needed and in light of our industry, new, qualified leadership in those positions. We intend to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience, taking into consideration changes from time to time in the consumer price index and whether competitive adjustments are necessary to assure retention. Consideration is also given, in each case, to the historical results achieved by each executive and the Company during each executive's tenure, to whether each executive is enhancing the team oriented nature of the executive group, to the potential of each executive to achieve future success, and to the scope of responsibilities and experience of each executive. In addition, evaluations are made regarding the competencies of each executive officer that are considered essential to our success. In furtherance and as a result of the foregoing objectives and considerations, we agreed to maintain the base salaries of our executive officers at current levels through March 31, 2009 (2010 in the case of the chief information officer), subject to the compensation committee's discretion to increase from time to time such base salaries.

        The compensation committee evaluated the historical performance of our executive officers and considered the compensation levels and programs at the peer group companies included in the Mercer report before (1) recommending to the full board an increase in the base salaries of our executive officers as reflected in the November 2006 employment agreement extensions and (2) determining to recommend to the full board of directors no increases in base salaries for the executive officers through March 2009 (2010 in the case of the chief information officer). Relative to the base salaries paid to the executive officers at the peer group companies included in the Mercer report, under the employment agreements our executive officers' base salaries other than our president's are below the 75th percentile. Our president's base salary is in the top quartile under his agreement because of, among other things, the importance of his role to our success as an enterprise, the difficulty we would experience in finding a comparable replacement, the significant role he plays in maintaining and expanding our relationships with our major customers and also with managing our relationship with investors and the market generally, and because of perceived competitive pressures in the marketplace in particular at the time of the extension of his employment agreement.

Performance-Based Cash Bonus Incentives

        Our rationale behind performance-based cash incentive compensation is rooted in our desire to encourage achievement of goals established for our short- and long-term financial and operating results, and to reward our executive officers for consistent or exceptional performance in achieving or assisting us in achieving or exceeding such goals. Bonus opportunities for our chief executive officer, our president and our chief operating officer are based one-third, one-half and one-quarter, respectively, on the achievement of performance based criteria established within 90 days after the beginning of each fiscal year by our compensation committee, with the remaining percentages of available bonus opportunities being determined in the discretion of the compensation committee based on each executive officer's individual performance as measured against objective and subjective criteria established by the compensation committee at the time of the bonus award. Our other continuing named executive officers are eligible only for discretionary bonuses as may be determined by the compensation committee. We offer performance based bonuses to those continuing named executive officers who are believed to have the most direct impact on the Company's performance each year, and in percentages indicating the impact each such executive officer is expected to make relative to the other officers in that respect. And, in the case of our chief executive officer, the compensation committee believes it is important to maintain discretion over the largest portion of his bonus opportunity to ensure that that portion of the bonus is paid only if his contributions are perceived by the compensation committee to have directly impacted the Company's performance in a particular year. Our continuing named executive officer bonus opportunities are capped as provided below under the caption "Executive Compensation—Employment Contracts of Named Executive Officers".

        For the fiscal year ended March 31, 2008 and the fiscal year ending March 31, 2009, the performance-based objective bonus criteria as established by our compensation committee was and will be based upon increases in the following financial categories: (1) revenue; (2) cash flow from operations; (3) earnings per share; and (4) share price. Each category is given equal weight in the determination of whether the full bonus opportunity is achieved, with each comprising 25% of the performance bonus based target. No discretion is exercised to increase or decrease payouts with respect to that portion of any bonus that is based on pre-established, objective performance criteria. No performance based bonuses were awarded for the fiscal year ended March 31, 2008 because none of the performance criteria were satisfied. The targeted percentage increases for each of the categories was established at the same levels for fiscal year 2009 as they were for fiscal year 2008, which, as evidenced by the lack of payout in fiscal year 2008, indicates the level of difficulty the executive officers are expected to experience in order to achieve the performance based criteria. Although the compensation committee does not use a fixed formula in determining discretionary annual incentive bonuses, it does link them to financial objectives of importance to us, including revenue and earnings growth, return on invested capital, and creation of shareholder value. The compensation committee focuses on individual performance, which enables it to differentiate among executives and emphasize the link between personal performance and compensation.

Long-Term Equity Incentives

        The Company has placed increasing emphasis on compensation tied to the market price of our common stock. To that end, the compensation committee approved stock option awards to our executive officers as well as to our other employees both during the fiscal year ended March 31, 2008 and in April 2008 under our 2007 Stock Incentive Plan that was approved by our shareholders at last year's annual meeting. We believe that the increased equity-based element of our compensation program will allow our executive officers to earn over time additional compensation based on the appreciation of our common stock, while facilitating the retention of our executive officers and the alignment of their interests with the interests of our other shareholders. The compensation committee may in future years grant additional stock options or other equity incentive awards to our executive officers.

Perquisites

        We provide our executive officers perquisites to enhance in a cost efficient manner our executive's compensation packages and to make them more attractive to our executive officers relative to our competition. Perquisites are also provided to enable and motivate our executive officers to perform more easily and routinely services on behalf of the Company when they are out of the office. The perquisites provided to our executive officers are automobile allowances, payment of long-term disability insurance premiums, reimbursement for cable or direct broadcast services at home, reimbursement for high-speed internet service at home, airport terminal airline club membership fees, utilization of administrative employees for non-work related matters (e.g., personal household errands) of the executive officers other than our chief information officer and, in the case of our chief executive officer, payment of long-term care insurance premiums.

Post Employment Compensation

        All of our executive officers are employed on an "at will" basis, meaning we or any executive officer may terminate employment at any time. As such, there is no contractual notice period required prior to termination of employment and there is no requirement to pay severance outside the contractual requirements of each executive officer's employment agreement. The employment agreements with our executive officers, other than our chief information officer, provide for the payment of additional compensation and benefit continuation in the event of a termination of employment by the employee after a change in control because of a material change in the executive officer's title, the relocation of our executive offices outside of the Boulder, Colorado area, the assignment of duties not reasonably consistent with the duties imposed at the beginning of the executive officer's employment term, or the reduction in the executive officer's then current base salary. The severance and change in control payment arrangements were agreed upon in order to maintain management stability, especially during times of organizational stress due to possible business transactions facing the Company that could have resulted in a change of ownership, and to ensure that our executive officers are either acknowledged by a future owner as valuable executives going forward or rewarded for their efforts in creating value in connection with any such change in control transaction.

Other Compensation

        Our executive officers are also eligible to participate in our 401(k) plan on the same terms as the rest of our employees are eligible to participate in our 401(k) plan. We provide matching contributions to the same extent for our executive officers as we do for our other employees.

Management's Role in Establishing Executive Compensation

        Management plays an important role in assisting our compensation committee in establishing our executive officers' compensation. Important aspects of the role include:

  •
  evaluating employee performance;

  •
  suggesting to the compensation committee business performance targets and objectives; and

  •
  recommending salary and bonus levels and equity awards.

        During this process, our executive officers may be asked to provide guidance to the compensation committee regarding background information for our strategic objectives, an evaluation of the performance of our other executive officers, and compensation recommendations as to the other executive officers. Members of the compensation committee met informally with our executive officers throughout the year to discuss compensation matters and compensation policies, and more frequently with our chief executive officer to obtain insight regarding the day to day performance of each of the other executive officers. Each executive officer also has the opportunity to negotiate the terms of their employment agreements as they come up for renewal from time to time.

Limits on the Deductibility of Compensation and Other Regulatory Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1.0 million paid to named executive officers other than our chief financial officer is not deductible unless it is performance-based and satisfies the conditions of the exemption. While our compensation committee and board of directors considers all compensation paid to our named executive officers to be performance-based, not all of the compensation paid to them historically meets the definition of "performance-based" compensation in Section 162(m). Equity compensation awarded to our named executive officers is designed to qualify as performance-based compensation under Section 162(m), but the cash bonuses paid to them prior to the fiscal year ended March 31, 2008 may not qualify, and future discretionary cash bonuses determined by the compensation committee will not qualify. In those prior years, however, relevant annual executive compensation did not exceed the $1.0 million threshold so the exemption was unnecessary for us to fully deduct such compensation payments. And, our compensation committee believes that retaining discretion in determining some bonus awards within the parameters of the performance goals is essential to their overall responsibilities. While the compensation committee will continue to consider the impact of Section 162(m) on our compensation program, it reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so. It is our policy to review all compensation plans and policies against tax, accounting, and Securities and Exchange Commission regulations, including Internal Revenue Code Section 162(m), Internal Revenue Code Section 409A, and SFAS No. 123R.

COMPENSATION COMMITTEE REPORT

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for its last completed fiscal year.

  Walter Timoshenko
  Hiram J. Woo

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(5)	All Other Compensation ($)		Total ($)
Michael Weiner	2008	$600,000	$300,000	$—	$48,907	(1)	$948,907
Chairman of the Board and Chief	2007	$497,115	$500,000	$—	$37,342	(1)	$1,034,457
Executive Officer

Karyn Miller	2008	$105,769	$—	$23,448	$7,289	(2)	$131,876
Former Chief Financial Officer	2007	$180,000	$157,500	$82,836	$23,501	(4)	$443,837

Matthew Pullam	2008	$31,154	$—	$—	$65	(3)	$31,219
Former Chief Financial Officer	2007	$—	$—	$—	$—		$—

Ken Boenish	2008	$500,000	$75,000	$186,890	$29,525	(2)	$791,415
President of New Frontier	2007	$350,000	$325,000	$186,380	$24,987	(4)	$886,367
Media, Inc

Ira Bahr	2008	$450,000	$125,000	$201,817	$23,722	(2)	$800,539
Chief Operating Officer	2007	$300,000	$275,000	$178,899	$16,224	(4)	$770,123

Scott Piper	2008	$200,000	$—	$23,440	$6,656	(3)	$230,096
Chief Information Officer	2007	$23,077	$25,000	$3,458	$—		$51,535

(1)
Amount includes car allowance, utilization of administrative employees for non-work related matters, premiums for long-term care and long-term disability insurance, cable/direct broadcast and home broadband services, and airport terminal airline club membership fees.

(2)
Amount includes car allowance, utilization of administrative employees for non-work related matters (with the exception of Ms. Miller), long-term disability insurance, and cable/direct broadcast and home broadband services.

(3)
Amount includes long-term disability insurance.

(4)
Amount includes car allowance, long-term disability insurance premium, cable/direct broadcast and home broadband services, and airport terminal airline club membership fees.

(5)
The amounts reflected in the Options Awards column reflects the amount recognized for financial statement reporting purposes for the year ended March 31, 2008, in accordance with SFAS No. 123R for awards granted pursuant to our 2007 Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2008 that are included in our annual report attached hereto as Appendix A.

FISCAL YEAR 2008 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)
						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael Weiner		$—	$200,000	$200,000	—	$—	$—
Chairman of the Board and Chief Executive Officer

Karyn Miller		$—	$—	$—	—	$—	$—
Former Chief Financial Officer

Matthew Pullam(1)	09/10/2007	$—	$—	$—	80,000	$6.52	$161,792
Former Chief Financial Officer

Ken Boenish		$—	$125,000	$125,000	—	$—	$—
President of New Frontier Media, Inc.

Ira Bahr		$—	$112,500	$112,500	—	$—	$—
Chief Operating Officer	12/17/2007	$—	$—	$—	250,000	$5.25	$390,250

Scott Piper		$—	$—	$—	—	$—	$—
Chief Information Officer

(1)
The option was cancelled during the fiscal year ended March 31, 2008 in connection with Mr. Pullam's resignation as the Company's chief financial officer.

(2)
Under the Company's non-equity incentive plan, the continuing executive officers other than the chief information officer could earn awards ranging from $0 if no performance criteria were achieved to the applicable target award set forth above for each officer if all performance criteria were achieved. No amounts can be earned in excess of the target amount, and none of the executive officers received a payout in respect of the plan during the fiscal year ended March 31, 2008 because the applicable performance criteria standards established by our board of directors for that fiscal year were not achieved.

(3)
The grant date fair value of option awards was determined in accordance with SFAS No. 123R. Assumptions used in the calculation of these amounts are included in Note 3 to our audited financial statements for the year ended March 31, 2008 that are included in our annual report attached hereto as Appendix A.

Employment Contracts of Named Executive Officers

        The Company has entered into employment agreements with each of our continuing named executive officers. The agreements with each of Messrs. Weiner, Boenish and Bahr expire on March 31, 2011, and the agreement with Mr. Piper expires on March 31, 2010. The agreements provide for base salaries and discretionary bonuses and, except with respect to our chief information officer, performance-based (based on pre-established objective criteria) bonuses. Base salaries for

Messrs. Weiner, Boenish, Bahr and Piper have been established at $600,000, $500,000, $450,000 and $225,000, respectively. The base salaries are subject to increases during the employment terms at the discretion of our compensation committee. Aggregate bonus targets have been capped through fiscal 2009 for Messrs. Weiner and Bahr at their applicable base salaries and for Mr. Boenish at one-half of his base salary. The performance based portion comprises one-third of Mr. Weiner's aggregate bonus target, and one-half of the aggregate bonus targets for Messrs. Boenish and Bahr. The compensation committee determines whether to award discretionary bonuses. The employment agreements of each of Messrs. Wiener and Piper contain covenants not to compete for a period of one year after termination of employment and the employment agreements of all of our continuing named executive officers contain covenants not to solicit the Company's employees for a period of one year after termination of employment. Additional information regarding the employment arrangements with our named executive officers is provided above under the caption "Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation".

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)
					Option Exercise Price ($)
						Option Expiration Date
Name	Exercisable		Unexercisable
Michael Weiner	150,000	(1)	—		$4.00	12/30/09
Chairman of the Board and Chief Executive Officer	5,000	(2)	—		$5.00	01/07/10

Karyn Miller	—		—		$—	—
Former Chief Financial Officer

Matthew Pullam	—		—		$—	—
Former Chief Financial Officer

Ken Boenish	25,000	(1)	—		$5.50	12/30/09
President of New Frontier Media, Inc.	10,000	(5)	—		$5.50	01/07/10
	75,000	(3)	—		$7.84	06/14/14
	75,000	(3)	—		$8.62	06/14/14
	112,500	(4)	112,500	(4)	$6.42	07/12/15

Ira Bahr	82,500	(6)	42,500	(6)	$7.15	01/20/16
Chief Operating Officer	—		250,000	(7)	$5.25	12/17/17

Scott Piper	4,950	(8)	10,050	(8)	$9.42	02/05/17
Chief Information Officer

(1)
Options granted on December 30, 1999 and exercisable in 50% annual increments beginning December 30, 2000.

(2)
Options granted on January 7, 2000 and exercisable in 50% annual increments beginning January 7, 2001.

(3)
Options granted on June 14, 2004 and exercisable 50% on June 14, 2005 and 50% on March 31, 2006.

(4)
Options granted on July 12, 2005 and exercisable in 25% annual increments beginning July 12, 2006.

(5)
Options granted on January 7, 2000 and exercisable in 33% annual increments beginning January 7, 2001.

(6)
Options granted on January 20, 2006 and exercisable in 33% annual increments beginning January 20, 2007.

(7)
Options granted on December 17, 2007 and exercisable in 20% annual increments beginning December 17, 2008.

(8)
Options granted on February 5, 2007 and exercisable in 33% annual increments beginning February 5, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael Weiner	20,000	$19,000
Chairman of the Board and Chief Executive Officer

Karyn Miller	25,000	$57,763
Former Chief Financial Officer

Matthew Pullam	—	$—
Former Chief Financial Officer

Ken Boenish	—	$—
President of New Frontier Media, Inc.

Ira Bahr	—	$—
Chief Operating Officer

Scott Piper	—	$—
Chief Information Officer

POTENTIAL PAYMENTS UPON TERMINATION

        The following table shows potential payouts upon various termination scenarios for our named executive officers, assuming termination as of March 31, 2008.

Name	Benefit	Termination by the Company w/o Cause or by the executive for Good Reason(1)(3)		Termination After Change in Control(2)(3)
Michael Weiner	Severance pay	$1,800,000		$1,800,000
Chairman of the Board and Chief	Bonus payment	$—		$300,000
Executive Officer	Health and welfare	$35,347		$35,347

Karyn Miller	N/A
Former Chief Financial Officer

Matthew Pullam	N/A
Former Chief Financial Officer

Ken Boenish	Severance pay	$1,500,000		$1,500,000
President of New Frontier Media, Inc.	Bonus payment	$—		$200,000
	Health and welfare	$42,707		$42,707
	Vesting of outstanding options	$238,976	(4)	$238,976	(4)

Ira Bahr	Severance pay	$1,350,000		$1,350,000
Chief Operating Officer	Bonus payment	$—		$200,000
	Health and welfare	$46,164		$46,164
	Vesting of outstanding options	$—		$512,412	(4)

Scott Piper	Severance pay	$450,000		$—
Chief Information Officer	Bonus payment	$—		$—
	Health and welfare	$30,890		$—

(1)
The amounts represent severance benefits under the employment agreements of our continuing named executive officers in the event an executive's employment is terminated (a) by the employer without cause (subject to the chief information officer's execution of a written release in favor of employer), (b) by the executive for a material breach by the employer of executive's employment agreement, or (c) except in the case of our chief information officer, by the executive for good reason (material diminution in position or responsibility). Following any such termination, in addition to any accrued entitlements (for example, accrued but unpaid base salary) and, in the case of each of the chief executive officer and president, immediate vesting of all outstanding options, the executive officer would be entitled to continue to receive the executive officer's base salary for the duration of the employment period (or, if longer, 24 months in the case of the chief executive officer and 18 months in the case of the president). Additionally, the executive officers would continue to be entitled to receive substantially equivalent benefits for the duration of the employment period. In addition, if any such termination occurs during our fourth fiscal quarter, any bonus for eligible executives based on pre-established objective criteria would be prorated based upon the number of months worked in the fiscal year if the executive officer achieved, or is on track to achieve, the applicable criteria.

(2)
The amounts represent payments if termination occurs by the executive officers after a change in control for any of the following reasons: (i) assignment of duties not reasonably consistent with the named executive officer's position, duties, responsibilities, titles or offices prior to the change in control; (ii) relocation of the Company's executive offices outside of the Boulder, Colorado area; (iii) material change in the then effective title of the named executive officer; or (iv) any reduction in the executive's then current base salary. Except at described below, our continuing named executive officers are entitled under their employment agreements to receive the benefits described in note (1) above following a voluntary termination of employment by them for the reasons described above after a change in control. In the event of any such voluntary termination, eligible named executive officers would also be entitled to a lump-sum payment (rather than salary continuation) equal in amount to the executive officer's base salary for the remaining term of the employment agreement or 18 months (24 months in the case of the chief executive officer), whichever is greater, and an amount equal to one year's bonus as measured by the average annual bonus awarded to the executive officer during the two preceding full bonus years (an amount equal to the prior year's bonus in the case of the chief executive officer).

(3)
Notwithstanding the above described severance and change in control arrangements, in the event that any of the continuing named executive officers is at the time of their employment termination a "specified employee" within the meaning of Section 1.409A-1(i) of the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended, all of such payments shall be delayed until six months after the date of such termination, except that during such six-month period we will make all payments provided for under the agreements to the extent that they do not exceed two times the lesser of the named executive officer's prior year annualized compensation and the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the termination occurs, and any amounts deferred as provided herein shall be paid in a lump-sum amount at the expiration of such six-month period.

(4)
The amounts represent the portion of the compensation expense the Company would recognize for options outstanding at March 31, 2008 in accordance with SFAS No. 123R, "Share Based Payment," and do not represent cash payments to be made to the individuals or amounts realized.

LIMITS ON LIABILITY AND INDEMNIFICATION

        The Company's amended and restated articles of incorporation eliminate, in the absence of fraud, the liability of our executive officers and directors to the Company and its shareholders for any profit realized by them from or through any contract, lease or other dealing with the Company. The Company's amended and restated bylaws provide that, to the fullest extent permitted by the Colorado Business Corporation Act, as amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, unless the breach or failure involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act, as amended, or the articles of incorporation of the Company (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the Company concerning any acts or omissions concerning any proceeding other than in the right of the Company or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the Company or of a shareholder. Our amended and restated articles of incorporation and bylaws further provide for indemnification by the Company of its officers and directors to the fullest extent permitted by Colorado law. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company under the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Messrs. Nicholas, Woo, Isaacman and Timoshenko served on the compensation committee of the board of directors during the Company's fiscal year ended March 31, 2008. None of such directors has been an employee or officer of the Company, and Messrs. Nicholas and Isaacman are no longer serving on the committee. During the fiscal year ended March 31, 2008, the Company paid to Isaacman, Kaufman & Painter, P.C., a law firm in which Mr. Isaacman is a senior member, approximately $200,000 for legal services rendered to the Company. During the Company's last completed fiscal year, none of the Company's executive officers served on the compensation committee or board of directors of another entity whose executive officers served on the Company's compensation committee or board of directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth, as of March 31, 2008, the number of shares of our stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under our only effective equity compensation plan—our 2007 Stock Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,727,802	$6.39	867,500
Equity compensation plans not approved by security holders	28,000	$5.00	—

Total	1,755,802	$6.36	867,500

Material Features of Each Plan Not Approved by Shareholders

        The 28,000 shares of common stock are issuable under warrants constituting plans that were not approved by our shareholders. Each such grant was made in connection with agreements entered into by the Company in connection with consulting services. All such warrants are due to expire no later than 2009 and have an exercise price of $5.00 per share.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTION POLICY

        The audit committee of our board of directors has adopted by resolution policies and procedures for the review, approval or ratification of all transactions involving the Company and any "related person" as defined under applicable rules of the Securities and Exchange Commission. The policy covers any related person transaction that meets or is expected to meet the minimum dollar threshold for disclosure in the proxy statement under such applicable rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Under the policy:

  •
  Any proposed related person transaction must be reported to one of the Company's authorized officers: the chief executive officer, the chief financial officer or the general counsel, and reviewed and approved by the audit committee, after full disclosure of the related person's interest in the transaction, whenever practicable prior to effectiveness or consummation of the transaction.

  •
  If any of the authorized officers determines that advance approval of a transaction is not practicable under the circumstances, the audit committee shall review the transaction, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next audit committee meeting or at its next meeting following the date that such transaction comes to the attention of an authorized officer.

  •
  An authorized officer may present any transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the audit committee at the next audit committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee, pursuant to the compensation committee charter.

  •
  In review of a related person transaction, the audit committee will review all relevant information available to it, and the audit committee may approve or ratify such transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

RELATED PERSON TRANSACTIONS

        The Company paid approximately $200,000 to Isaacman, Kaufman & Painter, P.C. during the fiscal year ended March 31, 2008, for legal services rendered by it to the Company. The Company's board member, Alan Isaacman, is a senior member of Isaacman, Kaufman & Painter, P.C. and may be deemed to benefit indirectly in the transaction to the extent of his membership interest in the law firm. The audit committee has reviewed and approved or ratified the transactions with Isaacman, Kaufman & Painter, P.C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known as of June 30, 2008 regarding beneficial ownership of our common stock by our directors and executive officers listed in the summary compensation table under the heading "Executive Compensation", who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of the outstanding shares of the Company's common stock, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, a person is deemed a beneficial owner of a security if that person, directly or indirectly, has or shares voting or investment power over the security. In addition, a person is deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security, as described above, within 60 days, including through the exercise of stock options or warrants or through conversion of a security. Shares of common stock issuable within 60 days of June 30, 2008 upon exercise or conversion of outstanding stock options, warrants, or convertible instruments are deemed outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person, but are not deemed outstanding for purposes of computing the percentage of the class owned by any other person. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws. We have calculated the percentages based on 23,391,778 shares of common stock outstanding as of the close of business on June 30, 2008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent
Michael Weiner	392,162	(1)	1.7%

Ken Boenish	354,750	(2)	1.5%

Ira Bahr	90,300	(3)	*

Scott Piper	4,950	(4)	*

Matthew Pullam	—		—

Karyn Miller	7,600		*

Alan Isaacman	320,000	(5)	1.4%

Melissa Hubbard	127,000	(6)	*

David Nicholas	89,185	(7)	*

Walter Timoshenko	8,611		*

Hiram Woo	54,210	(8)	*

All executive officers and directors as a group (11 Persons)	1,452,168	(9)	6.0%

FMR LLC	3,650,256	(10)	15.6%
82 Devonshire Street Boston, MA 02109

Royce & Associates, LLC	2,332,788	(11)	10.0%
1414 Avenue of the Americas New York, NY 10119

Steel Partners II, L.P.	2,652,935	(12)	11.3%
589 Madison Avenue, 32nd Floor New York, NY 10022

Stephens Investment Management, LLC	1,525,556	(13)	6.5%
One Ferry Building, Suite 255 San Francisco, CA 94111

Renaissance Technologies LLC	1,449,992	(14)	6.2%
800 Third Avenue New York, NY 10022

*
Represents less than 1%.

(1)
Includes the right to acquire within 60 days 155,000 shares of common stock upon the exercise of currently outstanding stock options.

(2)
Includes the right to acquire within 60 days 353,750 shares of common stock upon the exercise of currently outstanding stock options.

(3)
Includes the right to acquire within 60 days 82,500 shares of common stock upon the exercise of currently outstanding stock options.

(4)
Includes the right to acquire within 60 days 4,950 shares of common stock upon the exercise of currently outstanding stock options.

(5)
Includes the right to acquire within 60 days 75,000 shares of common stock upon the exercise of currently outstanding stock options.

(6)
Includes the right to acquire within 60 days 85,000 shares of common stock upon the exercise of currently outstanding stock options.

(7)
Includes the right to acquire within 60 days 80,000 shares of common stock upon the exercise of currently outstanding stock options.

(8)
Includes the right to acquire within 60 days 50,000 shares of common stock upon the exercise of currently outstanding stock options.

(9)
Includes the right to acquire within 60 days 896,200 shares of common stock upon the exercise of currently outstanding stock options.

(10)
Based solely on a Schedule 13G/A filed by FMR LLC on February 14, 2008, each of FMR LLC and Edward C. Johnson 3d has sole dispositive power and no voting power over these shares. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is also the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Small Cap Stock Fund, amounted to 2,007,212 shares of the common stock outstanding. Fidelity Small Cap Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(11)
Based solely on a Schedule 13G/A filed by Royce & Associates on January 30, 2008.

(12)
Based solely on Schedules 13D/A filed with the Securities and Exchange Commission on December 28, 2007 and March 11, 2008, each of Steel Partners II, L.P., a Delaware limited partnership ("Steel Partners II"), Steel Partners II GP LLC, a Delaware limited liability company ("Steel GP LLC"), Steel Partners II Master Fund L.P., a Cayman Islands exempted limited partnership ("Steel Master"), Steel Partners LLC, a Delaware limited liability company ("Partners LLC"), and Warren G. Lichtenstein has reported sole voting and dispositive power over these shares. Steel Master is the sole limited partner of Steel Partners II. Steel GP LLC is the general partner of Steel Partners II and Steel Master. Partners LLC is the investment manager of Steel Partners II and Steel Master. Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel GP LLC. By virtue of the relationships among them, each of Steel GP LLC, Steel Master, Partners LLC and Mr. Lichtenstein may be deemed to beneficially own the shares owned directly by Steel Partners II. The principal business address of each of Steel

  Partners II, Steel GP LLC, Partners LLC and Warren G. Lichtenstein is 590 Madison Avenue, 32nd Floor, New York, New York 10022. The principal business address of Steel Master is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(13)
Based solely on Schedules 13G/A filed on February 13, 2008, each of Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens reports shared voting and dispositive power over these shares. Stephens Investment Management, LLC is the general partner and investment manager of client accounts with shares of our common stock allocated to them, and Paul H. Stephens, P. Bartlett Stephens, and W. Bradford Stephens are the managing members and owners of Stephens Investment Management, LLC. Each reporting person disclaims beneficial ownership over the shares, except to the extent of their respective pecuniary interests therein. Each of Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens discloses his address to be the same as Stephens Investment Management, LLC.

(14)
Based solely on a Schedule 13G filed on February 13, 2008, James H. Simons has reported sole voting power over the 1,411,857 shares of our common stock over which Renaissance Technologies LLC has reported that it has sole voting power, and Mr. Simons has reported sole dispositive power over all of the shares of our common stock over which Renaissance Technologies LLC has reported beneficial ownership. Mr. Simons is reported as being a control person of Renaissance Technologies LLC. Mr. Simons reports his address to be the same as that of Renaissance Technologies LLC.

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Company's audit committee has unanimously selected Grant Thornton LLP to be the Company's independent registered public accounting firm for the Company's fiscal year ending March 31, 2009, and has further recommended to the board of directors, and the board of directors has authorized, that the selection be submitted to the Company's shareholders for ratification at this year's annual meeting. Grant Thornton LLP has been the principal accounting firm for the Company since November 2001.

        Ratification of the selection of Grant Thornton LLP by our shareholders is not required by law. As a matter of policy, however, such selection is being submitted to the shareholders for ratification at the annual meeting (and it is the present intention of our audit committee and board of directors to continue this policy). The persons designated as proxies in the accompanying proxy card will vote your shares "FOR" ratification unless you include instruction in your signed proxy card to the contrary. If the shareholders fail to ratify the selection of this firm, the audit committee will reconsider the matter.

        The Company anticipates that representatives of Grant Thornton LLP will attend the annual meeting for the purpose of responding to appropriate questions. At the annual meeting, the representatives of Grant Thornton LLP will be afforded an opportunity to make a statement if they so desire.

        The board of directors recommends that you vote your shares FOR ratification of the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending March 31, 2009.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Company's audit committee reviews the Company's financial reporting process on behalf of our board of directors. The board of directors has adopted a written charter for the audit committee, and it and its audit committee has re-evaluated it in connection with the filing of the Company's annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the annual report on Form 10-K with the Company's management and independent registered public accounting firm, Grant Thornton LLP. The Company's management is responsible for the financial statements and the reporting process, including our system of internal control over financial reporting. Grant Thornton LLP is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States. Grant Thornton LLP is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The audit committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant's independence. The audit committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to the Company is compatible with maintaining its independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended March 31, 2008, for filing with the Securities and Exchange Commission.

  Melissa Hubbard (Chair)
  David Nicholas
  Hiram J. Woo

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company's annual financial statements and reviews of the financial statements included in the Company's quarterly reports on Form 10-Q were approximately $827,000 in fiscal year 2008 and approximately $968,000 in fiscal year 2007. For the fiscal years 2008 and 2007, such fees included fees for Grant Thornton LLP's examination of the effectiveness of the Company's internal control over financial reporting, totaling approximately $235,000 in fiscal year 2008 and approximately $305,000 in fiscal year 2007.

Audit-Related Fees

        The aggregate fees billed for assurance and related services rendered by Grant Thornton LLP that are reasonably related to the performance of the audit or review of the Company's financial statements not reported above were approximately $41,000 in fiscal year 2008 and approximately $33,000 in fiscal year 2007. In fiscal year 2008, these fees were principally related to the audit of the Company's 401(k) plan and Grant Thornton LLP's consent to incorporate their reports in a Form S-8 filed during fiscal year 2008. In fiscal year 2007, these fees were principally related to the audit of the Company's 401(k) plan.

Tax Fees

        The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning were approximately $172,000 in fiscal year 2008 and approximately $181,000 in fiscal year 2007.

All Other Fees

        There were no other fees billed for products offered or professional services rendered by Grant Thornton LLP for the fiscal years ended March 31, 2007 and 2008.

Audit Committee Pre-Approval Policy

        The audit committee reviews and pre-approves all audit and permitted non-audit services provided by our independent registered public accounting firm on a case-by-case basis. Our chief financial officer is responsible for presenting the audit committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The chairman of the audit committee has the authority to pre-approve any additional audit or permitted non-audit services provided to the Company. Any such additional audit or permitted non-audit services pre-approved by the chairman are presented to, and ratified by, the entire audit committee at the next regularly scheduled meeting of the audit committee.

AVAILABILITY OF REPORT ON FORM 10-K

        Our audited consolidated financial statements are reproduced in Appendix A to this proxy statement and are included in our annual report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Securities and Exchange Commission, 450 F Street, N.W., Washington, D.C. 20549. Upon your written request, we will provide to you a complimentary copy of our 2008 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Your request should be mailed to New Frontier Media, Inc., Attention: General Counsel, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301. A complimentary copy may also be obtained at the internet website maintained by the Securities and Exchange Commission at www.sec.gov, or by visiting our internet website at www.noof.com and clicking on "Investor Relations," then on "SEC Filings."

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies and intermediaries. The Company does not engage in householding. A number of brokers and other intermediaries with account holders who are our shareholders, however, may be householding our shareholder materials, including this proxy statement and the accompanying annual report. In that event, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the intermediaries from the affected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate proxy statement to the broker or other intermediary and to us at: New Frontier Media, Inc., Attention: Secretary, 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, or by calling us at (303) 444-0900. Shareholders who hold their shares through brokers or other intermediaries and who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

By order of the board of directors,

Michael Weiner Chief Executive Officer and Secretary

Dated: July 28, 2008

 APPENDIX A

        This Appendix A was reproduced primarily from Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on June 13, 2008. You can obtain a free copy of the complete text of our Form 10-K by following the directions in our proxy statement under the caption "Availability of Report on Form 10-K."

        We are a leader in adult-themed transactional television and in the international distribution of independent and general motion picture entertainment. Our Company is organized into four reporting segments. Our Transactional TV segment delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the U.S. These services reach over 174 million network homes. Additionally, we are a leading provider of video-on-demand content on cable and satellite platforms. We are the exclusive distributor of Penthouse Digital Media Productions, Inc. branded adult television in the U.S. We also have one of the largest digital libraries of its kind, and we have license agreements with more than 130 movie studios. Our Film Production segment produces original erotic motion pictures that are distributed in the U.S. on premium movie channels and internationally on similar services. The Film Production segment also develops and produces erotic original event programming that is widely distributed on cable and satellite platforms. Through the Lightning Entertainment Group label, the Film Production segment also represents the work of a full range of independent mainstream U.S. film producers in international markets throughout the world. Our Direct-to-Consumer segment generates revenue primarily through the distribution of content through its consumer websites. Our Corporate Administration segment includes costs that are not directly associated or allocated to the other operating segments.

        Biographical information concerning our executive officers (including former principal financial officers who served as such during fiscal year 2008) is provided below. Biographical information regarding our directors is incorporated by reference to their biographies included under the caption "Proposal One—Election of Directors—Information About the Nominees" in our definitive proxy statement to which this appendix is attached. All of our directors, officers and employees are subject to a Code of Business Conduct and Ethics, and our financial management, including our principal executive, financial and accounting officers, are also subject to an additional Code of Ethics for Financial Management, each of which codes are available for review under the Corporate Governance link in the Investor Relations portion of our website: www.noof.com. Any amendments to any of the provisions of the codes that are applicable to our principal executive, financial or accounting officers and are required under applicable laws, rules and regulations to be disclosed publicly will be posted for review in the above identified area of our website, and any waivers of such provisions or similar provisions applicable to our directors will be disclosed on Form 8-K as required by the applicable rules of The Nasdaq Stock Market, LLC.

Name	Age	Position
Michael Weiner	67	Chairman of the Board, Chief Executive Officer and Secretary
Ken Boenish	41	President
Ira Bahr	45	Chief Operating Officer
Grant Williams	32	Chief Financial Officer
Marc Callipari	40	General Counsel
Scott A. Piper	45	Chief Information Officer
Karyn L. Miller	42	Former Chief Financial Officer, Treasurer and Assistant Secretary
Matthew Pullam	42	Former Chief Financial Officer

         Michael Weiner.    Mr. Weiner was appointed President of New Frontier Media in February 2003 and was then appointed to the position of Chief Executive Officer in January 2004. Prior to being appointed President, he held the title of Executive Vice President and co-founded the Company in

1995. As Executive Vice President, Mr. Weiner oversaw content acquisitions, network programming, and all contract negotiations related to the business affairs of the Company. In addition, he was instrumental in securing over $20 million to finance the infrastructure build-out and key library acquisitions necessary to launch the Company's television networks. Mr. Weiner's experience in entertainment and educational software began with the formation of Inroads Interactive, Inc. in May 1995. Inroads Interactive, based in Boulder, Colorado, was a reference software publishing company dedicated to aggregating still picture, video, and text to create interactive, educational-based software. Among Inroads Interactive's award winning releases were titles such as Multimedia Dogs, Multimedia Photography, and Exotic Pets. These titles sold over 1 million copies throughout the world through its affiliate label status with Broderbund Software and have been translated into ten different languages. Mr. Weiner was instrumental in negotiating the sale of Inroads Interactive to Quarto Holdings PLC, a UK-based book publishing concern. Prior to Inroads Interactive, Mr. Weiner was in the real estate business for 20 years, specializing in shopping center development and redevelopment in the Southeast and Northwest United States. He was involved as an owner, developer, manager, and syndicator of real estate in excess of $250 million.

         Ken Boenish.    Mr. Boenish is a 20-year veteran of the multi-channel television industry. In October 2000, he was named President of The Erotic Networks and in June 2005 he was named President of New Frontier Media. Mr. Boenish joined The Erotic Networks as the Senior Vice President of Affiliate Sales in February 1999. Prior to joining the Company, Mr. Boenish was employed by Jones Intercable ("Jones") from 1994 to 1999. While at Jones he held the position of National Sales Manager for Superaudio, a cable radio service serving more than 9 million cable customers. He was promoted to Director of Sales for Great American Country, a new country music video service, in 1997. While at Great American Country, Mr. Boenish was responsible for adding more than 5 million new customers to the service while competing directly with Country Music Television, a CBS cable network. From 1988 to 1994 he sold cable television advertising on systems owned by Time Warner, TCI, COX, Jones, Comcast and other cable systems. Mr. Boenish holds a Bachelors degree from St. Cloud State University.

         Ira Bahr.    Mr. Bahr joined New Frontier Media in January 2006 and was named Chief Operating Officer in April 2007. Prior to joining New Frontier Media he served in a number of positions with Echostar Communications Corporation, including Senior VP of Marketing for Dish Network and President of BingoTV, an interactive game channel owned by Echostar. Previous to his tenure with Echostar, Mr. Bahr was the number two executive at Sirius Satellite Radio serving as the company's Senior VP, Marketing, Alliances, and Communications. At Sirius, Mr. Bahr was the executive responsible for forging the company's relationships with automobile and radio manufacturers. In addition, he was instrumental in the acquisition of over $1 billion in capital financing and was the driving force behind the company's name change from CD Radio in 1999. From 1985 to 1998, Mr. Bahr was a senior executive at BBDO Worldwide, one of the world's largest advertising and marketing firms. At BBDO, he developed domestic and international marketing plans and communications programs for a range of companies including GE, Pepsi Cola, and FedEx. Mr. Bahr holds a Bachelor of Arts degree from Columbia University.

         Grant Williams.    Mr. Williams has served as Chief Financial Officer since April 2008. Mr. Williams served as the Corporate Controller of New Frontier Media from October 2006 until April 2008. From February 2004 until October 2006, Mr. Williams was employed by eFunds Corporation (which was acquired by Fidelity National Information Services, Inc.) and served in various senior manager roles, including management of Securities and Exchange Commission filings and correspondence; financial contract management for significant transactions including business acquisitions, business dispositions, and debt financing; and financial management and analysis of the company's corporate costs. Prior to February 2004, Mr. Williams was employed by Ernst and Young, LLP as a manager within the assurance and advisory services group. Mr. Williams holds a Bachelor of Accounting degree from the University of Oklahoma and is a Certified Public Accountant in Colorado and Arizona.

         Marc Callipari.    Mr. Callipari joined New Frontier Media in August 2006 as the Vice President of Legal Affairs and shortly thereafter was promoted to General Counsel. He is responsible for New Frontier's legal and human resources functions. Mr. Callipari started his legal career over 14 years ago in Washington, D.C. where he practiced commercial litigation from 1994 to 1999 with a large, international law firm. More recently, he served as captive outside and then in-house counsel to Level 3 Communications, an unaffiliated international communications company, from 1999 to 2006, where he was responsible for a wide range of world-wide litigation and transactional matters, including the negotiation of several multi-million dollar telecommunication infrastructure asset purchases and sales. He graduated from the University of San Diego School of Law in 1994, is a member of the Colorado, Virginia and District of Columbia Bars and has been admitted to practice before numerous federal courts throughout the United States.

         Scott A. Piper.    Mr. Piper joined New Frontier Media, Inc. in February 2007 as Chief Information Officer. Mr. Piper has been an IT professional for approximately 18 years and has held senior IT leadership roles for the past 11 years. He has extensive experience in IT infrastructure design and delivery for large scale enterprises, including the implementation of over fifteen customer contact centers, some with as many as 1,500 seats. He was responsible for one of the first successful large Voice over IP ("VoIP") contact centers in the U.S. Prior to joining New Frontier Media, Mr. Piper was employed from 1994 to 2006 by EchoStar Satellite L.L.C., the parent company to the DISH Network. While employed in a variety of roles during his tenure at EchoStar, he most recently held the title of Vice President of IPTV. Mr. Piper was responsible for the launch of DISH Network's web based entertainment portal prior to his departure. Mr. Piper holds a Bachelor of Science in Marketing and Finance from the University of Colorado and a Masters in Science in Telecommunications from the University of Denver.

         Karyn L. Miller.    Ms. Miller retired as CFO from New Frontier Media in August of 2007 after more than eight years of service beginning in February 1999. She began her career at Ernst & Young in Atlanta, Georgia. Prior to joining the Company, Ms. Miller was the Corporate Controller for Airbase Services, Inc. a leading aircraft repair and maintenance company. Previous to that she was the Finance Director for Community Medical Services Organization and Controller for Summit Medical Group, P.L.L.C. Before joining Summit Medical Group, P.L.L.C., Ms. Miller was a Treasury Analyst at Clayton Homes, Inc., a former $1 billion NYSE company which was purchased by Berkshire Hathaway, Inc. in 2003. Ms. Miller graduated with Honors with both a Bachelor of Science degree and a Masters in Accounting from the University of Florida and is a licensed CPA in the state of Colorado.

         Matthew Pullam.    Mr. Pullam joined New Frontier Media in September 2007 as Chief Financial Officer, and has served in a consulting role to New Frontier Media, including as its principal financial officer from October 2007 through April 2008, since his resignation as a full time employee with New Frontier Media in October 2007. From August 2005 until July 2007, Mr. Pullam served as executive vice president, chief financial officer and treasurer of Quovadx, Inc., a publicly held worldwide provider of software and services for software system development, extension, and integration to enterprise customers that was sold in July 2007 to Quartzite Holdings, Inc. (a wholly owned subsidiary of Battery Ventures VII, L.P.). From July 2001 to August 2005 Mr. Pullam served as vice president of finance at Intrado, Inc., a publicly held global provider of integrated data and telecommunications solutions. From March to September 2000 Mr. Pullam served as chief financial officer of Centrimed Inc., a start-up application service provider serving hospitals, vendors and group purchasing organizations, which was acquired by Global Healthcare Exchange, Inc. in September 2000. From March 1995 to July 2001 Mr. Pullam held a number of senior corporate and operational finance positions with Corporate Express and has also previously held auditing positions with AT&T Broadband, Pace Membership Warehouse and the County of Los Angeles. Mr. Pullam earned his B.A. degree in business administration from California State University, Fullerton and is a licensed CPA (inactive status) in the state of Colorado.

 PART II.

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NOOF".

        The following table sets forth the range of high and low sales prices for our common stock for each quarterly period indicated, as reported on the NASDAQ Global Select Market:

Quarter Ended	High	Low	Quarter Ended	High	Low
June 30, 2007	$9.23	$8.39	June 30, 2006	$9.38	$6.53
September 30, 2007	8.84	5.60	September 30, 2006	8.99	6.45
December 31, 2007	6.69	4.75	December 31, 2006	9.70	7.85
March 31, 2008	5.88	4.00	March 31, 2007	10.25	8.16

        The high and low sales prices per share as reported on the NASDAQ Global Select Market on June 4, 2008, were $3.75 and $3.31, respectively. As of June 4, 2008, there were approximately 5,068 beneficial owners of New Frontier Media's Common Stock.

        In each quarter during fiscal year 2008, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. On December 7, 2006, the Company's Board of Directors declared a special one-time dividend of $0.60 per share of common stock. The Board of Directors did not declare a quarterly dividend for the first quarter of fiscal year 2009, and the Company has announced that it has suspended indefinitely its regular quarterly dividend. The payment of any future dividends is at the discretion of the Board of Directors.

Issuer Purchases of Equity Securities

        In December 2005, the Company's Board of Directors approved a 2.0 million share repurchase plan to be executed over 30 months. The Company purchased approximately 0.3 million shares under this plan during fiscal year 2007, and 0.6 million shares under the plan during fiscal year 2008. At March 31, 2008, approximately 1.1 million shares of common stock remained available for repurchase under the plan. In June 2008, the Board of Directors extended the duration of the repurchase program through June 2010. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such other manner as may be deemed appropriate by the Company. Shares of common stock reacquired by the Company are returned to authorized but unissued shares.

        Common stock purchases by the Company under the authorized repurchase plan in the fourth quarter of fiscal year 2008 were as follows (in thousands, except per share amounts):

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
January 1-31, 2008	—	$—	—	1,136
February 1-29, 2008	—	—	—	1,136
March 1-31, 2008	7	4.94	7	1,129

Total	7	$4.94	7

Stock Performance Graph

        The graph below matches the cumulative 5-year total return of holders of New Frontier Media, Inc.'s common stock with the cumulative total returns of the S&P SmallCap 600 Index, and a customized peer group of two companies that includes: Playboy Enterprises Inc. and Private Media Group Inc. The graph assumes that the value of the investment in the Company's common stock, in the peer group, and the index (including reinvestment of dividends) was $100 on March 31, 2003 and tracks it through March 31, 2008.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among New Frontier Media, Inc., The S&P SmallCap 600 Index
And a Peer Group

*$100 invested on 3/31/03 in stock or index, including reinvestment of dividends.
Fiscal year ending March 31

Copyright © 2008, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

        The stock price performance included in this graph is not necessarily indicative of future stock price performance.

        In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be "soliciting material" or deemed to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this report into any other filed document.

ITEM 6.    SELECTED FINANCIAL DATA.

FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share amounts)

	Year Ended March 31,
	2008(2)	2007(2)	2006(1)	2005	2004
Net sales	$55,911	$63,271	$46,851	$46,277	$42,878
Net income	$8,660	$12,309	$11,283	$11,122	$10,913
Net income per basic common share	$0.36	$0.51	$0.49	$0.50	$0.53
Net income per fully diluted share	$0.36	$0.51	$0.48	$0.48	$0.50
Weighted average diluted shares outstanding	24,148	24,355	23,338	23,067	21,892
Total assets	$83,661	$88,216	$86,765	$60,284	$44,762
Long-term liabilities	$2,013	$3,684	$7,035	$966	$429
Cash dividends declared per share of common stock	$0.50	$0.60	$—	$—	$—
Cash flows from operating activities	$8,184	$18,876	$12,312	$14,992	$13,895

(1)
In February 2006, the Company acquired MRG Entertainment, Inc., its subsidiaries and a related company, Lifestyles Entertainment, Inc. See Note 5—Acquisitions within the Notes to the Consolidated Financial Statements for additional information.

(2)
Beginning in the fiscal year ended March 31, 2007, the Company adopted the provisions of SFAS No. 123(R), Share Based Payments. See Note 3—Employee Equity Incentive Plans within the Notes to the Consolidated Financial Statements for additional information.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

        Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to provide the readers of our accompanying consolidated financial statements with a narrative discussion about our business. The MD&A is provided as a supplement to the consolidated financial statements and accompanying notes and should be read in conjunction with those financial statements and accompanying notes. Our MD&A is organized as follows:

  •
  Forward-Looking Statements.  Cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause actual results to differ materially from our historical results or our current expectations or projections.

  •
  Executive Overview.  General description of our business, our strategy for each business segment, and goals of our business.

  •
  Critical Accounting Policies and Estimates.  Discussion of accounting policies that require critical judgments and estimates.

  •
  Results of Operations.  Analysis of our consolidated results of operations for the three years presented in our financial statements for each of our operating segments: Transactional TV, Film Production, Direct-to-Consumer, and Corporate Administration.

  •
  Liquidity and Capital Resources.  Analysis of cash flows, sources and uses of cash, contractual obligations, and financial position.

FORWARD-LOOKING STATEMENTS

        This annual report on Form 10-K includes forward-looking statements. These are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from such statements. The words "believe", "expect", "anticipate", "optimistic", "intend", "will", "could", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

        Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to: 1) retain our four major customers that accounted for approximately 59% of our total revenue for the year ended March 31, 2008; 2) maintain the license fee structures currently in place with our customers; 3) compete effectively with our current competitors and potential future competitors that distribute adult content to U.S. cable multiple system operators ("MSOs") and direct broadcast satellite ("DBS") providers; 4) retain our key executives; 5) produce film content that is well received by our Film Production segment's customers; 6) successfully manage our credit card chargeback and credit percentages in order to maintain our ability to accept credit cards as a form of payment for our products and services; and 7) attract market support for our stock. The foregoing list of factors is not exhaustive. For a more complete list of factors that may cause results to differ materially from projections, please refer to the Risk Factors section of this Form 10-K.

EXECUTIVE OVERVIEW

Overview

        We are a leader in transactional television and the international distribution of independent and general motion picture entertainment. Our key customers are large cable and satellite operators in the United States. Our products are sold to these operators who then distribute them to retail customers via pay-per-view and video-on-demand technology. We earn revenue through contractual percentage splits of the retail price. Our three principal businesses are reflected in the Transactional TV (formerly referred to as the Pay TV segment), Film Production and Direct-to-Consumer (formerly referred to as Internet segment) operating segments. Our most profitable business lines are the Transactional TV and Film Production segments. Our Direct-to-Consumer segment has recently been operating at or near break-even as we update and redesign our consumer websites in an effort to increase traffic and the conversion rate of this traffic to paying members. Our Corporate Administration segment includes costs that are not directly associated or allocated to the other operating segments.

        The business models of each of our segments are summarized below.

Transactional TV Segment

        Our Transactional TV segment is focused on the distribution of its pay-per-view and video-on-demand service to MSOs and DBS providers. We earn a percentage of revenue, or "split", from our content for each pay-per-view, subscription, or video-on-demand transaction that is purchased on our customers' platform. Revenue growth occurs as we launch our services to new cable MSOs or DBS providers, experience growth in the number of digital subscribers for systems where our services are currently distributed, when we launch additional services with existing cable and DBS providers, and when our proportional buy rates improve relative to our competitors. Revenue growth can also occur when operators increase retail prices. Alternatively, our revenue could decline if we experience lower buy rates, if the revenue splits we receive from our customers decline, if our customers reduce the retail price of our content or if additional competitive channels are added to our customers' platforms.

        The revenue we generate from the Transactional TV segment was impacted during the current fiscal year as compared to the prior fiscal year by the following items:

  •
  Revenue from our pay-per-view service was substantially lower as a result of a decline in the revenue splits we receive under our amended agreement with the second largest DBS provider in the U.S.

  •
  Revenue from our video-on-demand service increased during the current fiscal year primarily due to the improved performance of our content on the largest cable MSO platforms in the United States. We have also modified the content combinations we provide to our video-on-demand customers and we believe these changes have had a positive impact on our results.

  •
  We discontinued our C-Band service after it became unprofitable during the second half of fiscal year 2008, which resulted in a decline in the Transactional TV revenue.

        During fiscal year 2008, we executed a key strategic arrangement with Penthouse. We expect that this relationship will contribute to the Transactional TV segment's results in future periods. The agreement, which was executed in September 2007, provides us with exclusive domestic distribution rights to Penthouse content for a term of 10 years. Additionally, we received the exclusive right to distribute content domestically through Penthouse branded video-on-demand and pay-per-view services.

        When considering the future operating results of the Transactional TV segment, we believe the following challenges and risks could adversely impact the segment's future operating results:

  •
  increased competition from established adult entertainment companies or new entrants to the category;

  •
  increased pressure from customers to reduce the revenue splits we receive or execute minimum guarantees;

  •
  a decline in buyers of adult TV services due to a migration to other adult services such as the internet and IPTV;

  •
  slowing growth of the overall adult entertainment category and limited incremental distribution opportunities within the U.S.;

  •
  continued product commoditization; and

  •
  adverse impacts to our business from a decline in discretionary customer spending as a result of less favorable U.S. economic conditions.

        The impact of these challenges and risks, and others that we may not have identified, could have a material adverse impact on our business. Nevertheless, we believe that we are well positioned to mitigate the impact of these risks and overcome the challenges.

        During fiscal year 2009 and future periods, we believe that the Transactional TV segment will continue to have opportunities for growth. We currently expect future growth in the segment to occur if we are successful with the following objectives:

  •
  expanding international distribution opportunities in Latin America and Europe;

  •
  increasing the proportional video-on-demand hours we receive on cable platforms;

  •
  increasing market share through Penthouse branded services;

  •
  continuing to increase the number of digital customers able to view our pay-per-view and video-on-demand content as cable operators continue to transition analog customers to their digital platforms;

  •
  transitioning by cable MSO and DBS providers to less edited content standards; and

  •
  improving the video-on-demand user interfaces.

Film Production Segment

        We acquired the Film Production segment during fiscal year 2006. The Film Production segment has historically derived the majority of its revenue from two principal businesses: (1) the production and distribution of original motion pictures such as "erotic thrillers," horror movies, and erotic, event styled content ("owned content"); and (2) the licensing of domestic third party films in international and domestic markets where we act as a sales agent for the product ("repped content"). This segment also periodically provides contract film production services to certain major Hollywood studios ("producer-for-hire" arrangements).

        We generate revenue by licensing our owned content for a one-time fee to premium TV services and through domestic and international distributors. Additionally, we license our erotic thrillers and adult event content to cable MSO and DBS providers through revenue split arrangements that are structured in a similar manner to our Transactional TV segment agreements. The revenue splits we receive from cable MSO and DBS providers for the Film Production segment content is higher than the revenue split we receive for our Transactional TV segment content primarily due to the more mainstream nature of the content.

        We also generate revenue through sales agency arrangements whereby we earn a sales commission and market fees by selling mainstream titles on behalf of film producers. The Film Production segment has several well established relationships with certain independent mainstream filmmakers and licenses the rights to these filmmakers' movies under the Lightning Entertainment Group labels.

        We have also recently established a new customer relationship and through this relationship, we expect to distribute repped content to domestic retail DVD markets. Through the arrangement, we will provide repped content to the customer under the Lightning Entertainment Group label. This customer will then market the film by placing it in limited theatrical release in order to increase the subsequent revenue generated in the larger retail DVD marketplace. The U.S. market for sales and rentals of DVD's is estimated to be over $24 billion, and the DVD market has historically not been a focus of the Film Production segment. We expect this new relationship will begin contributing incremental retail DVD revenue towards the end of fiscal year 2009 and will contribute more meaningful revenue beginning in fiscal year 2010.

        Our Film Production segment also infrequently acts as a producer-for-hire for major Hollywood studios. Through these arrangements, we provide services and incur costs associated with the film production. Once the film has been delivered and accepted by the customer, we earn a fee for our services. Although we maintain no ownership rights for the produced content, we are responsible for the management and oversight of the production. During the current fiscal year, we completed and recognized revenue and cost of sales for such an arrangement. We plan to continue to pursue opportunities to act as a producer-for-hire.

        During fiscal year 2008, we gained additional VOD distribution for our event and erotic thriller content on several top ten cable MSOs and DBS provider platforms in the U.S. At March 31, 2008, the Film Production segment owned content was distributed to over 28 million homes.

        When considering the future operating results of the Film Production segment, we believe the following challenges and risks could adversely impact this segment's operating results:

  •
  the identification and execution of owned content deals with premium movie service providers could become less frequent;

  •
  we are making larger producer advances and incurring more significant costs for repped content films with larger production budgets and we may be unable to recover these advances and costs through the future sale of the films;

  •
  increased competition to our owned content from more explicit adult film offerings;

  •
  a decline in buyers of our owned content due to a migration to other adult services such as the internet; and

  •
  adverse impacts to our business from a decline in discretionary customer spending as a result of less favorable U.S. economic conditions.

        If these challenges occur and we are unable to successfully address these issues, the results could have a material adverse impact on our operating results. We believe that our awareness of the challenges provides us with the ability to proactively react to the circumstances if they occur.

        During fiscal year 2009 and in future periods, we will focus on improving the revenue we generate from this segment through the following strategic initiatives:

  •
  improving the buy rates of VOD owned content on cable MSO and DBS platforms through the same methods utilized by our Transactional TV segment;

  •
  continuing the development of unique, original programming franchises;

  •
  increasing investments in higher quality titles that we represent through our Lightning Entertainment Group label; and

  •
  refining our relationships with key repped content customers to increase our DVD market share.

Direct-to-Consumer Segment

        Our Direct-to-Consumer segment generates revenue primarily by selling monthly memberships to our consumer websites. During fiscal year 2008, we experienced a decline in the Direct-to-Consumer segment revenue. We focused our efforts during the year on improving all aspects of our internet product in terms of site design, navigation, features, content and performance in an effort to increase traffic to the website and the conversion of that traffic into paying members. Additionally, we plan to launch a new version of our primary consumer website during fiscal year 2009 that will provide potential customers with new functionality and the opportunity to participate in a virtual website community. Because our efforts during fiscal year 2008 were primarily focused on the website redesign rather than marketing efforts, we experienced a decline in this segment's revenue. As of the fourth quarter of fiscal year 2008, we are no longer experiencing sequential quarterly declines in revenue and we expect to experience improvements in the revenue we generate from our consumer websites during fiscal year 2009.

        Our Direct-to-Consumer segment acquired certain intellectual property rights to an IPTV set-top box during January 2008. This technology allows us to manufacture a device through which consumers can obtain content directly through the internet and view the content on television. Based on a test business model, we would provide consumers with a menu of various channels for a subscriber fee and consumers will also have the opportunity to subscribe to individual channel services or a packaged service. We have incurred costs during the fourth quarter of fiscal year 2008 associated with this test model and we expect to continue to incur costs as we develop this test business model. If we are unsuccessful with the business model, there could be a negative impact on our results of operations and financial condition.

Corporate Administration Segment

        The Corporate Administration segment reflects all costs associated with the operation of the public holding company, New Frontier Media, Inc., that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer operating segments. These costs include, but are not limited to, legal and accounting expenses, insurance, registration and filing fees with NASDAQ, executive employee costs, and the SEC, investor relations and printing costs associated with our public filings and shareholder communications. Our focus for this operating segment is balancing cost containment with the need for administrative support for the growth of the Company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We continuously evaluate our methods, estimates and judgments. We believe the following critical accounting policies reflect the more significant judgments, estimates and considerations used in the preparation of our consolidated financial statements:

  •
  the recognition of revenue;

  •
  the recognition and measurement of income tax expenses, assets and liabilities (including the measurement of uncertain tax positions);

  •
  the valuation and recognition of share-based compensation;

  •
  the valuation of recoupable costs including producer advances, direct costs and chargebacks;

  •
  the achievement of certain earn-out targets associated with our acquisition of MRG;

  •
  the assessment of film costs and the forecast of anticipated revenue ("ultimate" revenue), which is used to amortize film costs;

  •
  the assessment of goodwill, intangibles and other long-lived assets; and

  •
  the reporting of prepaid distribution rights.

Each of these critical accounting policies is described in detail below.

Revenue Recognition

        Our revenue consists primarily of fees earned through the electronic distribution of our licensed and owned content through various media outlets including MSOs, DBS providers, the hospitality industry, the internet and wireless platforms, premium movie services, and other available media channels. Revenue also consists of fees earned through the licensing of third-party content whereby we act as a sales agent for the film producer. Revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered or delivery conditions for the completed film have been satisfied, the license period related to Film Production segment arrangements has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and its collection is probable. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment Pay-Per-View and VOD Services

        The Transactional TV segment's pay-per-view and video-on-demand revenue are recognized based on pay-per-view or video-on-demand buys and monthly subscriber counts reported each month by cable affiliates, DBS affiliates and hospitality providers. The actual monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service. This practice requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each affiliated system. Revenue may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports. The impact from adjusting estimated revenue to actual revenue has historically been immaterial.

Transactional TV Segment Advertising

        Revenue from the advertising of products on our pay-per-view networks is recognized in the same month that the related advertised product is sold, as reported by our third party partners. Revenue from spot advertising is recognized in the month the spot is run on the Transactional TV segment's networks.

Transactional TV Segment C-Band Services

        C-Band network services were sold through customer subscriptions that ranged from a one month period to a three month period. Revenue associated with these services was recognized on a straight-line basis over the term of the subscription.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of films is recognized consistent with the provisions of Statement of Position ("SOP") 00-2. Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, the delivery conditions of the completed film have been satisfied, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is probable. For agreements that involve the distribution of content to the home video market, pay-per-view market and video-on-demand market, we are unable to determine or reasonably estimate the fees earned from third-party providers in advance of receiving the reported earnings from the third-party providers because the market acceptance varies unpredictably by film. As a result, our share of licensing revenue from these arrangements is not recognized until the amounts are reported by third-party providers.

Film Production Segment Repped Content Licensing

        In accordance with the provisions of Emerging Issues Task Force ("EITF") Issue No. 99-19, we recognize revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned by us on the total licensing fee. The producers' share of the licensing fee is recorded as a liability by us until the balance is remitted to the producer. The agreements entered into with the producers may also provide for a marketing fee that can be earned by us. The marketing fee is stated as a fixed amount and is earned as collections from film licensing fees are received. We recognize marketing fees as revenue when the amounts become determinable and the collection of the fee is probable. The revenue recognition of the marketing fee generally corresponds to the performance of the related marketing activities.

Direct-to-Consumer Segment Internet Membership Fees

        Revenue from internet membership fees is recognized over the life of the membership. We record an allowance for refunds based on expected membership cancellations, credits and chargebacks.

Income Tax Expenses, Assets and Liabilities

        We make certain estimates and judgments in determining our income tax provision expense. These estimates and judgments are used in the determination of tax credits, benefits and deductions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. We also use estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to our tax provision in subsequent periods.

        We are required to evaluate the likelihood that we will be able to recover our deferred tax assets. If our evaluation determines that the recovery is unlikely, we are required to increase our provision for taxes by recording a valuation allowance against the deferred tax assets equal to the amount that is not expected to be recoverable. We currently estimate that these deferred tax assets will be recoverable. If our estimates were to change and our assessment indicated we would be unable to recover the deferred tax assets, we would be required to increase our income tax provision expense in the period of our change in estimate.

        The calculation of our tax liabilities involves dealing with uncertainties in the application of tax regulations. Effective at the beginning of the first quarter of fiscal year 2008, we adopted the provisions of Financial Accounting Standards Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 contains a two-step approach to recognizing and measuring uncertain tax position liabilities accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and our estimates regarding these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Share-Based Compensation

        Effective April 1, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payments. SFAS No. 123(R) requires employee and non-employee director stock options to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. We previously accounted for awards granted under our stock incentive plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provided the required pro forma disclosures prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, as amended. The exercise price of options granted was equal to or greater than the market price of our common stock on the date of grant. Accordingly, no share-based compensation was recognized in the financial statements prior to April 1, 2006.

        Under the modified prospective method of adoption for SFAS No. 123(R), the compensation cost recognized beginning in April 2006 includes (a) compensation cost for all equity incentive awards granted prior to, but not yet vested as of April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all equity incentive awards granted subsequent to April 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). We use the straight-line attribution method to recognize share-based compensation costs over the requisite service period of the award.

        We have various stock plans for key employees and non-employee directors which were stockholder approved and under which nonqualified and incentive stock options have been granted as noted above. Options granted generally vest over a one to four-year period and expire ten years from the grant date, and we issue new shares of common stock upon exercise of these stock options.

        Prior to the adoption of SFAS No. 123(R), we presented all tax benefits resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits in excess of recognized cumulative compensation cost (excess tax benefits) be classified as financing cash flows.

        For share-based compensation recognized during the fiscal year ended March 31, 2008 and 2007 as a result of the adoption of SFAS No. 123(R) as well as pro forma disclosures according to the original provisions of SFAS No. 123 for the periods prior to the adoption of SFAS No. 123(R), we used the Black-Scholes option pricing model to estimate the fair value of options granted. Volatility assumptions were derived using historical volatility data. The expected term data was stratified between officers and non-officers. The expected term was determined using the weighted average exercise behavior for these two groups of employees. During the quarter ended March 31, 2007, our future dividend yield at the time the options were issued was to be determined as 60% of free cash flow and so the dividend yield assumption used for stock options issued during that period was based on a forecast estimate of our future free cash flow determined at the approximate date that the related stock options were issued. The dividend yield assumption for stock options issued during the fiscal year ended March 31, 2008 was based on the declared dividend as approved by the board of directors divided by our end of day stock price on the related date of the stock option grant.

        Share-based compensation expense recognized in the consolidated statements of income for the fiscal years ended March 31, 2008 and 2007 is based on awards ultimately expected to vest, reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and are different for officers and non-officers. In pro forma information required under SFAS No. 123 for the periods prior to fiscal 2007, we accounted for forfeitures as they occurred.

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by us that are expected to be subsequently recouped through the collection of fees associated with the licensing of repped content. In connection with the Film Production segment's repped content operations, we enter into sales agency agreements whereby we act as a sales agent for a producer's film. These arrangements typically include provisions whereby certain costs that are incurred for marketing will be paid by us on behalf of the producer (such as movie trailer and ad material costs). We may also pay the producer a nonrefundable advance for the related film prior to the distribution of such film. As we subsequently license the producer's film and license fees are collected, the recoupable costs and producer advances are recouped by us through these license fee collections. License fees are typically not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered.

        We evaluate recoupable costs and producer advances for impairment based on estimates of future license fee collections. An impairment of these assets could occur if we were unable to collect fees from the licensing of a film that was sufficient to recover the related outstanding recoupable costs and producer advances. During the fiscal year ended March 31, 2008, we incurred impairment charges related to recoupable costs and producer advances of $0.2 million. No material impairment charges were incurred during the fiscal years ended March 31, 2007 or 2006.

MRG Earn-out

        As part of the MRG acquisition, we entered into an earn-out arrangement which provides for three additional earn-out payments totaling $2.0 million payable to the selling shareholders of MRG over a three year term if certain performance targets as defined by the purchase agreement are achieved each year. The 2006 calendar year earn-out target was exceeded and the amount due to the former principals of MRG of approximately $0.7 million was paid in May 2007. In accordance with the provisions of EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, the earn-out amount was recorded as an expense because the future earn-out consideration would be forfeited if the selling shareholders' employment terminated.

        During the first nine months of calendar year 2007, we estimated that the second annual earn-out target for the twelve months ended December 31, 2007 would also be met. However, actual results for MRG were not sufficient to achieve the second annual performance target. As a result, the previously accrued earn-out liability of approximately $0.5 million was reversed. The second annual earn-out payment could still be obtained by the selling shareholders of MRG if the performance results in year three of the earn-out period exceed the related year three target by an amount greater than the year two target shortfall. If actual performance or estimates for the twelve month period ending December 31, 2008 indicate that an overachievement equal to the shortfall in 2007 is likely to occur, we may be required to record the earn-out expenses that were reversed in the third quarter of the current fiscal year in subsequent future periods. We do not believe that the year three earn-out or recoupment of the year two earn-out is probable based on current estimates and historical performance data. As a result, we have not accrued any earn-out amounts at March 31, 2008.

Film Costs and Ultimate Revenue

        We capitalize film costs in accordance with SOP 00-2, Accounting by Producers or Distributors of Films. Film costs include costs to develop and produce films, which primarily consist of salaries, equipment and overhead costs. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. The cost of film libraries acquired is also included as a component of film costs. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Film cost valuations are reviewed on a title-by-title basis when an event or circumstance indicates that the fair value of the title is less than the unamortized cost. Adjustments associated with film cost valuations could have a material impact on our results of operations in future periods. During the fiscal year ended March 31, 2008, we recorded an impairment expense of $0.7 million for two film events whose fair value was less than the unamortized cost of the events. We had no similar write-offs during the years ended March 31, 2007 or 2006.

        Capitalized film costs are recognized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method, as defined by SOP 00-2. Estimates of ultimate revenue are reviewed periodically and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of television product.

Goodwill, Intangible and Long-lived Assets

        In accordance with the provisions of SFAS No. 142, we perform an impairment analysis on goodwill at the reporting segment level annually, or more frequently if events or changes in circumstances indicate that it might be impaired. The impairment test consists of a comparison of the estimated fair value of the reporting segment with its book value, including goodwill. If the estimated fair value of a reporting unit is less than the book value, then an impairment is deemed to have occurred. We reviewed our recorded goodwill for potential impairment at March 31, 2008 and concluded that goodwill was not impaired.

        We continually review long-lived assets and certain identifiable intangible assets held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In evaluating the fair value and future benefits of such assets, we consider the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period and recognize an impairment loss if the carrying value exceeds the expected future cash flows. The impairment loss is measured based upon the difference between the fair value of the asset and its recorded carrying value. During the years ended March 31, 2008 and 2007, we recorded impairment expenses of approximately $0.3 million and $0.1 million, respectively. No impairment charge was recorded during the year ended March 31, 2006.

Prepaid Distribution Rights

        Our Transactional TV and Direct-to-Consumer segments' film and content libraries consist of film licensing agreements. We account for the licenses in accordance with SFAS No. 63, Financial Accounting by Broadcasters. In accordance with SFAS No. 63, we capitalize the costs associated with the licenses as well as certain editing costs and amortize these capitalized costs on a straight-line basis over the term of the licensing agreement (generally 5 years). Under the provisions of SFAS No. 63, costs associated with such license agreements should be amortized using a basis that is consistent with the manner in which the related film revenue is expected to be recognized. In accordance with the provisions of SFAS No. 63, we amortize these costs on a straight-line basis because each usage of the film is expected to generate similar revenue and the revenue for the films is expected to be recognized ratably over the related license term. We regularly review and evaluate the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, we have determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

        Management periodically reviews the film and content libraries and assesses whether the unamortized cost approximates the fair market value of the libraries. In the event that the unamortized costs exceed the fair market value of the film libraries, we would expense the excess of the unamortized costs to reduce the carrying value to the fair market value. During the fiscal year ended March 31, 2007, we expensed $0.4 million of unamortized costs associated with the Direct-to-Consumer segment's licensed content library. During a periodic review of the film library and in connection with efforts to increase the quality of the products provided by this segment, we determined that certain identified content did not meet the quality standards necessary for future distribution. As a result, we determined that the identified content had no future value and accordingly, we recorded an impairment expense to write-off the remaining unamortized costs for this content. We had no write-offs of prepaid distribution rights during the fiscal year ended March 31, 2008 or 2006.

RESULTS OF OPERATIONS

Transactional TV Segment

        The following table sets forth certain financial information for the Transactional TV segment for each of the three fiscal years presented:

	(In Millions) Year Ended March 31,			Percent Change
	2008	2007(1)	2006(1)	'08 vs'07	'07 vs'06
Net revenue
PPV—Cable/DBS	$20.8	$26.5	$23.0	(22)%	15%
VOD	18.9	17.9	16.3	6%	10%
C-Band and other revenue	1.3	2.8	3.8	(54)%	(26)%

Total	41.0	47.2	43.1	(13)%	10%

Cost of sales	11.1	11.5	12.7	(3)%	(9)%

Gross profit	29.9	35.7	30.4	(16)%	17%

Gross profit %	73%	76%	71%

Operating expenses	8.6	8.0	7.4	8%	8%

Operating income	$21.3	$27.7	$23.0	(23)%	20%

(1)
Net revenue from advertising has been reclassified from PPV-Cable/DBS to C-Band and other revenue to conform with the current year presentation. Additionally, certain executive operating expenses have been reclassified from the Transactional TV segment to the Corporate Administration segment to conform with the current year presentation.

Net Revenue

PPV—Cable/DBS

        PPV—Cable/DBS revenue declined during fiscal year 2008 as compared to 2007 as a result of lower revenue from the second largest DBS provider in the U.S. following the renegotiation of our contract with that customer in the third quarter of fiscal year 2007. We receive a lower revenue split under the terms of the new contract. Concurrent with the renegotiation of this contract, two additional competitive channels were added to the same customer platform which also resulted in a decline in revenue. Revenue from the largest DBS platform in the U.S. was flat in fiscal year 2008 as compared to 2007. Although we added an additional channel to that platform during the third quarter of fiscal year 2008, the increase in revenue from the additional channel was offset by a reduction in the per-channel revenue we receive on the platform. Our per-channel revenue has declined primarily because competitive adult channels have been added to the platform. Furthermore, while we negotiated an automatic one year extension for each channel on this DBS platform that exceeded certain revenue targets through October 2008, our current projections indicate that such revenue targets may not be reached and the one year extension may not be realized. We may, therefore, be obligated to renegotiate the terms of that agreement, which may result in less favorable terms after October 2008 or the carriage of fewer channels.

        Growth in our PPV-Cable/DBS revenue from fiscal year 2006 to 2007 was primarily the result of the initial launch of two channels on the largest DBS platform in the U.S. in April 2006. This growth was partially offset by the above-mentioned renegotiation of our contract with the second largest DBS provider in the U.S. and the concurrent addition of two new competitive channels to that same platform.

VOD

        VOD revenue within the Transactional TV segment increased during fiscal year 2008 as compared to 2007 as a result of an improvement in the performance of our content on the largest U.S. cable MSO. Revenue from our VOD services was also higher as a result of increased buy rates for our content on the second largest cable MSO platform in the U.S. and other top ten cable MSO platforms in the U.S.

        The increase in VOD revenue during fiscal year 2007 as compared to 2006 was primarily due to a) a significant increase in revenue from the largest cable MSO in the U.S., b) improved performance from the second largest cable MSO in the U.S., and c) higher revenue from new launches on a top ten cable MSO in the U.S. Partially offsetting these increases in revenue was the impact from the sale of Adelphia Communications Corporation to larger multi-channel operators from which we receive a lower license fee and from a decline in revenue from VOD platforms where competitive content was added throughout the 2007 fiscal year.

C-Band and Other Revenue

        C-Band and other revenue declined during fiscal year 2008 as compared to 2007 due to customer conversions from C-Band "big dish" analog satellite systems to smaller digital DBS satellite systems, and from our discontinuation of the C-Band service during the third quarter of fiscal year 2008. The continued deterioration in subscribers made this service unprofitable and as a result, we discontinued the C-Band services in fiscal year 2008. We did not incur any material costs associated with discontinuing these services. We also experienced a decline in C-Band revenue in fiscal year 2007 as compared to 2006 from the above mentioned deterioration in subscribers.

Cost of Sales

        Our cost of sales primarily consists of expenses associated with our digital broadcast center, satellite uplinking, satellite transponder leases, programming acquisitions, video-on-demand transport, and amortization of content licenses. These costs also included in-house call center operations related to the C-Band service prior to the discontinuation of that service.

        Cost of sales was lower during fiscal year 2008 as compared to 2007 due the cancellation of the transponder service used to distribute our Plz network (formerly known as Pleasure) and from the discontinuation of our C-Band service. The decline in costs was partially offset by an increase in the video-on-demand transport fees we pay to a transport provider related to the execution of an amended contract with that provider in early fiscal year 2008.

        The decrease in cost of sales in fiscal year 2007 as compared to 2006 was due to a) a decline in our transponder rates and the cancellation of a transponder lease for our Plz network, b) lower transport fees through the use of new transport provider, c) a general decline in our content amortization costs; d) lower C-Band call center expenses from a strategic reduction in costs associated with the service, and e) lower depreciation and equipment lease costs because certain equipment and leases reached the end of their estimated useful lives. Partially offsetting these declines in costs was an increase in expenses for additional broadcast and media employees. We hired these new employees to process the incremental increase in content.

Operating Expenses and Operating Income

        The increase in operating expenses during fiscal year 2008 as compared to 2007 was primarily due to a) an increase in costs associated with promotion and marketing activities for new channel launches; b) a $0.2 million loss for the early disposition of equipment used within our digital broadcast center; c) the impact from writing off $0.1 million in tenant improvements associated with a prospective facility that proved inadequate for our requirements; and d) an increase in costs related to improving the segment's IT infrastructure. The increase in expenses was partially offset by a reduction in certain prior year advertising costs that were incurred in an effort to improve buy rates on distribution platforms. Operating income for fiscal year 2008 was $21.3 million as compared to $27.7 million during fiscal year 2007.

        The increase in our operating expenses in fiscal year 2007 as compared to 2006 is primarily related to a) additional stock option expenses related to the adoption of SFAS No. 123(R), b) an increase in costs related to advertising our networks on other channels in an effort to raise brand awareness and improve pay-per-view buys, c) an increase in trade show expenses as we continue to expand our presence at certain cable and DBS events, d) an increase in expenses related to branding and consumer studies performed during the year, and e) an increase in expenses associated with the development and creation of unique interstitial and video-on-demand content. The increase in these expenses was partially offset by a decline in expenses related to moving one of our salesmen to the Direct-to-Consumer segment. Operating income for fiscal year 2007 was $27.7 million as compared to $23.0 million during fiscal year 2006.

Film Production Segment

        The following table sets forth certain financial information for the Film Production segment for each of the three fiscal years presented:

	(In Millions) Year Ended March 31,			Percent Change
	2008	2007(1)	2006(1)	'08 vs'07	'07 vs'06
Net revenue
Owned content	$8.1	$11.1	$0.6	(27)%	#
Repped content	2.0	2.1	0.5	(5)%	#
Other revenue	2.9	0.5	0.1	#	#

Total(2)	13.1	13.7	1.2	(4)%	#

Cost of sales	5.9	7.0	0.6	(16)%	#

Gross profit(2)	7.2	6.7	0.5	7%	#

Gross profit %	55%	49%	42%

Operating expenses	5.0	4.5	0.7	11%	#

Operating income (loss)	$2.2	$2.2	$(0.2)	0%	#

#
Represents an increase or decrease in excess of 100%.

(1)
Other revenue was previously classified within owned content revenue and has been reclassified to conform with the current year presentation.

(2)
Amounts may not sum due to rounding.

        Information regarding the variance in the fiscal year 2007 results as compared to 2006 is not provided in the below discussion because the Film Production segment was acquired in February 2006 and the information is not considered useful.

Net Revenue

Owned Content

        The decrease in owned content revenue during fiscal year 2008 as compared to 2007 is primarily due to a decline in the number of large customer agreements that were executed during fiscal year

2008. We also received less revenue during fiscal year 2008 from a large pay-per-view aggregator and from the largest DBS platform in the U.S. due to an unfavorable change in the license fee structure with that customer and from a change in the placement of our content on that platform's electronic platform guide. These declines in revenue were partially offset by an increase in VOD revenue from our distribution of content on six major U.S. cable MSOs.

Repped Content

        Repped content revenue includes revenue from the licensing of film titles that we represent (but do not own) under international sales agency relationships with various independent film producers. The revenue from our repped content was flat during fiscal year 2008 as compared to 2007.

Other Revenue

        Other revenue relates to amounts earned through producer-for-hire arrangements, music royalty fees and the delivery of other miscellaneous film materials to distributors. The increase in other revenue during fiscal year 2008 as compared to 2007 is due to our completion of a producer-for-hire arrangement with a major Hollywood studio during the current fiscal year.

Cost of Sales

        Our cost of sales is primarily comprised of the amortization of our owned content film costs as well as delivery and distribution costs related to that content. These expenses also include the costs we incur to provide producer-for-hire services. There is no significant cost of sales related to the repped content services.

        The decline in cost of sales during fiscal year 2008 is primarily related lower film cost amortization associated with the decline in owned content revenue. Cost of sales also declined as a result of the monetization of films that were produced after the acquisition of this segment in 2006. Films that were produced prior to the MRG acquisition typically have a higher cost of sales because they were recorded at fair value when we acquired MRG. Also contributing to the decline in cost of sales was the delivery of older titles whose film costs had been fully amortized in prior periods. Film cost amortization as a percentage of the related owned content revenue for fiscal year 2008 and 2007 was 34% and 55%, respectively. The decrease in costs was partially offset by an increase in cost of sales from expenses realized in connection with the completion of a producer-for-hire arrangement.

Operating Expenses and Operating Income

        Operating expenses increased in fiscal year 2008 primarily as a result of a $0.7 million impairment charge incurred for two film events. The film costs for the events were initially established at the time of our acquisition of MRG in 2006 and were recorded at fair value based on the expected future benefits to be derived from the events. We lowered our estimate of the expected future benefits to be derived from these events during fiscal year 2008 and as a result, we recorded an impairment charge for the events equal to the difference in the remaining unamortized event costs and the expected future benefits to be derived. Operating expenses were also higher during fiscal year 2008 due to a) a $0.2 million reserve expense recorded for potentially unrecoupable costs incurred on older repped content titles; b) a $0.2 million bad debt write-off related to an uncollectible customer account; and c) an increase in trade show exhibition costs.

        The increase in operating expenses was partially offset by a reduction in the MRG earn-out expense. The MRG purchase agreement provides that if certain annual performance targets are achieved by MRG in each of the twelve month performance periods ending December 31, 2006, 2007 and 2008, the former principals of MRG could receive additional earn-out payments of approximately $0.7 million in each of the periods. During our fiscal year ended March 31, 2007, we recorded an earn-out expense of approximately $0.7 million associated with MRG's achievement of the performance target during the 2006 performance period. During the 2007 performance period, actual results for MRG were not sufficient to achieve the performance target and as a result, no earn-out expense was recorded. Although the principals of MRG are entitled to recover the earn-out for 2007 if actual results for the 2008 performance period exceed the performance target by the amount of the shortfall in 2007, we do not currently estimate that this will occur based on historical and forecast performance data. Additionally, we do not expect that the earn-out target will be achieved for the 2008 performance period and so we have not recorded any expense for that period. If changes in our estimates indicate that an overachievement of the performance target equal to the shortfall in 2007 is likely to occur or that the 2008 performance period target will be achieved, we would accrue the related expenses in future periods.

        Operating income in each of the fiscal years ended March 31, 2008 and 2007 was $2.2 million.

Direct-to-Consumer Segment

        The following table sets forth certain financial information for the Direct-to-Consumer segment for each of the three fiscal years presented:

	(In Millions) Year Ended March 31,			Percent Change
	2008	2007	2006	'08 vs'07	'07 vs'06
Net revenue
Net membership	$1.4	$1.9	$2.3	(26)%	(17)%
Other revenue	0.4	0.4	0.2	0%	#

Total	1.8	2.3	2.5	(22)%	(8)%

Cost of sales	0.7	1.0	1.0	(30)%	0%

Gross profit(1)	1.2	1.3	1.5	(8)%	(13)%

Gross profit %	67%	57%	60%

Operating expenses(2)	1.2	2.0	1.1	(40)%	82%

Operating income (loss)	$—	$(0.7)	$0.4	#	#

(1)
Amounts may not sum due to rounding.

(2)
The fiscal year 2007 results include a $0.4 million impairment charge for the write-off of certain licensed content and a $0.1 million impairment charge related to the write-off of certain distribution software.

#
Represents an increase or decrease in excess of 100%.

Net Revenue

Net Membership

        Net membership revenue declined during fiscal year 2008 as compared to 2007 as a result of a decline in new memberships. Throughout fiscal year 2008, we dedicated our resources in this segment towards rebuilding our consumer websites and as a result, our marketing efforts have not been as robust. We expect to launch a new version of our primary consumer website during fiscal year 2009 that will provide potential customers with new functionality and the opportunity to participate in a virtual website community.

        The 17% decline in net membership revenue from fiscal year 2006 to 2007 was the result of a decline in traffic to our web site and erosion in monthly memberships. During fiscal year 2007, we experienced a decline in revenue because we did not actively market our websites and we participated in very few affiliate webmaster programs.

Other Revenue

        Other revenue primarily relates to the sale of content to other webmasters, the distribution of our website to the LodgeNet Entertainment Corporation customer base, and revenue from the distribution of our content through wireless platforms.

        Other revenue was flat during fiscal year 2008 as compared to fiscal year 2007. Other revenue increased in fiscal year 2007 as compared to 2006 due to the sale of our content through wireless platforms. This increase was partially offset by a decrease in the revenue we generate through the sale of content to third-party webmasters.

Cost of Sales

        Cost of sales primarily consists of expenses associated with credit card processing, bandwidth, traffic acquisition, content and depreciation of assets.

        The Direct-to-Consumer segment's cost of sales declined during fiscal year 2008 as a result of lower amortization expense associated with the write-off of a licensed content library during the third quarter of fiscal year 2007. Also contributing to the decline was a reduction in wireless distribution expenses because we are no longer devoting resources to wireless activities.

        Cost of sales was flat during fiscal year 2007 as compared to fiscal year 2006. Although costs declined from lower credit card processing costs related to the decline in our membership revenue as well as lower traffic acquisition costs and depreciation expense, the decrease in these costs was offset by higher costs associated with the distribution of our content on wireless platforms, including content costs, short message service ("SMS") fees, and software costs.

Operating Expenses and Operating Income

        Operating expenses have declined during fiscal year 2008 as compared to 2007 from a reduction in employee costs related to wireless activities. Operating expenses were also lower because fiscal year 2007 amounts included a $0.4 million licensed content impairment expense and a $0.1 million asset impairment expense for certain distribution software. These impairment charges did not recur in fiscal year 2008. The declines in operating expenses were partially offset by an increase in costs from our efforts to update and improve our consumer websites and from additional employee costs associated with efforts to establish IPTV services. Our operating income results for fiscal year 2008 were break-even as compared to an operating loss of $0.7 million in fiscal year 2007.

        The increase in operating expenses in fiscal year 2007 as compared to 2006 is due to the above mentioned impairment charges incurred for licensed content and distribution software. Operating expenses were also higher as a result of increased costs related to the development and distribution of our content to wireless platforms and additional advertising costs to promote a SMS campaign. The increase in these costs was partially offset by a decline in costs related to our web product from certain employee terminations. The Direct-to-Consumer segment generated an operating loss of $0.7 million in fiscal year 2007 as compared to operating income of $0.4 million in fiscal year 2006.

Corporate Administration

        The following table sets forth certain financial information for the Corporate Administration segment for each of the three fiscal years presented:

	(In Millions) Year Ended March 31,			Percent Change
	2008	2007(1)	2006(1)	'08 vs'07	'07 vs'06
Operating expenses	$10.4	$9.9	$7.1	5%	39%

(1)
Certain executive operating expenses have been reclassified from the Transactional TV segment to the Corporate Administration segment to conform with the current year presentation.

        Expenses related to the Corporate Administration segment include all costs associated with the operation of the public holding company, New Frontier Media, Inc., which are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments. These costs include, but are not limited to, legal and accounting expenses, human resources and training, insurance, registration and filing fees with NASDAQ, executive employee costs and the SEC, investor relations, and printing costs associated with our public filings and shareholder communications.

        Corporate administration costs increased during the fiscal year 2008 due to an increase in employee costs associated with a sales executive whose function is to sell products across all segments (this employee's costs and services were previously associated with the wireless activities within the Direct-to-Consumer segment) and an increase in costs associated with the hiring of a chief information officer in February 2007. These increases were partially offset by a decrease in external legal fees and bonus accruals.

        The increase in costs during fiscal year 2007 as compared to 2006 is primarily related to: a) an increase in expense due to the adoption of SFAS No. 123(R) during the 2007 fiscal year which requires us to expense the fair value of stock options; b) an increase in costs related to the addition of a chief operating officer and chief information officer; c) an increase in outside legal costs; d) an increase in outside accounting fees to ensure the Film Production segment was compliant with Section 404 of the Sarbanes-Oxley Act; e) an increase in internal accounting resources necessary for increased compliance requirements; and f) an increase in insurance costs related to additional key man life for the principals of the Film Production segment and higher director and officer insurance limits.

LIQUIDITY AND CAPITAL RESOURCES

        Our current priorities for the use of our cash are:

  •
  investments in processes intended to improve the quality and marketability of our products;

  •
  funding the operations of the set-top box and IPTV business within our Direct-to-Consumer segment;

  •
  funding our operating and capital requirements; and

  •
  funding the repurchase from time to time of shares of our common stock pursuant to our stock repurchase program.

        We believe that existing cash and estimated cash generated from operations will be sufficient to satisfy our operating requirements, and we believe that any capital expenditures, content licensing, film production costs, stock repurchases and inventory purchases that may be incurred can be financed through our current existing cash and investments and cash flows from operations.

Cash Flows from Operating Activities and Investing Activities:

        Our cash flows from operating and investing activities for each of the three fiscal years presented are as follows (in millions):

	Year Ended March 31,
	2008	2007	2006
Net cash provided by operating activities:	$8.2	$18.9	$12.3

Cash flows from investing activities:
Restricted funds held in escrow	—	—	(2.6)
Payment for business acquisitions, net of cash acquired	—	—	(13.3)
Purchase of investments available-for-sale	(2.8)	(26.3)	(35.5)
Redemption of investments available-for-sale	11.2	27.8	38.4
Purchase of equipment and furniture	(2.1)	(1.8)	(1.0)
Purchase of intangible assets	(0.4)	—	—
Payment of related party note arising from business acquisition	(0.6)	(0.6)	—

Net cash provided by (used in) investing activities	$5.3	$(0.9)	$(14.0)

        The decrease in cash provided by operating activities during fiscal year 2008 as compared to 2007 is primarily related to the following:

  •
  a $3.6 million decrease in net income;

  •
  a reduction in cash flows generated by the Film Production segment as reflected in the $3.2 million decline in that segment's depreciation and amortization and the $1.5 million increase in cash used for film production; and

  •
  a $2.9 million impact from cash paid for employee compensation.

        Cash provided by operating activities increased in fiscal year 2007 as compared to fiscal year 2006 primarily due to an increase in net income of $1.0 million and additional cash flows associated with the first full year of operations of the Film Production segment. These increases were partially offset by a reduction in operating cash flows related to an additional $0.9 million of cash disbursements for the purchase of prepaid distribution rights and $2.3 million of additional cash disbursements associated with production costs in the Film Production segment.

        The increase in cash provided by investing activities is primarily related to the net $8.4 million of cash received from the redemption of investments. This cash was primarily used to pay quarterly shareholder dividends and for the purchase of approximately 621,000 shares of common stock at an average price of $6.24 per share through our stock repurchase program as reflected in the financing activities of the consolidated statements of cash flows discussed below. Capital expenditures of $2.1 million primarily relate to purchases of servers and editing equipment to maintain our digital broadcast center and computers, and we paid $0.4 million primarily related to our purchase of the intellectual property rights of a set-top box for the provision of IPTV services. The related party note payable disbursements during each period presented were paid to the former principals of MRG from whom we acquired the Film Production segment.

        Net cash used in investing activities was $0.9 million in fiscal year 2007 as compared to $14.0 million in fiscal year 2006. Cash disbursements in fiscal year 2007 primarily included capital expenditures for the purchase of editing equipment, computers, servers, software, encryption equipment for new cable launches, a storage area network system, and an archival storage system. These cash disbursements were partially offset by cash receipts associated with the net redemption of $1.5 million of investments. Cash flows used in investing activities in fiscal year 2006 primarily reflect cash disbursements associated with our acquisition of MRG.

Cash Flows from Financing Activities:

        Our cash flows from financing activities for each of the three fiscal years presented are as follows (in millions):

	Year Ended March 31,
	2008	2007	2006
Cash flows from financing activities:
Payments on capital lease obligations	$—	$—	$(0.2)
Purchase of common stock	(3.9)	(2.2)	—
Payments on line of credit	—	—	(4.5)
Proceeds from stock option and warrant exercises	0.5	2.8	0.8
Payment of dividend	(9.0)	(14.6)	—
Excess tax (shortfall) benefit from option/warrant exercise	(0.1)	0.8	—
Decrease in other financing obligations	—	—	(0.3)

Net cash used in financing activities(1)	$(12.5)	$(13.2)	$(4.1)

(1)
Amounts may not sum due to rounding.

        Net cash used in financing activities during fiscal year 2008 reflects $9.0 million in payments for quarterly cash dividends and $3.9 million for the purchase of common stock through our stock repurchase plan. This use of cash was slightly offset by $0.5 million in proceeds from the exercise of stock options. The excess tax (shortfall) benefit relates to the tax deductions that we received upon exercise of an option by an employee or non-employee director in excess of those anticipated at the time of the option grant.

        Net cash used during fiscal year 2007 primarily relates to the payment of a special dividend in the amount of $0.60 per share, or $14.6 million total, in February 2007. We also used $2.2 million of cash to repurchase approximately 0.3 million shares of our common stock during the quarter ended September 30, 2006 at an average price of $8.64 per share. These cash disbursements were partially offset by $2.8 million in proceeds from the exercise of stock options during the year and a tax benefit of $0.8 million related to tax deductions we received upon the exercise of options by employees and non-employee directors.

        During the 2006 fiscal year, we assumed certain debt and interest liabilities of approximately $4.5 million as part of our acquisition of MRG. Concurrent with our acquisition of MRG, we paid the $4.5 million balance of the debt and interest liabilities. This use of cash was partially offset by cash received from the exercise of stock options and warrants during the year of $0.8 million.

Cash Dividends and Stock Repurchase Plan

        During each of the quarters in fiscal year 2008, our Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. We paid approximately $9.0 million in cash dividends through March 31, 2008 and we paid an additional $3.0 million in April 2008 related to the dividend declared in the fourth quarter of fiscal year 2008. The Board of Directors did not declare a quarterly dividend for the first quarter of fiscal year 2009 and suspended the Company's quarterly dividend indefinitely. The payment of future quarterly dividends is at the discretion of the Board of Directors.

        In December 2005, our Board of Directors approved a 2.0 million share repurchase plan to be executed over 30 months. During fiscal year 2008, we repurchased approximately 0.6 million shares of common stock in accordance with this plan. The total purchase price for these shares was approximately $3.9 million and the average purchase price per share was $6.24. In June 2008 the Board of Directors extended the duration of the stock repurchase program through June 2010.

Borrowing Arrangements

        In July 2007, we obtained a $7.5 million line of credit from an outside financial institution. Amounts borrowed under the line of credit can be used to support our short-term working capital needs. The line of credit is secured by our trade accounts receivable and will mature in July 2008. The interest rate applied to borrowings under the line of credit is based on the current prime rate less 0.13%. The terms of the line of credit include certain defined negative and affirmative covenants customary for facilities of this type, and we were in compliance with these covenants at March 31, 2008. We have made no borrowings under the line of credit.

Commitments and Contingencies

Contractual Cash Obligations

        The following table reflects our contractual cash obligations as of March 31, 2008 for each of the fiscal year time periods specified:

	Payments Due by Period (in millions):
Contractual Obligations	Total	2009	2010-2011	2012-2013	2014 and thereafter
Operating lease obligations	$7.8	$1.9	$3.8	$1.8	$0.3
Vendor obligations	17.8	5.0	6.0	2.3	4.5
Employment contract obligations	4.5	4.0	0.5	—	—

Total(1)	$30.2	$11.0	$10.3	$4.1	$4.8

(1)
Totals may not sum due to rounding.

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because we estimate that the movies will be delivered in the specified time periods.

        We have recorded long-term income taxes payable of $0.2 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. We also have approximately $1.6 million of uncertain tax positions recorded as current taxes payable at March 31, 2008. We are unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

MRG Earn-out

        As part of the MRG acquisition, we entered into an earn-out arrangement which provides for three additional earn-out payments totaling $2.0 million payable to the selling shareholders of MRG over a three year term if certain performance targets as defined by the purchase agreement are achieved each year. The 2006 calendar year earn-out target was exceeded and the amount due to the former principals of MRG of approximately $0.7 million was paid in May 2007. During the calendar year 2007 earn-out period, actual results for MRG were not sufficient to achieve the second annual performance target. The second annual earn-out payment could still be obtained by the selling shareholders of MRG if the performance results in year three of the earn-out period exceed the related year three target by an amount greater than the year two target shortfall. Based on current estimates and actual historical performance data, we do not believe that the 2008 calendar earn-out target will be achieved nor will the 2007 calendar year earn-out be recovered. If actual performance or estimates for the twelve month period ending December 31, 2008 indicate that the earn-out targets are likely to be achieved, we could be required to record an earn-out accrual for 2008 and 2007.

Uncertain Tax Positions

        In connection with our adoption of FIN No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, we have $1.8 million in total liabilities recorded for an unrecognized tax benefit at March 31, 2008. We estimate that it is reasonably possible that $1.6 million of this balance will be settled during fiscal year 2009 and accordingly, this balance is classified as a current liability within taxes payable.

RECENT ACCOUNTING PRONOUNCEMENTS

        See Recently Issued Accounting Pronouncements in Note 1—Organization and Summary of Significant Accounting Policies within the Company's Financial Statements and Supplementary Data commencing on page F-2 herein.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         Market Risk.    The Company's exposure to market risk is principally confined to cash and cash equivalents, investments and notes payable, which have short maturities and, therefore, minimal and immaterial market risk.

         Interest Rate Risk.    As of June 4, 2008, the Company had cash in checking, money market accounts, corporate debt securities and municipal securities. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of these assets.

         Foreign Currency Exchange Risk.    The Company does not have any material foreign currency exposure.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The consolidated financial statements of New Frontier Media, Inc. and its subsidiaries, including the notes thereto and the report of independent accountants therein, commence at page F-2 of this Report and are incorporated herein by reference.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

ITEM 9A.    CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

        Based on management's evaluation (with the participation of our Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO")), as of the end of the period covered by this report, our CEO and CFO have concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

        There were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Management assessed our internal control over financial reporting as of March 31, 2008, the end of our fiscal year. Management based its assessment on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's assessment included evaluation of elements such as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment.

        Based on the assessment, management has concluded that our internal control over financial reporting was effective as of the end of the fiscal year to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. We reviewed the results of management's assessment with the Audit Committee of our Board of Directors.

        Our independent registered public accounting firm, Grant Thornton LLP, independently assessed the effectiveness of the Company's internal control over financial reporting. Grant Thornton has issued an attestation report concurring with management's assessment, which is included herein.

Inherent Limitations on Effectiveness of Controls

        Our management, including the CEO and CFO, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  New Frontier Media, Inc. and Subsidiaries

        We have audited New Frontier Media, Inc. and Subsidiaries' internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). New Frontier Media, Inc. and Subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on New Frontier Media, Inc. and Subsidiaries' internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, New Frontier Media, Inc. and Subsidiaries maintained, in all material respect, effective internal control over financial reporting as of March 31, 2008 based on criteria established in Internal Control—Integrated Framework issued by COSO.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of New Frontier Media, Inc. and Subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2008 and our report dated June 13, 2008 expressed an unqualified opinion on those financial statements.

/s/ GRANT THORNTON LLP

New York, New York
June 13, 2008

 ITEM 9B.    OTHER INFORMATION.

        Pursuant to our amended and restated bylaws and applicable Colorado law, our Board of Directors approved on June 10, 2008 amendments to our amended and restated bylaws to, among other things: update several of the notice periods and indemnification and other provisions to conform them with current Colorado law and Company practices; conform portions of the provisions governing shareholder voting matters to current Colorado law and the Company's amended and restated articles of incorporation; provide for additional permitted methods of notice delivery for special meetings of directors; and make minor other conforming and typographical error corrections. A revised clean version and marked version reflecting the amendments effected are filed with the Company's annual report on Form 10-K filed for its fiscal year ended March 31, 2008 as exhibits 3.02 and 3.03.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

  New Frontier Media, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of New Frontier Media, Inc. and Subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 2008. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Schedule II—Valuation and Qualifying Accounts. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Frontier Media, Inc. and Subsidiaries as of March 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended March 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for share-based compensation effective April 1, 2006 in connection with the adoption of Statement of Financial Accounting Standards (FASB) No. 123 (revised 2004), "Shared-Based Payment."

        As discussed in Note 9 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" effective April 1, 2007.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), New Frontier Media, Inc. and Subsidiaries' internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"), and our report dated June 13, 2008 expressed an unqualified opinion thereon.

/s/ GRANT THORNTON LLP

New York, New York
June 13, 2008

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	March 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$18,325	$17,345
Restricted cash	38	1,710
Marketable securities	930	8,681
Accounts receivable, net of allowance for doubtful accounts of $169 and $41, at March 31, 2008 and 2007, respectively	13,873	12,249
Taxes receivable	—	986
Deferred tax asset	620	528
Prepaid and other assets	1,899	1,877

Total current assets	35,685	43,376

Equipment and furniture, net	4,861	4,534
Prepaid distribution rights, net	10,381	9,084
Marketable securities	—	587
Recoupable costs and producer advances, net	2,448	1,278
Film costs, net	7,626	6,991
Goodwill	18,608	18,608
Other identifiable intangible assets, net	3,033	2,771
Other assets	1,019	987

Total assets	$83,661	$88,216

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,937	$1,942
Dividend payable	2,982	—
Taxes payable	760	—
Producer payable	1,012	1,049
Deferred revenue	984	889
Due to related party	21	647
Accrued compensation	1,817	3,298
Deferred producer liabilities	2,862	1,344
Accrued and other liabilities	2,236	3,664

Total current liabilities	15,611	12,833

Deferred tax liability	795	976
Taxes payable	216	1,726
Other long-term liabilities	1,002	982

Total liabilities	17,624	16,517

Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value, 4,999 shares authorized, no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000 shares authorized, 23,775 and 24,302 shares issued and outstanding, at March 31, 2008 and 2007, respectively	2	2
Additional paid-in capital	61,854	64,191
Retained earnings	4,191	7,536
Accumulated other comprehensive loss	(10)	(30)

Total shareholders' equity	66,037	71,699

Total liabilities and shareholders' equity	$83,661	$88,216

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Year Ended March 31,
	2008	2007	2006
Net sales	$55,911	$63,271	$46,851
Cost of sales	17,686	19,631	14,421

Gross margin	38,225	43,640	32,430

Operating expenses:
Sales and marketing	7,239	6,750	5,103
General and administrative	16,748	17,128	11,327
Charge for asset dispositions and impairments	1,150	533	—

Total operating expenses	25,137	24,411	16,430

Operating income	13,088	19,229	16,000

Other income (expense):
Interest income	711	1,241	1,155
Interest expense	(157)	(229)	(41)
Other income (loss), net	97	64	(7)

Total other income	651	1,076	1,107

Income before provision for income taxes	13,739	20,305	17,107
Provision for income taxes	(5,079)	(7,996)	(5,824)

Net income	$8,660	$12,309	$11,283

Basic income per share	$0.36	$0.51	$0.49

Diluted income per share	$0.36	$0.51	$0.48

Dividends declared per share	$0.50	$0.60	$—

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended March 31,
	2008	2007	2006
Net income	$8,660	$12,309	$11,283
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale marketable securities, net of income taxes	20	44	(19)

Total comprehensive income	$8,680	$12,353	$11,264

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(in thousands, except per share amounts)

	Common Stock $.0001 Par Value
			Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)
	Shares	Amounts				Total
Balance at March 31, 2005	22,575	$2	$55,173	$(1,454)	$(55)	$53,666
Exercise of stock options/warrants	326	—	830	—	—	830
Stock issued for acquisition	749	—	5,000	—	—	5,000
Tax benefit for stock option/warrant exercises	—	—	485	—	—	485
Unrealized loss on available-for-sale securities	—	—	—	—	(19)	(19)
Net income	—	—	—	11,283	—	11,283

Balance at March 31, 2006	23,650	2	61,488	9,829	(74)	71,245
Exercise of stock options/warrants	902	—	2,802	—	—	2,802
Tax benefit for stock option/warrant exercises	—	—	1,027	—	—	1,027
Purchase of common stock	(250)	—	(2,160)	—	—	(2,160)
Share-based compensation	—	—	1,034	—	—	1,034
Unrealized gain on available-for-sale securities	—	—	—	—	44	44
Net income	—	—	—	12,309	—	12,309
Declared dividend ($0.60 per share)	—	—	—	(14,602)	—	(14,602)

Balance at March 31, 2007	24,302	2	64,191	7,536	(30)	71,699
Exercise of stock options/warrants	94	—	511	—	—	511
Tax benefit for stock option/warrant exercises	—	—	120	—	—	120
Purchase of common stock	(621)	—	(3,874)	—	—	(3,874)
Share-based compensation	—	—	906	—	—	906
Unrealized gain on available-for-sale securities	—	—	—	—	20	20
Net income	—	—	—	8,660	—	8,660
Declared dividend ($0.50 per share)	—	—	—	(12,005)	—	(12,005)

Balance at March 31, 2008	23,775	$2	$61,854	$4,191	$(10)	$66,037

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$8,660	$12,309	$11,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,285	11,554	5,991
Tax benefit from option/warrant exercises	227	268	485
Share-based compensation	906	1,034	—
Charge for asset dispositions and impairments	1,150	533	—
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(1,624)	146	(2,120)
Accounts payable	694	(209)	(207)
Prepaid distribution rights	(4,553)	(4,152)	(3,225)
Capitalized film costs	(4,093)	(2,626)	(285)
Deferred revenue, net	95	135	59
Producers payable	(37)	503	(263)
Taxes receivable and payable, net	237	(1,296)	1,516
Deferred tax asset and liability, net	(288)	(1,016)	(757)
Accrued compensation	(1,481)	1,441	594
Other assets and liabilities	6	252	(759)

Net cash provided by operating activities	8,184	18,876	12,312

Cash flows from investing activities:
Restricted funds held in escrow	—	—	(2,564)
Payment for business acquisitions, net of cash acquired	—	(18)	(13,332)
Purchase of investments available-for-sale	(2,828)	(26,340)	(35,522)
Redemption of investments available-for-sale	11,201	27,806	38,448
Purchase of equipment and furniture	(2,058)	(1,786)	(991)
Purchases of intangible assets	(400)	—	—
Payment of related party note arising from business acquisition	(626)	(603)	—
Other	—	—	(24)

Net cash provided by (used in) investing activities	5,289	(941)	(13,985)

Cash flows from financing activities:
Payments on capital lease obligations	—	—	(154)
Purchase of common stock	(3,874)	(2,160)	—
Payments on line of credit	—	—	(4,520)
Proceeds from stock option and warrant exercises	511	2,802	830
Payment of dividend	(9,023)	(14,602)	—
Excess tax (shortfall) benefit from option/warrant exercise	(107)	759	—
Decrease in other financing obligations	—	—	(275)

Net cash used in financing activities	(12,493)	(13,201)	(4,119)

Net increase (decrease) in cash and cash equivalents	980	4,734	(5,792)
Cash and cash equivalents, beginning of year	17,345	12,611	18,403

Cash and cash equivalents, end of year	$18,325	$17,345	$12,611

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended March 31,
	2008	2007	2006
Supplemental cash flow data:
Interest paid	$26	$1	$49

Income taxes paid	$5,533	$9,285	$4,583

Noncash investing and financing activities:
Increase in goodwill for final valuation of purchased intangibles, deferred tax liability and other adjustments	$—	$1,846	$—

Escrow funds included in restricted cash used to settle liabilities related to business acquisition	$1,660	$904	$—

Stock issued for business acquisition	$—	$—	$5,000

Increase in other identifiable intangible assets, net, for the purchase of intellectual property and a patent	$661	$—	$—

The accompanying notes are an integral part of the audited consolidated financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        New Frontier Media, Inc. is a publicly traded holding company for its operating subsidiaries which are reflected in the Transactional TV segment (formerly the Pay TV segment), the Film Production segment and the Direct-to-Consumer segment (formerly the Internet segment).

Transactional TV Segment

        The Transactional TV segment is a leading provider of adult programming to multi-channel television providers and low-powered, direct-to-home households. The Transactional TV segment is able to provide a variety of editing styles and programming mixes to a broad range of adult consumers. Ten Sales, Inc., which is also reflected within the operating results of the Transactional TV segment, was formed in April 2003 and is responsible for selling the segment's services.

Film Production Segment

        The Film Production segment derives its revenue from two principal businesses: a) the production and distribution of original motion pictures known as "erotic thrillers," horror movies, and erotic, event styled content (collectively, "owned content") which is provided through the MRG Entertainment label and b) the licensing of domestic third party films in international and domestic markets where it acts as a sales agent for the product ("repped content") which is provided through the Lightning Entertainment Group label. This segment also periodically provides contract film production services to certain major Hollywood studios ("producer-for-hire" arrangements).

Direct-to-Consumer Segment

        The Direct-to-Consumer segment aggregates and resells content through the internet. Revenue in this segment is primarily generated through the acquisition of monthly subscribers on adult-oriented consumer websites. The Direct-to-Consumer segment also recently acquired intellectual property rights for a set-top box that provides content to consumers through internet protocol television ("IPTV") technology. The Company is currently testing this business model concept.

Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of New Frontier Media, Inc. and its wholly owned subsidiaries (collectively herein referred to as "New Frontier Media" and the "Company"). All significant intercompany accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principals requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounting estimates that require the Company's most significant, difficult and subjective judgments include:

  •
  estimated revenue for certain Transactional TV segment pay-per-view and video-on-demand ("VOD") services;

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  the recognition and measurement of deferred income tax assets and liabilities (including the measurement of uncertain tax positions);

  •
  the valuation of recoupable costs including producer advances, direct costs and chargebacks;

  •
  the achievement of certain earn-out targets associated with the Company's acquisition of MRG Entertainment, Inc., and its subsidiaries and a related company, Lifestyles Entertainment, Inc. (collectively "MRG") and the use of this information to estimate earn-out expense;

  •
  the forecast of anticipated revenue ("ultimate" revenue), which is used to amortize film costs;

  •
  the reporting of prepaid distribution rights for our Transactional TV segment;

  •
  the assessment of goodwill, intangibles and other long-lived assets; and

  •
  the valuation and recognition of share-based compensation.

        The Company bases its estimates and judgments on historical experience and on various other factors that are considered reasonable under the circumstances, the results of which form the basis for making judgments that are not readily apparent from other sources. Actual results could differ materially from these estimates.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash in banks and cash equivalents, which are highly liquid investment instruments with original maturities of less than 90 days.

Restricted Cash

        Restricted cash during the periods presented includes amounts that are contractually restricted in connection with agreements between the Company and certain film producers. Restricted cash at March 31, 2007 also included approximately $1.7 million held in escrow pursuant to the MRG acquisition agreement.

FDIC Limits

        The Company maintains cash deposits with major banks, which exceed federally insured limits. At March 31, 2008, the Company exceeded the federally insured limits by approximately $17.5 million. The Company periodically assesses the financial condition of the institutions and estimates that the risk of any loss is minimal.

Marketable Securities

        Short and long-term marketable securities are classified as available-for-sale securities and are stated at fair market value. Marketable securities during the periods presented consist of certificates of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deposit, floating rate securities (also referred to as auction rate securities) and various debt securities with varying maturity lengths.

Fair Value of Financial Instruments

        The fair value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other assets and liabilities approximate their carrying value due to their short-term maturities.

Accounts Receivable

        The majority of the Company's accounts receivable is due from customers in the cable and satellite industries and from the film distribution industry. Credit is extended based on an evaluation of a customer's financial condition and collateral is not required. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Customer balances that remain outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the cable, satellite and film distribution industries as a whole. Bad debt is reflected as a component of operating expenses in the consolidated statements of income and when a specific account receivable is determined to be uncollectible, the Company reduces both its accounts receivable and allowances for uncollectible accounts accordingly.

        Accounts receivable balances associated with the Film Production segment's repped content includes the entire license fee due to the Company from the licensee. Amounts collected for these receivables are disbursed to the Company and the producers of the licensed films in accordance with the terms of the related producer agreements.

Prepaid Distribution Rights

        The Transactional TV and Direct-to-Consumer segments' film and content libraries consist of film licensing agreements. The Company accounts for the licenses in accordance with Statement of Financial Accounting Standard ("SFAS") No. 63, Financial Accounting by Broadcasters. In accordance with SFAS No. 63, the Company capitalizes the costs associated with the licenses as well as certain editing costs and amortizes these capitalized costs on a straight-line basis over the term of the licensing agreement (generally 5 years). Under the provisions of SFAS No. 63, costs associated with such license agreements should be amortized using a basis that is consistent with the manner in which the related film revenue is expected to be recognized. In accordance with the provisions of SFAS No. 63, the Company amortizes the cost of prepaid distribution rights on a straight-line basis because each usage of the film is expected to generate similar revenue and the revenue for the films is expected to be recognized ratably over the related license term. The Company regularly reviews and evaluates the appropriateness of amortizing film costs on a straight-line basis as opposed to an alternative method of amortization such as an accelerated basis. Based on these analyses, the Company has determined that the amortization of the film library costs using a straight-line basis most accurately reflects the manner in which the revenue for the related films will be recognized.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company periodically reviews the film and content libraries and assesses whether the unamortized cost approximates the fair market value of the libraries. In the event that the unamortized costs exceed the fair market value of the film libraries, the Company will expense the excess of the unamortized costs to reduce the carrying value to the fair market value. During the fiscal year ended March 31, 2007, the Company expensed $0.4 million of unamortized costs associated with the Direct-to-Consumer segment's licensed content library. During a periodic review of the film library and in connection with efforts to increase the quality of the products provided by this segment, the Company determined that certain identified content did not meet the quality standards necessary for future distribution. As a result, the Company determined that the identified content had no future value and accordingly, the Company recorded an impairment expense to write-off the remaining unamortized costs for this content. This write-off is included in the charge for asset dispositions and impairments line item in the consolidated statements of income. The Company had no write-offs of prepaid distribution rights during the fiscal years ended March 31, 2008 or 2006.

Film Costs

        The Company capitalizes its share of film costs in accordance with Statement of Position ("SOP") 00-2, Accounting by Producers or Distributors of Films. Film costs include costs to develop and produce films, which primarily consist of salaries, equipment and overhead costs. Film costs include amounts for completed films and films still in development. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of the films. Interest expense associated with film costs is not capitalized because the duration of productions is short-term in nature. The cost of film libraries acquired by the Company is also included as a component of film costs. Films are typically direct-to-television in nature. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Film cost valuations are reviewed on a title-by-title basis when an event or circumstance indicates that the fair value of the title is less than the unamortized cost. Adjustments associated with film cost valuations could have a material impact on the Company's financial position and results of operations in future periods.

        Capitalized film costs are recognized as an expense within cost of sales using the film forecast method. Under this method, capitalized film costs are expensed based on the proportion of the film's revenue recognized for such period relative to the film's estimated remaining ultimate revenue, not to exceed ten years. Ultimate revenue is the estimated total revenue expected to be recognized over a film's useful life. Film revenue associated with this method includes amounts from all sources on an individual-film-forecast-computation method, as defined by SOP 00-2. Estimates of ultimate revenue are reviewed periodically and adjusted if appropriate, and amortization is also adjusted on a prospective basis for such a change in estimate. Changes in estimated ultimate revenue could be due to a variety of factors, including the proportional buy rates of the content as compared to competitive content as well as the level of market acceptance of the television product.

        During the year ended March 31, 2008, the Company recorded an impairment expense of approximately $0.7 million associated with two Film Production segment owned content events. The events were originally valued when the Company acquired MRG in 2006. As part of the Company's process to continually assess the expected performance of owned content, the Company obtained additional information that indicated the actual performance of the events would not meet the original estimates that were established when the Company acquired MRG. As a result, the Company recorded

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

an impairment charge of approximately $0.7 million representing the difference in the unamortized film costs and the fair value of the events. This difference was recorded as a charge for asset dispositions and impairments within the Film Production segment. The Company had no similar write-offs during the years ended March 31, 2007 or 2006.

Equipment and Furniture

        Equipment and furniture are stated at historical cost less accumulated depreciation. The cost of maintenance and repairs to equipment and furniture is expensed as incurred, and significant additions and improvements are capitalized. The capitalized costs of leasehold and building improvements are depreciated using a straight-line method over the estimated useful life of the assets or the term of the related leases, whichever is shorter. All other equipment and furniture assets are depreciated using a straight-line method over the estimated useful life of the assets.

        At March 31, equipment and furniture consisted of the following (in thousands):

	2008	2007
Furniture and fixtures	$875	$819
Computers, equipment and servers	6,825	7,240
Leasehold improvements	2,713	2,698

Equipment and furniture, at cost	10,413	10,757
Less accumulated depreciation	(5,552)	(6,223)

Equipment and furniture, net	$4,861	$4,534

        Depreciation expense was approximately $1.5 million, $1.3 million, and $1.3 million for the years ended March 31, 2008, 2007, and 2006, respectively. During the years ended March 31, 2008 and 2007, the Company retired approximately $1.3 million and $2.7 million, respectively, of fully depreciated equipment.

        At March 31, 2008, the estimated useful lives of equipment and furniture assets were as follows:

Furniture and fixtures	3 to 5 years
Computers, equipment and servers	3 to 5 years
Leasehold improvements	5 to 10 years

Recoupable Costs and Producer Advances

        Recoupable costs and producer advances represent amounts paid by the Company that are expected to be subsequently recouped through the collection of fees associated with the Company's licensing of repped content. In connection with the Film Production segment's repped content operations, the Company enters into sales agency agreements whereby the Company acts as a sales agent for a producer's film ("Sales Agency Agreements"). These Sales Agency Agreements typically include provisions whereby certain costs that are incurred for marketing will be paid by the Company on behalf of the producer (such as movie trailer and ad material costs). The Company may also pay the producer a nonrefundable advance for the related film prior to the distribution of such film. As the

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company subsequently licenses the producer's film and license fees are collected, the recoupable costs and producer advances are recouped by the Company through these license fee collections. License fees typically are not paid to the producer of the related film until such recoupable costs and producer advances have been fully recovered by the Company.

        The Company evaluates recoupable costs and producer advances for impairment based on estimates of future license fee collections. An impairment of these assets could occur if Company estimates indicated that it would be unable to collect fees from the licensing of a film sufficient to recover the related outstanding recoupable costs and producer advances. During the fiscal year ended March 31, 2008, the Company incurred impairment charges related to recoupable costs and producer advances of $0.2 million. No material impairment charges were incurred during the fiscal years ended March 31, 2007 or 2006.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of cost over the fair market value of net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite useful lives are not amortized but instead are tested for impairment annually.

        Other identifiable intangible assets primarily include amounts paid to acquire non-compete agreements with certain key executives, contractual and non-contractual customer relationships, intellectual property rights, patents and below market rent. These costs are capitalized and amortized on a straight-line basis over their estimated useful lives that range from 2.5 to 15 years.

Long-Lived Assets

        The Company continually reviews long-lived assets and certain identifiable intangible assets held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In evaluating the fair value and future benefits of such assets, the Company considers the anticipated undiscounted future net cash flows of the individual assets over the remaining amortization period and recognizes an impairment loss if the carrying value exceeds the expected future cash flows. The impairment loss is measured based upon the difference between the fair value of the asset and its recorded carrying value. During the years ended March 31, 2008 and 2007, the Company recorded impairment expenses of approximately $0.3 million and $0.1 million, respectively. The assets were identified in connection with the Company's periodic review of long-lived asset carrying values, and the write-offs are included in the impairment expense line item in the consolidated statements of income. The assets associated with the year ended March 31, 2008 impairment charge were reported within the Transactional TV segment operations, and the assets associated with the March 31, 2007 impairment charge were reported within the Direct-to-Consumer segment. No impairment charge was recorded during the year ended March 31, 2006.

Deferred Producer Liabilities

        Deferred producer liabilities represent outstanding amounts due to the producer or to be retained by the Company upon the collection of license fee amounts related to the sale of repped content by the Film Production segment. In accordance with the Sales Agency Agreements entered into by the

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company and repped content producers, when license fees associated with the Company's sale of repped content are collected, the amounts are paid to the producer and/or to the Company. Amounts are paid to the Company for its sales agency commission, recoupment of outstanding film costs and producer advances ("Recoupable Costs") or as market fee revenue. The terms of the Sales Agency Agreements provide that collected license fees are distributed to the producer and/or to the Company based on a specific allocation order as defined by those agreements. The allocation order is dependent on certain criteria including total license fee collections, outstanding Recoupable Cost balances and certain other criteria as specified by the Sales Agency Agreements. Because these criteria cannot be reasonably determined until the license fees are collected, the appropriate allocation order of uncollected license fees cannot be established. Accordingly, the uncollected license fee amounts are recorded as deferred producer liabilities until such time as the amounts are collected and the allocation order can be reasonably determined.

Income per Share

        Basic income per share is computed on the basis of the weighted average number of common shares outstanding. Diluted income per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilutive effect of outstanding warrants and stock options.

Revenue Recognition

        The Company's revenue consists primarily of fees earned through the electronic distribution of its licensed and owned content through various media outlets including cable multiple system operators ("MSOs"), direct broadcast satellite ("DBS") providers, the hospitality industry, the internet and wireless platforms, premium movie services, and other available media channels. Revenue also consists of fees earned through the licensing of third-party content whereby the Company acts as a sales agent for the film producer. Revenue is recognized when persuasive evidence of an arrangement exists, the services have been rendered or delivery conditions for the completed film have been satisfied, the license period related to Film Production segment arrangements has begun and the customer can begin exploitation of the content, the fee is fixed or determinable and its collection is probable. The process involved in evaluating the appropriateness of revenue recognition involves judgment including estimating monthly revenue based on historical data and determining collectability of fees.

Transactional TV Segment Pay-Per-View and VOD Services

        The Transactional TV segment's pay-per-view ("PPV") and VOD revenue are recognized based on pay-per-view or video-on-demand buys and monthly subscriber counts reported each month by cable MSOs, DBS providers and hospitality providers. The actual monthly sales information is not typically reported to the Transactional TV segment until approximately 30 - 90 days after the month of service. This practice requires management to make monthly revenue estimates based on the Transactional TV segment's historical experience with each customer. Revenue may be subsequently adjusted to reflect the actual amount earned upon receipt of the monthly sales reports. The impact from adjusting estimated revenue to actual revenue has historically been immaterial.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transactional TV Segment Advertising

        Revenue from the advertising of products on the Company's PPV networks is recognized in the same month that the related advertised product is sold, as reported by the Company's third party partners. Revenue from spot advertising is recognized in the month the spot is run on the Transactional TV segment's networks.

Transactional TV Segment C-Band Services

        C-Band network services were sold through customer subscriptions that ranged from a one month period to a three month period. Revenue associated with these services was recognized on a straight-line basis over the term of the subscription. The Company discontinued the provision of C-Band services during the third quarter of fiscal year 2008.

Film Production Segment Owned Content Licensing

        Revenue from the licensing of films is recognized consistent with the provisions of SOP 00-2. In accordance with that provision, revenue is recognized when persuasive evidence of an arrangement exists, the delivery conditions of the completed film have been satisfied, the license period of the arrangement has begun, the fee is fixed or determinable and collection of the fees is probable. For agreements that involve the distribution of content to the home video market, pay-per-view market and video-on-demand market, the Company is unable to determine or reasonably estimate the fees earned from customers in advance of receiving the reported earnings because the market acceptance varies unpredictably by film. As a result, the Company's share of licensing revenue from these arrangements is not recognized until the amounts are reported by the customers.

Film Production Segment Repped Content Licensing

        In accordance with the provisions of Emerging Issues Task Force ("EITF") Issue No. 99-19, the Company recognizes revenue from represented film licensing activities on a net basis as an agent. The revenue recognized for these transactions represents only the sales agency fee earned by the Company on the total licensing fee. The producers' share of the licensing fee is recorded as a liability by the Company until the balance is remitted to the producer. The agreements entered into with the producers may also provide for a marketing fee that can be earned by the Company. The marketing fee is stated as a fixed amount and is earned by the Company as collections from film licensing fees are received. The Company recognizes marketing fees as revenue when the amounts become determinable and the collection of the fee is probable. The revenue recognition of the marketing fee generally corresponds to the performance of the related marketing activities.

Direct-to-Consumer Segment Internet Membership Fees

        Revenue from internet membership fees is recognized over the life of the membership. The Company records an allowance for refunds based on expected membership cancellations, credits and chargebacks.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Contemporaneous Purchases and Sales

        The Company periodically enters into multiple-element transactions whereby the customer is also a vendor. These arrangements are documented in one or more contracts. In considering the appropriate method of accounting for these arrangements, the Company considered various authoritative accounting literature including:

  •
  Accounting Principles Board ("APB") Opinion No. 29, Accounting for Nonmonetary Transactions;

  •
  SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29;

  •
  EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer; and

  •
  EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

        Consistent with the considered authoritative accounting literature, the Company records each element of contemporaneous purchase and sales transactions based on the respective proportional estimated fair values of the products or services purchased and the products or services sold. Fair value is determined by considering objective, reliable evidence which might include quoted market prices (if available), historical transactions or comparable transactions executed for individual elements. If the Company is unable to reasonably estimate the fair value of the products or services purchased, then the cash consideration given by the Company to the customer is characterized as a reduction in revenue.

Purchases of Multiple Products or Services

        In determining the appropriate accounting treatment for the purchase of multiple products and/or services contemporaneously in one or more contracts, the Company considers the same authoritative accounting literature as mentioned above under the Contemporaneous Purchases and Sales discussion. Consistent with that literature, the Company accounts for the transactions by first determining the fair value of the individual elements to the transaction through the use of objective, reliable evidence of fair value. Based on the determined fair value of each element, the Company allocates the total consideration associated with the arrangement to each element based on its fair value and applies the cost recognition accounting policies to each individual element.

Producer-for-Hire Arrangements

        The Company's Film Production segment periodically acts as a producer-for-hire for certain customers. Through these arrangements, the Company provides services and incurs costs associated with the film production, and the Company earns a fee for its services once the film has been delivered and accepted by the customer. The Company maintains no ownership rights for the produced content. Revenue for these arrangements is recognized when persuasive evidence of an arrangement exists, the film has been delivered and accepted by the customer, the fee is fixed and determinable and collection is probable. The costs incurred for production in these arrangements are initially recorded as a deferred cost within the current assets section of the balance sheet, and the deferred costs are subsequently recorded as a cost of sales when the Company recognizes revenue for the related services. During the fiscal year ended March 31, 2008, the Company completed and recognized revenue on a producer-for-hire arrangement and recorded previously deferred expenses as cost of sales. At March 31, 2008, the Company has no deferred costs recorded in connection with producer-for-hire arrangements. The Company had no significant producer-for-hire arrangements during the year ended March 31, 2007 or 2006.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

        The Company expenses advertising costs, which includes tradeshow related expenses, as incurred. Advertising costs for the years ended March 31, 2008, 2007 and 2006 were approximately $1.1 million, $1.5 million and $0.9 million, respectively.

Income Taxes

        The Company makes certain estimates and judgments in determining its income tax provision expense. These estimates and judgments are used in the determination of tax credits, benefits and deductions, and the calculation of certain tax assets and liabilities which are a result of differences in the timing of the recognition of revenue and expense for tax and financial statement purposes. The Company also uses estimates and judgments in determining interest and penalties on uncertain tax positions. Significant changes to these estimates could result in a material change to the Company's tax provision in subsequent periods.

        The Company is required to evaluate the likelihood that it will be able to recover its deferred tax assets. If the Company's evaluation determines that the recovery is unlikely, it would be required to increase the provision for taxes by recording a valuation allowance against the deferred tax assets equal to the amount that is not expected to be recoverable. The Company currently estimates that these deferred tax assets will be recoverable. If these estimates were to change and the Company's assessment indicated it would be unable to recover the deferred tax assets, the Company would be required to increase its income tax provision expense in the period of the change in estimate.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of tax regulations. Effective at the beginning of the first fiscal quarter of 2008, the Company adopted the provisions of Financial Accounting Standards Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 contains a two-step approach to recognizing and measuring uncertain tax position liabilities accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This process is based on various factors including, but not limited to, changes in facts and circumstances, changes in tax law, settlement of issues under audit, and new audit activity. Changes to these factors and the Company's estimates regarding these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Comprehensive Income

        In accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income, the Company's comprehensive income includes all changes in equity (net assets) during the period from non-owner sources. During the periods presented, comprehensive income includes the Company's net income and unrealized gains and losses on available-for-sale securities.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, SFAS No. 157 was amended by FASB Staff Position ("FSP") 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions and FSP 157-2, Effective Date of FASB Statement No. 157: Fair Value Measurements. As such, SFAS No. 157 (as amended) is partially effective for measurements and disclosures of financial assets and liabilities for fiscal years beginning after November 15, 2007 and is fully effective for measurement and disclosure provisions on all applicable assets and liabilities for fiscal years beginning after November 15, 2008. The Company does not expect that the adoption of SFAS No. 157 (as amended) will have a material impact on its results of operations and financial position.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies to business combinations for which the acquisition date is on or after December 15, 2008. The adoption of SFAS No. 141(R) will change the accounting treatment for business combinations on a prospective basis beginning in the third quarter of fiscal year 2009.

        In December 2007, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin (SAB) 110 to amend the SEC's views discussed in SAB 107 regarding the use of the simplified method in developing an estimate of the expected life of stock options in accordance with SFAS No. 123(R). The adoption of SAB 110 did not have a material impact on the Company's results of operations or financial position.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the fiscal year beginning April 1, 2008 for the Company, although earlier adoption is permitted. The Company does not expect the adoption of SFAS No. 159 will have a material impact on its results of operations and financial position.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—INCOME PER SHARE

        The components of basic and diluted income per share are as follows (in thousands, except per share data):

	Year Ended March 31,
	2008	2007	2006
Net income	$8,660	$12,309	$11,283

Average outstanding shares of common stock	24,020	23,920	22,876
Dilutive effect of warrants/stock options	128	435	462

Common stock and common stock equivalents	24,148	24,355	23,338

Basic income per share	$0.36	$0.51	$0.49

Diluted income per share	$0.36	$0.51	$0.48

        Options and warrants which were excluded from the calculation of diluted earnings per share because the exercise price of the options and warrants was greater than the average market price of the common shares, or because the impact on the calculation of certain options and warrants associated with unrecognized compensation and related tax benefits were approximately 1.0 million, 0.6 million and 0.5 million for the years ended March 31, 2008, 2007 and 2006, respectively. Inclusion of these options and warrants would be antidilutive.

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS

        During the fiscal years ended March 31, 2007 and 2006, the Company had four shareholder approved stock option plans: the 1998 Incentive Stock Plan, the 1999 Incentive Stock Plan, the Millennium Incentive Stock Option Plan and the 2001 Incentive Stock Plan (collectively referred to as the "Plans").

        Under the Plans, options could be granted by the Compensation Committee to officers, employees, and directors. Options granted under the Plans could either be incentive stock options or non-qualified stock options. Incentive stock options were transferable only upon death. The maximum number of shares of common stock subject to options of any combination that could be granted during any 12-consecutive-month period to any one individual was limited to 250,000 shares. Incentive stock options could only be issued to employees of the Company or subsidiaries of the Company. The exercise price of the options was determined by the Compensation Committee, but in the case of incentive stock options, the exercise price could not be less than 100% of the fair market value on the date of grant.

        Under the Plans, no incentive stock option could be granted to any person who owns more than 10% ("10% Shareholders") of the total combined voting power of all classes of the Company's stock unless the exercise price is at least equal to 110% of the fair market value on the date of grant. No incentive stock options could be granted to an optionee if the aggregate fair market value of the stock with respect to which incentive stock options were exercisable by the optionee in any calendar year under all such plans of the Company and its affiliates exceeds $100,000. Options could be granted under each Plan for terms of up to 10 years, except for incentive stock options granted to 10% Shareholders, which were limited to five-year terms.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

        The aggregate number of shares that could be issued under each plan was as follows:

1998 Incentive Stock Plan	750,000
1999 Incentive Stock Plan	1,500,000
Millennium Incentive Stock Option Plan	2,500,000
2001 Incentive Stock Plan	500,000

        The Plans were adopted to provide the Company with a means to promote the long-term growth and profitability of the Company by:

  i)
  providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and

  ii)
  enabling the Company to attract, retain, and reward the best available people for positions of substantial responsibility.

        During the quarter ended September 30, 2007, the Company adopted the New Frontier Media, Inc. 2007 Stock Incentive Plan (the "2007 Plan"), which was approved by the Company's shareholders. The purpose of the 2007 Plan was to replace the prior Plans with one incentive plan. No awards or grants are available to be made under the prior Plans. Under the 2007 Plan, employees and directors of the Company may be granted incentive stock options, restricted stock, bonus stock and other awards, or any combination thereof. There were 1,250,000 shares of the Company's common stock originally authorized for issuance under the 2007 Plan and the maximum number of shares of common stock that may be subject to one or more awards granted to a participant during any calendar year is 350,000 shares. As of March 31, 2008, approximately 0.9 million shares of the Company's common stock were available for issuance under the 2007 Plan.

        For stock options and stock appreciation awards issued under the 2007 Plan, the exercise price must be at least equal to 100% of the fair market value at the date of grant. For restricted stock and other awards issued under the 2007 Plan, any full value award that is not subject to the minimum vesting periods under the 2007 Plan must not exceed 5% of the aggregate number of shares of common stock that may be issued under the 2007 Plan. In general, full value awards (any award other than a stock option, stock appreciation right, or other award for which the holder pays the intrinsic value) are required to vest over a period of not less than three years from the grant date for those full value awards that vest based solely on employment with the Company or one year following the commencement of the performance period for full value awards that vest based upon the attainment of performance goals. Options issued under the 2007 Plan shall have a term of no more than 10 years from grant date.

Share-Based Compensation

        Effective April 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payments. SFAS No. 123(R) requires employee and non-employee director stock options to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. The Company previously accounted for awards granted under its stock incentive plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and provided the required pro forma disclosures

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, as amended. The exercise price of options granted was equal to or greater than the market price of the Company's common stock on the date of grant. Accordingly, no share-based compensation was recognized in the financial statements prior to April 1, 2006.

        Under the modified prospective method of adoption for SFAS No. 123(R), the compensation cost recognized by the Company beginning in April 2006 includes (a) compensation cost for all equity incentive awards granted prior to, but not yet vested as of April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all equity incentive awards granted subsequent to April 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The Company uses the straight-line attribution method to recognize share-based compensation costs over the requisite service period of the award.

        The Company has various stock plans for key employees and non-employee directors which were stockholder approved and under which nonqualified and incentive stock options have been granted as noted above. Options granted by the Company generally vest over a one to four-year period and expire ten years from the grant date. During the year ended March 31, 2008, all stock options issued were from the 2007 Plan. Net cash proceeds from the exercise of stock options and warrants were $0.5 million, $2.8 million and $0.8 million for the years ended March 31, 2008, 2007 and 2006, respectively. The Company issues new shares of common stock upon the exercise of stock options.

        Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits or shortfalls relative to the recognized cumulative compensation cost (excess tax shortfall or benefits) be classified as financing cash flows. For the year ended March 31, 2008, the Company recorded a $0.1 million tax shortfall within financing cash flows. For the year ended March 31, 2007, the Company recorded a $0.8 million tax benefit within financing cash flows.

        The following table summarizes the effects of share-based compensation during the years ended March 31, 2008 and 2007, resulting from the application of SFAS No. 123(R) to options granted under the Company's stock plans. This expense is included in cost of sales and selling, general and administrative expenses (in thousands, except per share amounts):

	Year Ended March 31,
	2008	2007
Share-based compensation expense before income taxes	$906	$1,034
Income tax benefit	(335)	(407)

Total share-based compensation expense after income taxes	$571	$627

Share-based compensation effects on basic earnings per common share	$0.02	$0.03

Share-based compensation effects on diluted earnings per common share	$0.02	$0.03

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

        Pro forma information required under SFAS No. 123 for the years prior to fiscal year 2007 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company's stock plans was as follows (in thousands, except per share amounts):

Year Ended March 31, 2006
Net income, as reported	$11,283
Less: Fair value of share-based compensation excluded from net income, net of tax	(747)

Pro forma net income	$10,536

Basic income per share
As reported	$0.49

Pro forma	$0.46

Diluted income per share
As reported	$0.48

Pro forma	$0.45

        For share-based compensation recognized during the fiscal year ended March 31, 2008 and 2007 as a result of the adoption of SFAS No. 123(R) as well as pro forma disclosures according to the original provisions of SFAS No. 123 for the periods prior to the adoption of SFAS No. 123(R), the Company uses the Black-Scholes option pricing model to estimate the fair value of options granted under the Company's stock plans. The weighted average estimated values of employee stock option grants, as well as the weighted average assumptions that were used in calculating the values for the years ended March 31, 2008, 2007 and 2006 were as follows:

	Year Ended March 31,
	2008	2007	2006
Weighted average estimated value	$1.40	$4.61	$3.16
Expected term (in years)	5	5	4
Risk free interest rate	3.5%	4.8%	4.0%
Volatility	53%	64%	66%
Dividend yield	8%	#	—%

#
For stock options issued through the nine months ended December 31, 2006, the dividend yield was 0%. For stock options issued during the three months ended March 31, 2007, the dividend yield was 3.3%.

        Volatility assumptions were derived using historical volatility data. The expected term data was stratified between officers and non-officers. The expected term was determined using the weighted average exercise behavior for these two groups of employees. During the quarter ended March 31, 2007, the Company's future dividend yield at the time the options were issued was to be determined as 60% of free cash flow and so the dividend yield assumption used for stock options issued during that period was based on a forecast estimate of the Company's future free cash flow determined at the

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—EMPLOYEE EQUITY INCENTIVE PLANS (Continued)

approximate date that the related stock options were issued. The dividend yield assumption for stock options issued during the year ended March 31, 2008 was based on the declared dividend as approved by the Board of Directors divided by the Company's end of day stock price on the related date of the stock option grant.

        Share-based compensation expense recognized in the consolidated statements of income for the year ended March 31, 2008 and 2007 is based on awards ultimately expected to vest, reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and are different for officers and non-officers. The forfeiture rate for officers during each of the years ended March 31, 2008 and 2007 is 0%. The forfeiture rate for non-officers during the years ended March 31, 2008 and 2007 is 16% and 17%, respectively. In pro forma information required under SFAS No. 123 for the periods prior to fiscal 2007, the Company accounted for forfeitures as they occurred.

        The following table includes certain information related to the Company's compensatory stock option and warrant activity for the year ended March 31, 2008:

	Stock Options	Warrants	Total	Weighted-Average Exercise Price	Aggregate Intrinsic Value (in thousands)(1)	Weighted-Average Remaining Contractual Term (Years)
Outstanding at March 31, 2007	1,607,927	28,000	1,635,927	$6.69
Granted	462,500	—	462,500	$5.37
Exercised	(94,225)	—	(94,225)	$5.43	$191
Forfeited/Cancelled	(248,400)	—	(248,400)	$7.02

Outstanding at March 31, 2008	1,727,802	28,000	1,755,802	$6.36	$1,177	7

Options and warrants exercisable at March 31, 2008	1,052,652	28,000	1,080,652	$6.61	$663	6

Options and warrants vested and expected to vest at March 31, 2008—Non-Officers	703,485	28,000	731,485	$6.71	$390	7

Options and warrants vested and expected to vest at March 31, 2008—Officers	995,000	—	995,000	$6.15	$746	7

(1)
The aggregate intrinsic value represents the difference between the exercise price and the value of New Frontier Media, Inc. stock at the time of exercise or at the end of the year if unexercised.

        As of March 31, 2008, there was $0.4 million and $1.1 million of total unrecognized compensation costs for non-officers and officers, respectively, related to stock options granted under the Company's equity incentive plan. The unrecognized compensation cost for non-officers and officers is expected to be recognized over a weighted average period of 2.6 years and 3.3 years, respectively. The aggregate intrinsic value of options exercised during the year ended March 31, 2006 was $1.5 million.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—MARKETABLE SECURITIES

        Marketable securities are required to be categorized as trading, available-for-sale or held-to-maturity. On March 31, 2008 and 2007, the Company had no trading or held-to-maturity securities. The marketable securities held by the Company at March 31, 2008 and 2007 are considered to be available-for-sale and are reported at fair value. Available-for-sale securities held by the Company at March 31, 2008 were as follows (in thousands):

		Gross Unrealized
	Gross Amortized Cost			Estimated Fair Value
		Gains	Losses
Corporate debt securities	$97	$—	$—	$97
Municipal securities	828	5	—	833

Total available-for-sale securities	$925	$5	$—	$930

        The contractual maturities of these investments as of March 31, 2008, were as follows (in thousands):

	Available-for-Sale Securities
Year Ended March 31,	Gross Amortized Cost	Fair Value
2009	$925	$930

        Available-for-sale securities held by the Company at March 31, 2007 were as follows (in thousands):

		Gross Unrealized
	Gross Amortized Cost			Estimated Fair Value
		Gains	Losses
Bank debt	$1,148	$—	$(1)	$1,147
Floating rate securities	2,500	—	—	2,500
Mortgage-backed securities	1,000	—	(1)	999
Corporate debt securities	971	—	(25)	946
Municipal securities	3,679	—	(3)	3,676

Total available-for-sale securities	$9,298	$—	$(30)	$9,268

        The contractual maturities of these marketable securities as of March 31, 2007, were as follows (in thousands):

	Available-for-Sale Securities
Year Ended March 31,	Gross Amortized Cost	Fair Value
2008	$8,710	$8,681
2009	588	587

Total available-for-sale securities	$9,298	$9,268

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—ACQUISITIONS

        On February 10, 2006, the Company completed the acquisition of MRG by acquiring all of the outstanding capital stock of MRG. MRG produces and distributes erotic thrillers which are distributed in both the U.S. and internationally on premium movie services. MRG also produces and distributes adult, reality-based content that is distributed in the U.S. through both DBS providers and cable MSOs. The Company acquired MRG to expand its portfolio to the rapidly growing market for softer, erotic content, as well as to the market for erotic, event-type content. The acquisition also provides established relationships in international markets and provides access to a library of content that can be monetized through current distribution networks.

        The aggregate purchase price of $21.1 million consisted of $15.0 million in cash, 748,570 shares of New Frontier Media, Inc. common stock valued at approximately $5.0 million, and approximately $1.1 million in fees and expenses incurred by the Company. Approximately $2.6 million of cash was initially held in escrow pending the resolution of certain contingencies. A portion of these escrow funds was released in the prior fiscal year in connection with the settlement of certain liabilities related to the acquisition, and the remaining outstanding escrow funds of $1.6 million were released to the former owners of MRG during the current fiscal year.

        As part of the MRG acquisition, the Company entered into an earn-out arrangement which provides for three additional earn-out payments totaling $2.0 million payable to the selling shareholders of MRG over a three year term if certain performance targets as defined by the purchase agreement are achieved each year. The 2006 calendar year earn-out target was exceeded and the amount due to the former principals of MRG of approximately $0.7 million was paid in May 2007. In accordance with the provisions of EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, the earn-out amount was recorded as an expense because the future earn-out consideration would be forfeited if the selling shareholders' employment terminated.

        During the first nine months of calendar year 2007, the Company estimated that the second annual earn-out target for the twelve months ended December 31, 2007 would also be met. However, actual results for MRG were not sufficient to achieve the second annual performance target. As a result, the previously accrued earn-out liability of approximately $0.5 million was reversed. The second annual earn-out payment could still be obtained by the selling shareholders of MRG if the performance results in year three of the earn-out period exceed the related year three target by an amount greater than the year two target shortfall. If actual performance or estimates for the twelve month period ending December 31, 2008 indicate that an overachievement equal to the shortfall in 2007 is likely to occur, the Company may be required to record the earn-out expenses that were reversed in the third quarter of the current fiscal year in subsequent future periods. The Company does not believe that the year three earn-out or recoupment of the year two earn-out is probable based on current estimates and historical performance data. As a result, the Company has not accrued any earn-out amounts at March 31, 2008.

        The aggregate purchase price and costs associated with the MRG acquisition exceeded the net fair value of the assets acquired and liabilities assumed and in accordance with the provisions of SFAS No. 141, this excess amount was recorded as goodwill. The goodwill recognized in connection with the acquisition reflects additional value that the Company expects to achieve through the use of the MRG content library and the distribution of that content through new distribution platforms such as video-on-demand via the cable and hotel markets. The Company also expects to achieve additional

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—ACQUISITIONS (Continued)

value through the MRG international relationships which could assist in providing new opportunities to expand the Transactional TV segment into new distribution networks. The aggregate purchase price of MRG was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as follows (in thousands):

Cash and cash equivalents	$287
Accounts receivable	2,242
Film library	10,561
Other current assets	67
Equipment and furniture	137
Recoupable costs and producer advances	1,233
Identifiable intangible assets	3,646
Line of credit	(4,520)
Accounts payable	(490)
Producers payable	(1,330)
Other current liabilities	(3,009)
Deferred tax liability	(2,586)

Total fair value of net assets acquired	6,238
Goodwill	14,865

Net purchase price	$21,103

        The aggregate purchase price and costs associated with the acquisition initially exceeded the preliminary estimated fair value of the net assets acquired by $13.0 million. During the quarter ended June 30, 2006, the Company completed the valuation of the intangible assets acquired in the MRG transaction. Based on this valuation, the amount allocated to the non-compete agreements declined from $4.6 million to $2.1 million, and $1.4 million was allocated to contractual/non-contractual relationships with a 5-year life. The net decrease in the value of the intangible assets of $1.1 million was reclassified to goodwill. In addition, goodwill increased by $0.7 million due to the deferred tax liability established in connection with the value allocated to the contractual/non-contractual relationships and from certain other miscellaneous valuation updates. During the quarter ended March 31, 2007, the Company resolved certain tax liabilities that existed at the initial acquisition date which resulted in an addition of $0.1 million to goodwill.

        The allocation of the purchase price was based on a third-party valuation of the fair value of identifiable intangible assets and certain equipment and furniture. The cost of the identifiable intangible assets is amortized on a straight-line basis over periods ranging from 2.5 years to 5 years. The intangible assets include a non-compete of $2.1 million (5 year life), contractual/noncontractual relationships of $1.4 million (5 year life) and a below market lease of $0.2 million (2.5 year life). The $10.6 million value of the film library reflects a $5.2 million increase in the historical value as a result of the third-party valuation. The film library will be amortized on the individual-film-forecast method. Goodwill is not deductible for tax purposes and will be reported within the Film Production segment assets. The results of MRG have been included in the consolidated financial statements since the acquisition date.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—ACQUISITIONS (Continued)

        Unaudited pro forma results of operations based on historical operating results for the year ended March 31, 2006 assuming the acquisition was effective April 1 of the fiscal year is as follows (in thousands, except per share data):

Year Ended March 31, 2006
Net sales	$59,600

Net income	$10,971

Basic income per share	$0.46

Diluted income per share	$0.46

        The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operation that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

        In accordance with the provisions of SFAS No. 141, the Company is required to estimate the fair value of the tangible assets and liabilities and the identifiable intangible assets of an acquired business. The aggregate purchase price paid for the business is allocated to those assets and liabilities based on the determined fair values, and any unallocated purchase price is recorded as goodwill. The unallocated value that is recorded as goodwill is not amortized to the Company's consolidated statements of income but is instead subject to an annual impairment test. Estimates inherent in the process of this purchase price allocation include assumptions regarding the timing and amounts of future cash inflows and outflows, the salability of content, selection of discount rates, and general market conditions. Where appropriate, third-party valuation professionals are used to assist the Company in making these estimates.

Goodwill

        Goodwill is classified within the segment that employs the goodwill in its operations. Changes in the carrying amount of goodwill for the years ended March 31, 2008 and 2007, by reportable segment, are as follows (in thousands):

	Transactional TV	Film Production	Total
Balance as of March 31, 2006	$3,743	$13,001	$16,744
Adjustments to MRG purchase price allocation	—	1,864	1,864

Balance as of March 31, 2007	3,743	14,865	18,608

Balance as of March 31, 2008	$3,743	$14,865	$18,608

        In accordance with the provisions of SFAS No. 142, the Company performs an impairment analysis on goodwill at the reporting segment level annually, or more frequently if events or changes in circumstances indicate that it might be impaired. The impairment test consists of a comparison of the

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

estimated fair value of the reporting segment with its book value, including goodwill. If the estimated fair value of a reporting unit is less than the book value, then an impairment is deemed to have occurred. The Company reviewed its recorded goodwill for potential impairment at March 31, 2008 and concluded that goodwill was not impaired.

Other Identifiable Intangible Assets

        Intangible assets that are subject to amortization are as follows (in thousands, except useful life):

		March 31, 2008			March 31, 2007
	Useful Life (Years)	Gross Carrying Amounts	Accumulated Amortization	Net	Gross Carrying Amounts	Accumulated Amortization	Net
Non-Compete agreement	5	$2,131	$(899)	$1,232	$2,070	$(483)	$1,587
Contractual/Noncontractual relationships	5	1,375	(596)	779	1,375	(321)	1,054
Below market leases and other	2.5-15	278	(223)	55	278	(148)	130
Intellectual property	5	540	(18)	522	—	—	—
Patent	5	460	(15)	445	—	—	—

		$4,784	$(1,751)	$3,033	$3,723	$(952)	$2,771

        Amortization expense for intangible assets subject to amortization for March 31, 2008, 2007 and 2006 was approximately $0.8 million, $0.7 million and $0.3 million, respectively.

        Amortization expense for intangible assets subject to amortization in each of the next five fiscal years ended March 31, 2009, 2010, 2011, 2012 and 2013 is estimated to be approximately $0.9 million, $0.9 million, $0.8 million, $0.2 million and $0.2 million, respectively.

NOTE 7—PREPAID DISTRIBUTION RIGHTS

        The Company's Transactional TV and Direct-to-Consumer segments' film and content libraries consist of film licensing agreements. The Company capitalizes the costs associated with the licenses and certain editing costs and amortizes these costs on a straight-line basis over the term of the licensing agreement. The components of prepaid distribution rights are as follows (in thousands):

	March 31,
	2008	2007
Gross carrying amount	$17,828	$17,434
Accumulated amortization	(7,447)	(8,350)

Net carrying amount	$10,381	$9,084

        Amortization expense for prepaid distribution rights for March 31, 2008, 2007 and 2006 was approximately $3.2 million, $3.5 million and $4.1 million, respectively. During the years ended March 31, 2008 and 2007, the Company retired approximately $4.1 million and $6.4 million, respectively, of fully amortized prepaid distribution rights.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—FILM COSTS

        The components of film costs, which are primarily direct-to-television, are as follows (in thousands):

	March 31,
	2008	2007
In release, net	$4,876	$6,204
Completed, not yet released	246	63
In production	2,504	724

Total capitalized film costs, net	$7,626	$6,991

        The Company expects to amortize approximately $3.3 million in capitalized film production costs during fiscal year 2009. The Company expects to amortize substantially all unamortized film costs for released films by March 31, 2011.

NOTE 9—INCOME TAXES

        The components of the income tax provision for the years ended March 31 were as follows (in thousands):

	2008	2007	2006
Current
Federal	$4,421	$8,623	$5,851
State	824	1,065	731

Total current	5,245	9,688	6,582

Deferred
Federal	(3)	(1,422)	(620)
State	(163)	(270)	(138)

Total deferred	(166)	(1,692)	(758)

Total	$5,079	$7,996	$5,824

        A reconciliation of the expected income tax computed using the federal statutory income tax rate to the Company's effective income tax rate is as follows for the years ended March 31:

	2008	2007	2006
Income tax computed at federal statutory tax rate	35.0%	35.0%	34.0%
State taxes, net of federal benefit	3.2	3.4	3.1
Change in valuation allowance	—	—	(3.6)
Non-deductible items	(0.2)	0.3	0.5
Other	(1.0)	0.7	0.0

Total	37.0%	39.4%	34.0%

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        Significant components of the Company's deferred tax liabilities and assets as of March 31 are as follows (in thousands):

	2008	2007
Deferred Tax Liabilities
Depreciation	$(14)	$(137)
Goodwill	(583)	(315)
Film library	(1,985)	(1,229)
Tax method changes	(419)	(636)
Identifiable intangibles	(353)	(423)
Other	(58)	(47)

Total deferred tax liabilities	(3,412)	(2,787)

Deferred Tax Assets
Net operating loss carryforward	924	990
Deferred revenue	285	269
Asset disposition, impairment and other reserves	456	18
Allowance for doubtful accounts and reserve for sales returns	96	23
Share-based compensation	699	362
Capital loss carryforward	4	4
Accruals	149	359
Identifiable intangibles	271	129
Other	353	185

Total deferred tax assets	3,237	2,339

Net deferred tax liability	$(175)	$(448)

        The Company realized tax benefits for the tax deductions from option and warrant exercises of $0.1 million, $1.0 million, and $0.5 million for the years ended March 31, 2008, 2007 and 2006, respectively. These deductions result in an increase in additional paid-in capital.

        Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

        The Company has deferred tax assets that have arisen primarily as a result of operating losses incurred and other temporary differences between book and tax accounting. SFAS No. 109, Accounting for Income Taxes, requires the establishment of a valuation allowance when, based on an evaluation of objective evidence, there is a likelihood that some portion or all of the deferred tax assets will not be realized. As of March 31, 2008, the Company determined that it was more likely than not that its deferred tax asset related to its net operating losses would be recognized and accordingly no valuation allowance has been recorded.

        Net deferred tax liabilities of approximately $2.5 million pertain to certain temporary differences related to purchased intangibles, the film library and accounting method changes, which arose as part of the MRG acquisition completed during the prior fiscal year.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

        The Company has net operating loss carryforwards of approximately $2.3 million for Federal Income Tax purposes, which expire through 2019. For tax purposes there is an annual limitation of approximately $208,000 for the remaining 11 years on all of the Company's net operating loss under Internal Revenue Code Section 382. Internal Revenue Code Section 382 also places a limitation on the utilization of net operating losses carryforwards when an ownership change, as defined in the tax law, occurs. Generally, an ownership change occurs when there is a greater than 50 percent change in ownership. When a change occurs the actual utilization of net operating loss carryforwards, for tax purposes, is limited annually to a percentage of the fair market value of the Company at the time of such change.

        Effective at the beginning of the first fiscal quarter of 2008, the Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The adoption of FIN No. 48 did not affect the Company's liability for unrecognized tax benefits as no new uncertain tax positions were recognized. The total amount of gross unrecognized tax benefits as of the date of adoption was $1.8 million and was classified as long-term income taxes payable. $0.4 million of these gross unrecognized tax benefits would impact the effective tax rate if realized. The Company's policy to include interest related to unrecognized tax benefits within interest expense and income tax penalties as income tax expense on the consolidated statements of income did not change as a result of implementing the provisions of FIN No. 48. As of the date of adoption of FIN No. 48, the Company had $0.2 million and $0 accrued for the payment of interest and penalties, respectively, relating to unrecognized tax benefits.

        For the fiscal year ended March 31, 2008, the aggregate changes in the balance of unrecognized tax benefits were as follows (in thousands):

Beginning balance at April 1, 2007 (date of adoption)	$1,849
Decrease in balance related to tax positions taken in prior periods	(11)

Ending balance at March 31, 2008	$1,838

        In accordance with the provisions of FIN No. 48, the Company has total unrecognized tax benefits of approximately $1.8 million of which approximately $0.2 million are not expected to be settled within one year and have been classified as other long-term liabilities at March 31, 2008. If the Company were to prevail on all uncertain tax positions, the net effect is estimated to be a benefit to the Company's effective tax rate of approximately $0.4 million. During the fiscal year ended March 31, 2008, the Company had accrued approximately $0.4 million and $0 of interest expense and penalties, respectively, of which approximately $0.1 million was recognized through interest expense during the year ended March 31, 2008. If the Company were to prevail on all uncertain tax positions, the reversal of this accrual would result in a benefit to the Company.

        In accordance with the provisions of FIN No. 48, the Company estimates that it is reasonably possible that the short-term unrecognized tax benefits will be settled during the fiscal year ending

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—INCOME TAXES (Continued)

March 31, 2009 because either a) the more-likely-than-not recognition threshold will be met during the period, b) the tax is settled through negotiation or litigation, or c) the statute of limitations for the relevant taxing authority to examine and challenge the tax position will expire. At this time, an estimate of the range of reasonably possible outcomes cannot be made.

        The Company files U.S. federal and state income tax returns. With few exceptions, the Company is no longer subject to examination of its federal and state income tax returns for years prior to fiscal 1999.

NOTE 10—CASH DIVIDENDS AND STOCK REPURCHASE

        In December 2005, the Company's Board of Directors approved a 2.0 million share repurchase plan to be executed over 30 months. The Company repurchased approximately 0.6 million and 0.3 million shares of common stock during fiscal years 2008 and 2007, respectively, in accordance with this plan for a total purchase price of approximately $3.9 million and $2.2 million, respectively. In June 2008, the Board of Directors extended the duration of the stock repurchase program through June 2010.

        On December 7, 2006, the Company's Board of Directors declared a special dividend of $0.60 per share. The Company paid this dividend in February 2007 to shareholders of record on January 15, 2007. During each of the quarters in fiscal year 2008, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock. The Company paid approximately $9.0 million in cash dividends through March 31, 2008. Additionally, as of March 31, 2008, the Company had a dividend payable of $3.0 million that was subsequently paid in April 2008. The Board of Directors did not declare a quarterly dividend for the first quarter of fiscal year 2009, and the payment of future quarterly dividends is at the discretion of the Board of Directors.

NOTE 11—SEGMENT INFORMATION

        The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes reporting and disclosure standards for an enterprise's operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the Company's senior management.

        The Company has the following three reportable segments:

  •
  Transactional TV—distributes branded adult entertainment programming networks and VOD content through electronic distribution platforms including cable television and DBS operators.

  •
  Film Production—produces and distributes mainstream films and erotic features and events. These titles are distributed on U.S. and international premium channels and pay-per-view channels across a range of cable and satellite distribution platforms. The Film Production segment also distributes a full range of independently produced motion pictures to markets around the world. Additionally, this segment periodically provides producer-for-hire services to certain major Hollywood studios.

  •
  Direct-to-Consumer—aggregates and resells adult content via the Internet. The Direct-to-Consumer segment sells content to monthly subscribers primarily through its consumer websites. This segment also includes the results of a set-top box and IPTV business that began

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SEGMENT INFORMATION (Continued)

    incurring costs in the fourth quarter of fiscal year 2008 in connection with the testing of the business model concept.

        Expenses reported as Corporate Administration include all costs associated with the operation of the public holding company, New Frontier Media, Inc. that are not directly allocable to the Transactional TV, Film Production, or Direct-to-Consumer segments. These costs include, but are not limited to, legal and accounting expenses, insurance, registration and filing fees with NASDAQ, executive employee costs, and the Securities and Exchange Commission ("SEC"), investor relations and printing costs associated with the Company's public filings and shareholder communications.

        The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment profit is based on income before income taxes. The reportable segments are distinct business units, separately managed with different distribution channels. The selected balance sheet information and operating results of the Company's segments at the dates and during the periods presented below were as follows (in thousands):

	Year Ended March 31,
	2008	2007	2006
Net Sales
Transactional TV	$40,998	$47,242	$43,150
Film Production	13,094	13,694	1,172
Direct-to-Consumer	1,819	2,335	2,529

Total	$55,911	$63,271	$46,851

Segment Profit
Transactional TV	$21,286	$27,675	$22,986
Film Production	2,307	2,182	(216)
Direct-to-Consumer	(28)	(689)	354
Corporate Administration	(9,826)	(8,863)	(6,017)

Total	$13,739	$20,305	$17,107

Interest Income
Transactional TV	$2	$3	$11
Film Production	7	23	—
Corporate Administration	702	1,215	1,144

Total	$711	$1,241	$1,155

Interest Expense
Transactional TV	$—	$—	$23
Direct-to-Consumer	2	1	4
Corporate Administration	155	228	14

Total	$157	$229	$41

Depreciation and Amortization
Transactional TV	$4,541	$4,470	$5,084
Film Production	3,619	6,818	609
Direct-to-Consumer	111	254	289
Corporate Administration	14	12	9

Total	$8,285	$11,554	$5,991

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SEGMENT INFORMATION (Continued)

        The majority of the Company's sales are derived from the United States. International sales based on the geographic billing location of the customer were approximately $4.8 million, $4.9 million and $0.8 million for the years ended March 31, 2008, 2007 and 2006, respectively.

        The Company's total identifiable asset balance by operating segments is as follows (in thousands):

	March 31,
	2008	2007	2006
Identifiable Assets
Transactional TV	$125,500	$104,444	$77,407
Film Production	34,269	30,520	32,531
Direct-to-Consumer	17,904	16,462	15,854
Corporate Administration	47,838	56,268	54,111
Eliminations	(141,850)	(119,478)	(93,138)

Total	$83,661	$88,216	$86,765

NOTE 12—MAJOR CUSTOMERS

        The Company's major customers (revenue in excess of 10% of total sales) are EchoStar Communications Corporation ("DISH"), DirecTV, Inc. ("DirecTV"), Comcast Corporation ("Comcast") and Time Warner, Inc. ("Time Warner"). These customers are included in the Transactional TV and Film Production segments. Revenue from these customers as a percentage of total revenue for each of the three years ended March 31 is as follows:

	2008	2007	2006
Comcast	18%	14%	12%
DISH	14%	21%	35%
Time Warner	14%	12%	14%
DirecTV	13%	13%	—%

        The Company's outstanding accounts receivable balances due from its major customers as of March 31 are as follows (in thousands):

	2008	2007
Comcast	$1,882	$1,919
DISH	1,817	2,174
Time Warner	1,015	1,374
DirecTV	2,011	1,088

Total	$6,725	$6,555

        The loss of any of the Company's major customers would have a materially adverse effect on the Company's results of operations and financial condition.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES

        The following table reflects the Company's contractual cash obligations as of March 31, 2008 for each of the time periods specified (in thousands):

Year Ended March 31,	Operating Leases	Vendor Obligations	Total
2009	$1,938	$5,033	$6,971
2010	2,032	4,178	6,210
2011	1,802	1,785	3,587
2012	1,092	1,219	2,311
2013	663	1,099	1,762
Thereafter	319	4,500	4,819

Total minimum payments	$7,846	$17,814	$25,660

        For the purposes of this table, contractual obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, such as fixed or minimum services to be purchased and the approximate timing of the transaction. Obligations to acquire specified quantities of movie license rights that are subject to the delivery of the related movies are included in vendor obligations because the Company estimates that the movies will be delivered in the specified time periods.

        The Company has recorded long-term income taxes payable of approximately $0.2 million for uncertain tax positions, reduced by the associated federal deduction for state taxes. The Company also has $1.6 million of uncertain tax positions recorded as current taxes payable at March 31, 2008. The Company is unable to reliably estimate the timing of future payments, if any, related to these uncertain tax positions. Therefore, the amounts have been excluded from the above table.

Operating Lease Obligations

        The Company maintains non-cancelable leases for office space and equipment under various operating leases. The leases for office space expire through November 2013 and contain annual Consumer Price Index escalation clauses. The Company's Transactional TV segment has entered into direct lease agreements that expire through December 2010 with an unrelated party for the use of transponders to broadcast its channels on satellites. As the lessee of transponders under the transponder agreements, the Company is subject to arbitrary refusal of service by the service provider if that service provider determines that the content being transmitted by the Company is harmful to the service provider's name or business. Any such service disruption would substantially and adversely affect the financial position and results of operations of the Company. The Company also bears the risk that the access of their networks to transponders may be restricted or denied if a governmental authority commences an investigation concerning the content of the transmissions. Additionally, certain cable operators may be reluctant to carry less edited or partially edited adult programming on their systems. If either of the above scenarios occurred, it could adversely affect the Company's financial position and results of operations. The Company had no equipment under capital lease at March 31, 2008 or 2007.

        Rent expense for the years ended March 31, 2008, 2007 and 2006 was approximately $1.7 million, $2.1 million and $2.3 million, respectively, which includes transponder expenses.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—COMMITMENTS AND CONTINGENCIES (Continued)

Vendor Obligations

        From time to time, the Company enters into arrangements with movie studios to acquire license rights for a fixed and/or minimum quantity of movies over various purchase periods as defined by the agreements. Additionally, the Company is party to certain uplinking, transport and marketing services that contractually obligate the Company to receive services over specified terms as per these arrangements. The Company is also obligated to make future payments associated with its purchase of intellectual property and patent rights. These contractual obligations are reflected in the above table as vendor obligations.

Employment Contracts

        The Company employs certain key executives under non-cancelable employment contracts in Colorado, California, Arizona, Florida and Georgia. These employment contracts expire through March 2010.

        Commitments under these obligations at March 31, 2008 were as follows (in thousands):

Year Ended March 31,
2009	$4,010
2010	529

Total obligation under employment contracts	$4,539

Acquisition Earn-out

        As discussed in Note 5—Acquisitions, the MRG acquisition agreement provides that the Company would be required to pay up to approximately $1.3 million related to the calendar years ended 2007 and 2008 if certain performance targets as defined by the purchase agreement are achieved during the calendar year ended 2008. The Company does not believe that the achievement of these performance targets will occur based on current estimates and historical performance data and as a result, the Company has not accrued any earn-out amounts at March 31, 2008. If actual performance or estimates for the twelve month period ending December 31, 2008 indicate that the performance targets will be met, the Company may be required to record an earn-out expense in subsequent periods.

NOTE 14—BORROWING ARRANGEMENTS

        In July 2007, the Company obtained a $7.5 million line of credit from an outside financial institution. Amounts borrowed under the line of credit can be used to support the Company's short-term working capital needs. The line of credit is secured by the Company's trade accounts receivable and will mature in July 2008. The interest rate applied to borrowings under the line of credit is based on the current prime rate less 0.13%. The terms of the line of credit include certain defined negative and affirmative covenants customary for facilities of this type, and the Company was in compliance with these covenants at March 31, 2008. The Company has made no borrowings under the line of credit.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—DEFINED CONTRIBUTION PLAN

        The Company sponsors a 401(k) retirement plan. The plan covers substantially all eligible employees of the Company. Employee contributions to the plan are elective, and the Company has discretion to match employee contributions. All contributions by the Company are vested over a three-year period. Contributions by the Company for the years ended March 31, 2008, 2007, and 2006 were approximately $0.3 million, $0.3 million and $0.2 million, respectively.

NOTE 16—SHAREHOLDER RIGHTS PLAN

        On November 29, 2001, the Company's Board of Directors adopted a Stockholder Rights Plan in which Rights will be distributed at the rate of one Right for each share of the Company's common stock held by stockholders of record as of the close of business on December 21, 2001. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock after November 29, 2001, or commences a tender offer upon consummation of which the person or group would beneficially own 15% or more of the Company's outstanding common stock. Each Right will initially be exercisable at $10.00 and will expire on December 21, 2011.

NOTE 17—RELATED PARTY TRANSACTIONS

        The Company paid approximately $0.2 million, $0.4 million and $0.1 million to Isaacman, Kaufman & Painter during the fiscal years ended March 31, 2008, 2007 and 2006, respectively, associated with legal services. The Company's board member, Alan Isaacman, is a Senior Member of Isaacman, Kaufman & Painter. Additionally, the Company had outstanding payables to the co-presidents of MRG totaling approximately $21 thousand and $0.6 million as of March 31, 2008 and 2007, respectively, and the Company paid approximately $0.6 million associated with these outstanding payables to the co-presidents during the year ended March 31, 2008. The payments and amounts due to the co-presidents of MRG are associated with certain MRG acquisition related transactions.

NOTE 18—LEGAL PROCEEDINGS

        During the quarter ended March 31, 2007, the Company participated in mediation with TVN Entertainment Corporation ("TVN") regarding a complaint that was originally filed by TVN in the Superior Court of the State of California for the County of Los Angeles in 2005. The original complaint related to a Licensing, Encoding and Transport agreement (the "Transport Agreement") entered into by TVN and the Company's Transactional TV segment. The complaint alleged that under the Transport Agreement, TVN was entitled to certain fees for transport services even in those circumstances where TVN was not the party providing the transport services. The Company responded to the complaint with certain counterclaims and a general denial of the allegations. In July 2007, the Company and TVN resolved the dispute. In connection with the resolution of the dispute, the Company paid $0.5 million in consideration of the dismissal and release of claims by TVN regarding past non-payment of fees which were accrued at March 31, 2007, and the Company agreed to pay TVN a quarterly fee of approximately $0.1 million (beginning with the quarter ended June 30, 2007) through the quarter ended March 31, 2010 for certain additional services provided by TVN.

        In the normal course of business, the Company is subject to various other lawsuits and claims. Management of the Company believes that the final outcome of these matters, either individually or in the aggregate, will not have a material effect on its financial statements.

NEW FRONTIER MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—QUARTERLY INFORMATION (UNAUDITED)

        The consolidated results of operations on a quarterly basis were as follows (in thousands, except per share amounts):

				Earnings Per Common Share
		Gross Margin
	Net Sales		Net Income	Basic	Diluted
2008
First quarter	$12,940	$9,143	$1,497	$0.06	$0.06
Second quarter	12,430	8,971	2,145	0.09	0.09
Third quarter	17,921	11,049	3,132	0.13	0.13
Fourth quarter	12,620	9,062	1,886	0.08	0.08

Total	$55,911	$38,225	$8,660	$0.36	$0.36

2007
First quarter	$16,328	$10,999	$3,549	$0.15	$0.15
Second quarter	16,166	10,971	3,654	0.15	0.15
Third quarter	16,569	11,825	3,384	0.14	0.14
Fourth quarter	14,208	9,845	1,722	0.07	0.07

Total	$63,271	$43,640	$12,309	$0.51	$0.51

NOTE 20—SUBSEQUENT EVENTS

        On April 4, 2008, the Company paid a $0.125 per share quarterly dividend as directed by the Board of Directors to shareholders of record on March 24, 2008. The total cash disbursed by the Company for the divided was approximately $3.0 million. As described in Note 10, the Board of Directors did not declare a quarterly dividend for the first quarter of fiscal year 2009, and the payment of future quarterly dividends is at the discretion of the Board of Directors. Additionally, in June 2008 the Board of Directors extended the duration of the stock repurchase program through June 2010.

        In April and May 2008, certain executive officers and other key employees executed new or amended employment contracts with the Company. The terms and conditions of the amended contracts are materially equivalent to the original agreements. The impact of the new and amended contracts on the Company's contractual future obligations is to increase the amounts by $0.9 million, $2.3 million and $1.6 million in each of the fiscal years ended March 31, 2009, 2010 and 2011, respectively.

SUPPLEMENTAL INFORMATION

VALUATION AND QUALIFYING ACCOUNTS—SCHEDULE II

(in thousands)

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Allowance for doubtful accounts
March 31, 2008	$41	$307	$(179)	$169

March 31, 2007	$32	$14	$(5)	$41

March 31, 2006	$24	$(1)	$9	$32

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Valuation allowance for deferred tax asset
March 31, 2008	$—	$—	$—	$—

March 31, 2007	$—	$—	$—	$—

March 31, 2006	$609	$(609)	$—	$—

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Reserve for chargebacks/credits
March 31, 2008	$7	$40	$(36)	$11

March 31, 2007	$9	$51	$(53)	$7

March 31, 2006	$14	$66	$(71)	$9

	Balance, Beginning of Year	Additions (Deductions) Charged to Operations	Additions (Deductions) from Reserve	Balance, End of Year
Accrued restructuring expense
March 31, 2008	$46	$(46)	$—	$—

March 31, 2007	$50	$—	$(4)	$46

March 31, 2006	$91	$(18)	$(23)	$50

NEW FRONTIER MEDIA, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned, revoking all previous proxies, hereby appoints each of Michael Weiner and Marc Callipari as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.0001 per share, of New Frontier Media, Inc. that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on Monday, August 25, 2008, at 9:00 a.m. (Pacific Daylight Time), at the Viceroy Santa Monica, 1819 Ocean Avenue, Santa Monica, California 90401, and at any adjournment thereof, in the election of directors and on the other matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as indicated on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR the election of each of the director nominees and FOR proposal 2. With respect to any other matters that may properly come before the annual meeting, the proxies may vote at their discretion. The board of directors currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable or unwilling to serve, this proxy will be voted for any other person or persons, if any, that the board of directors designates in such nominee's place.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES
AND "FOR" PROPOSAL 2.

1.
Election of the following director nominees to serve until the next annual meeting of shareholders and their successors are elected:

Nominees are: Michael Weiner, Melissa Hubbard, Alan Isaacman, David Nicholas, Hiram J. Woo, and Walter Timoshenko

FOR ALL NOMINEES LISTED ABOVE	WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED ABOVE	FOR ALL NOMINEES EXCEPT: (WRITE THE NAME(S) OF THE EXCEPTIONS IN THE SPACES BELOW)
☐	☐

2.
Ratification of the selection of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending March 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark here ☐ if your address has changed and provide
us with your new address in the space provided:

New Address:

Dated: , 2008

Signature(s) of Stockholder(s)

Title

Please mark, date, and sign exactly as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.